As filed with the Securities and Exchange Commission on December 14, 2004
Registration No. 333-119567

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Banknorth Group, Inc.

(Exact name of Registrant as specified in its charter)

Maine	6022	01-0437984
(State or other jurisdiction	(Primary Standard	(I.R.S. Employer
of incorporation	Industrial Classification	Identification No.)
or organization)	Code No.)

P.O. Box 9540

Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

William J. Ryan

Chairman, President and Chief Executive Officer
Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Gerard L. Hawkins, Esq	Lawrence M. F. Spaccasi, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.	Muldoon Murphy Faucette & Aguggia LLP
734 15th Street, N.W.	5101 Wisconsin Avenue, N.W.
Suite 1200	Washington, D.C. 20016
Washington, D.C. 20005	(202) 686-4966
(202) 347-0300

     Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer and sale is not permitted.

BOSTONFED BANCORP, INC.

17 New England Executive Park
Burlington, Massachusetts 01803
(781) 273-0300

December 14, 2004

Dear fellow shareholders,

     You are cordially invited to attend a special meeting of shareholders of BostonFed Bancorp, Inc. to be held on January 11, 2005 at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, at 2:00 p.m., local time. At the special meeting you will be asked to consider and vote upon a merger agreement between BostonFed and Banknorth Group, Inc. which sets forth the terms and conditions under which BostonFed will merge with and into Banknorth.

     If the merger is completed, each outstanding share of BostonFed common stock will be converted into the right to receive 1.241 shares of Banknorth common stock or, at the election of a holder of BostonFed common stock, 1.055 shares of Banknorth common stock and $6.12 in cash, without interest, plus in each case cash in lieu of any fractional share interest. Based on Banknorth’s closing stock price of $36.25 on the New York Stock Exchange on December 13, 2004, the latest practicable date prior to the mailing of this proxy statement/ prospectus, the implied value of 1.241 shares and 1.055 shares of Banknorth common stock was $44.99 and $38.24, respectively. We expect that the merger will generally be tax free to the extent that you exchange BostonFed common stock solely for Banknorth common stock in the merger.

     The merger cannot be completed unless the holders of a majority of the outstanding shares of BostonFed common stock vote in favor of approval and adoption of the merger agreement at the special meeting and the parties receive all required regulatory approvals, among other customary conditions.

     In deciding whether to vote in favor of the merger agreement, you should be aware that Banknorth has entered into a merger agreement with The Toronto-Dominion Bank, or TD, a Canadian chartered bank, Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD, and Banknorth Delaware Inc., a Delaware corporation and a wholly-owned subsidiary of Banknorth. Subject to the terms and conditions in the TD/Banknorth merger agreement, Banknorth will merge with and into Banknorth Delaware and immediately thereafter Berlin Merger Co. will merge with and into Banknorth Delaware. Upon completion of the TD mergers, each Banknorth shareholder will be entitled to receive, in exchange for the shares of Banknorth common stock owned by such shareholder, a package of consideration consisting of (1) a number of TD common shares equal to 0.2351 multiplied by the number of shares of Banknorth common stock owned by such shareholder, (2) an amount in cash equal to $12.24 multiplied by the number of shares of Banknorth common stock owned by such shareholder and (3) a number of shares of Banknorth Delaware common stock equal to 0.49 multiplied by the number of shares of Banknorth common stock owned by such shareholder, plus cash in lieu of any fractional share interests. Upon completion of the TD mergers, TD will own 51% of new Banknorth’s common stock and existing Banknorth shareholders will own the other 49%. As a result of the TD mergers, new Banknorth will be a Delaware corporation and will be named “TD Banknorth Inc.”

     The TD mergers are expected to close after the merger of BostonFed into Banknorth. As a result, if both the TD mergers and the BostonFed/ Banknorth merger are consummated, and you do not sell your shares of BostonFed common stock or the shares of Banknorth common stock which you acquire upon consummation of the BostonFed/ Banknorth merger, upon completion of the TD mergers, you will receive in exchange for your Banknorth common stock shares of TD common stock, shares of Banknorth Delaware common stock and cash. In addition, because the record date for the Banknorth special meeting to be held in connection with the TD mergers is before the closing of the BostonFed/ Banknorth merger, you will not be a shareholder of Banknorth entitled to vote on the TD/ Banknorth merger agreement.

     Based on our reasons for the proposed merger between BostonFed and Banknorth described in the accompanying proxy statement/ prospectus, including the opinion issued by our financial advisor, Sandler O’Neill & Partners, L.P., that, as of the date of the opinion, the consideration to be received by BostonFed shareholders in the merger is fair, from a financial point of view, to such shareholders, our board of directors believes that the merger is fair to you and in your best interests. Accordingly our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

     The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 31, and the annexes thereto, which include the merger agreement.

     Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card, or by voting by telephone or via the Internet in the manner described herein. Failure to vote your shares by mail, by telephone, via the Internet or in person at the special meeting will have the same effect as a vote against the merger agreement.

     Thank you for your cooperation.

Sincerely,

DAVID F. HOLLAND
Chairman, President and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Banknorth common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Banknorth common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This prospectus/proxy statement is dated December 14, 2004 and was first mailed to shareholders of BostonFed on or about December 17, 2004

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Banknorth and BostonFed from documents that may not be included in or delivered with this document. For a listing of the documents incorporated by reference in this document, please see “Where You Can Find More Information” beginning on page 101. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from the appropriate company at the following addresses or by telephone:

Banknorth Group, Inc.	BostonFed Bancorp, Inc.
P.O. Box 9540	17 New England Executive Park,
Two Portland Square	Burlington, Massachusetts 01803
Portland, Maine 04112-9540	Attention: John A. Simas
Attention: Jeff Nathanson	(781) 221-6307
(207) 761-8517

      You will not be charged for any of these documents that you request. If you would like to request documents, please do so by January 4, 2005 in order to receive them before the special meeting.

      For additional information regarding where you can find information about Banknorth and BostonFed, please see “Where You Can Find More Information” beginning on page 101.

(i)

BOSTONFED BANCORP, INC.

17 New England Executive Park
Burlington, Massachusetts 01803
(781) 273-0300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on January 11, 2005

       NOTICE IS HEREBY GIVEN that a special meeting of shareholders of BostonFed Bancorp, Inc. will be held on Tuesday, January 11, 2005, at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, at 2:00 p.m., local time, for the following purposes:

1. to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of June 20, 2004, between Banknorth Group, Inc. and BostonFed Bancorp, Inc., which sets forth the terms and conditions under which BostonFed will merge with and into Banknorth;

2. to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

3. to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      The board of directors has fixed the close of business on November 26, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of BostonFed common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

      Our board of directors has determined that the merger agreement is in the best interests of BostonFed and its shareholders and unanimously recommends that shareholders vote “FOR” approval and adoption of the merger agreement.

      Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy to vote your shares by calling the toll-free number or by using the Internet as described in the instructions with your proxy card. Failure to vote your shares by mail, by telephone, via the Internet or in person at the special meeting will have the same effect as a vote against the merger agreement.

By Order of the Board of Directors

JOHN A. SIMAS
Executive Vice President and Secretary

Burlington, Massachusetts
December 14, 2004

i

ii

QUESTIONS AND ANSWERS

ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q: What do I need to do now?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You also may vote by telephone or via the Internet. Voting by mail, telephone or via the Internet will ensure that your shares will be represented and voted at the special meeting.

Q: Why is my vote important?

A: The merger agreement must be approved and adopted by holders of a majority of the outstanding shares of BostonFed common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q: If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A: No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q: What if I fail to instruct my broker or bank?

A: If you fail to instruct your broker, bank or other nominee to vote your shares, they will not be voted and it will have the same effect as a vote against the merger agreement.

Q: Can I attend the meeting and vote my shares in person?

A: Yes. All shareholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a bank or broker or other means) to be admitted to the meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q: Can I change my vote?

A: Yes. If you are a shareholder of record, there are three ways you can change your vote after you have sent in your proxy card.

•	First, you may send a written notice to the secretary of BostonFed stating that you would like to revoke your proxy before the special meeting.

•	Second, you may complete and submit a new proxy card or vote again by telephone or via the Internet. Any earlier proxies will be revoked automatically.

•	Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

      If you hold your shares in street name and you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q: Should I send in my stock certificates now?

A: No. You should not send in your stock certificates at this time. Instructions for surrendering your BostonFed common stock certificates in exchange for the merger consideration will be sent to you in connection with the completion of the merger.

Q: Who should I call with questions?

A: You should call our proxy solicitor, The Altman Group, at (201) 460-1200. You also may contact the persons listed under “References to Additional Information” herein on page i.

SUMMARY

      This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, we, BostonFed, and Banknorth urge you to read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 101. Page references are included in this summary to direct you to a more complete description of the topics.

Parties to the proposed merger (Pages 82 and 83)

      Banknorth. Banknorth is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. Banknorth’s principal asset is all of the capital stock of Banknorth, NA, a national bank that was initially formed as a Maine-chartered savings bank in the mid-19th century. At September 30, 2004, Banknorth, NA had 387 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. Through Banknorth, NA and its subsidiaries, Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer, trust, investment advisory and insurance brokerage services. At September 30, 2004, Banknorth had consolidated assets of $29.0 billion and consolidated shareholders’ equity of $3.0 billion. Banknorth’s executive offices are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

      BostonFed. BostonFed is a Delaware corporation and a registered savings and loan holding company under the Home Owner’s Loan Act, as amended. BostonFed’s principal asset is all of the capital stock of Boston Federal Savings Bank, a federally-chartered savings bank. At September 30, 2004, Boston Federal Savings Bank had 16 banking offices located in Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. Through Boston Federal Savings Bank, BostonFed attracts deposits from the general public and utilizes these deposits and other sources of funds to acquire single-family residential loans and, to a lesser extent, commercial real estate, construction and consumer loans, as well as other permitted investments. At September 30, 2004, BostonFed had consolidated assets of $1.7 billion and consolidated shareholders’ equity of $98.7 million. BostonFed’s executive offices are located at 17 New England Executive Park, Burlington, Massachusetts 01803, and its telephone number is (781) 273-0300.

BostonFed shareholders will receive 1.241 shares of Banknorth common stock or, if they so elect, 1.055 shares of Banknorth common stock plus $6.12 in cash, without interest, for each share of BostonFed common stock exchanged in the merger (Page 53)

      Banknorth and BostonFed propose a merger in which BostonFed will merge with and into Banknorth, which will be immediately preceded by the merger of Boston Federal Savings Bank with and into Banknorth, NA. If the merger of BostonFed and Banknorth is completed, each outstanding share of BostonFed common stock (subject to certain exceptions) will be converted into the right to receive 1.241 shares of Banknorth common stock or, at the election of a holder of BostonFed common stock, 1.055 shares of Banknorth common stock and $6.12 in cash, without interest, plus in each case cash in lieu of any fractional share interest. (The 1.241 exchange ratio is sometimes referred to herein as the all stock exchange ratio, and the 1.055 exchange ratio is sometimes referred to herein as the stock/cash exchange ratio.)

      Banknorth will not issue fractional shares in connection with the merger. Instead, BostonFed shareholders will receive the value of any fractional share interest to which they are entitled in cash based on the closing sale price of a share of Banknorth common stock on the business day preceding consummation of the merger.

      You will need to surrender your BostonFed common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares and an election form in connection with the completion of the merger.

Recent Development — Banknorth and The Toronto-Dominion Bank have entered into an amended and restated merger agreement under which The Toronto-Dominion Bank will acquire 51% of the outstanding common stock of Banknorth following its reincorporation in Delaware (Page 16)

      Banknorth has entered into a merger agreement, dated as of August 25, 2004, with The Toronto-Dominion Bank, or TD, a Canadian chartered bank, Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD, and Banknorth Delaware Inc., a Delaware corporation and a wholly-owned subsidiary of Banknorth, which we refer to as new Banknorth or Banknorth Delaware. Subject to the terms and conditions in the TD/ Banknorth merger agreement, Banknorth will merge with and into Banknorth Delaware and immediately thereafter Berlin Merger Co. will merge with and into Banknorth Delaware (which we refer to collectively as the TD mergers). Upon completion of the TD mergers, each Banknorth shareholder will be entitled to receive, in exchange for the shares of Banknorth common stock owned by such shareholder, a package of consideration consisting of:

•	a number of TD common shares equal to 0.2351 multiplied by the number of shares of Banknorth common stock owned by such shareholder,

•	an amount in cash equal to $12.24 multiplied by the number of shares of Banknorth common stock owned by such shareholder and

•	a number of shares of new Banknorth common stock equal to 0.49 multiplied by the number of shares of Banknorth common stock owned by such shareholder.

      Banknorth Delaware shareholders will not receive any fractional shares of Banknorth Delaware common stock or any fractional TD common shares. Instead, TD will pay cash for any fractional shares of Banknorth Delaware common stock or any fractional TD common shares which such shareholders would have otherwise received.

      Upon completion of the TD mergers, TD will own 51% of new Banknorth’s common stock and existing Banknorth shareholders will own the other 49%. As a result of the TD mergers, new Banknorth will be a Delaware corporation and will be named “TD Banknorth Inc.”

      Banknorth Delaware shareholders who would otherwise be entitled to a fractional share of Banknorth Delaware common stock will instead receive an amount in cash based on the average of the closing sale prices for the Banknorth Delaware common stock on the New York Stock Exchange for the five trading days immediately following the closing date for the TD mergers, and Banknorth shareholders who would otherwise be entitled to a fractional TD common share will instead receive an amount in cash based on the average of the daily weighted average prices for the TD common shares on the Toronto Stock Exchange for the five trading days ending on the second trading day prior to such closing date, as such price is converted into U.S. dollars.

      It is anticipated that the first step to the transaction, in which Banknorth will reincorporate in Delaware, will be treated as a tax-free reorganization for United States federal income tax purposes, and Banknorth shareholders will not recognize gain or loss upon the exchange of Banknorth common stock solely for new Banknorth common stock. In the second step of the transaction, in which TD will acquire 51% of new Banknorth’s common stock, new Banknorth shareholders will be treated for United States federal income tax purposes as surrendering only those shares of new Banknorth common stock that are exchanged for TD common shares and cash (with the remaining shares of new Banknorth common stock being retained by such shareholders). The second step will be fully taxable to new Banknorth shareholders, who will recognize gain or loss equal to the difference between (1) the sum of the cash and the fair market value of the TD common shares received and (2) their adjusted tax basis in the 51% of the shares of Banknorth common stock that are surrendered in the second step of the transaction for TD common shares and cash. Banknorth shareholders will not recognize any gain or loss on the shares of new Banknorth that are retained in the second step of the transaction.

      In connection with the TD/ Banknorth merger agreement, TD, Banknorth and Banknorth Delaware entered into a stockholders agreement, dated as of August 25, 2004. This agreement contains, among other things, certain restrictions on TD’s acquisition and transfer of Banknorth Delaware common stock following the TD mergers, provisions dealing with corporate governance of Banknorth Delaware and other matters relating to TD’s ownership of Banknorth shares following completion of the TD mergers.

      Consummation of the TD mergers is subject to a number of customary conditions, including, but not limited to, (i) the approval of the TD/ Banknorth merger agreement and the related proposals to approve the governance and other provisions in the post-transaction certificate of incorporation of Banknorth Delaware by the shareholders of Banknorth and (ii) the receipt of requisite regulatory approvals of the TD mergers by applicable Canadian and United States regulatory agencies.

      There can be no assurance that the TD mergers will be consummated, or if they are consummated, when they will be consummated and what the value of the shares of Banknorth Delaware common stock and TD common shares will be following the TD mergers.

      The TD/ Banknorth merger agreement and the stockholders agreement were filed on October 5, 2004 with the Securities and Exchange Commission as exhibits to Banknorth’s amended Current Report on Form 8-K and are incorporated by reference in this document. See “Where You Can Find More Information.” In addition, the proxy statement/ prospectus which is part of the Form S-4/ F-4 registration statement filed by TD and Banknorth Delaware with the SEC (File Nos. 333-119517/119519) contains further information about the TD mergers. You should be aware that this registration statement is subject to review by the SEC and may be revised prior to being finalized. These filings are public documents which are available on the SEC’s web site at www.sec.gov. We urge you to obtain and review carefully the TD/ Banknorth merger agreement, the stockholders agreement and the Form S-4/ F-4 filed by TD and Banknorth Delaware in connection with the TD mergers.

      For additional information, see “Recent Development — TD/ Banknorth Merger Agreement” beginning on page 16 and “Unaudited Pro Forma Consolidated Financial Information of TD” beginning on page 103.

If both the BostonFed/ Banknorth merger and the TD mergers are consummated, and you do not sell your shares of BostonFed common stock or Banknorth common stock, upon completion of the TD mergers you will become a shareholder of TD and new Banknorth (Page 16)

      The TD mergers are expected to close after the merger of BostonFed into Banknorth. As a result, if both the TD mergers and the BostonFed/ Banknorth merger are consummated, and you do not sell your shares of BostonFed common stock and the shares of Banknorth common stock which you acquire upon consummation of the BostonFed/ Banknorth merger, upon completion of the TD mergers you will receive in exchange for your Banknorth common stock TD common shares, shares of Banknorth Delaware common stock and cash. To illustrate, if you hold 200 shares of BostonFed common stock and you exchange all of your BostonFed common stock for Banknorth common stock in the BostonFed/ Banknorth merger, you will be entitled to receive 248 shares of Banknorth common stock and a cash payment instead of the 0.20 of a share of Banknorth common stock that you otherwise would have received (i.e., 200 shares x 1.241 = 248.2 shares). If you continue to hold those 248 shares of Banknorth common stock until consummation of the TD mergers, you will be entitled to receive 58 TD common shares, $3,035 in cash and 121 shares of Banknorth Delaware common stock, plus a cash payment (for fractional shares) instead of the 0.30 of a TD common share and 0.52 of a share of Banknorth Delaware common stock that you otherwise would have received (i.e., 248 shares x .02351 = 58.30 shares, and 248 shares x 0.49 = 121.52 shares).

You will not have the opportunity to vote on the TD/ Banknorth merger agreement (Page 28)

      Because the record date for the Banknorth special meeting of shareholders to be held in connection with the TD mergers is before the closing of the BostonFed/ Banknorth merger, you will not be a shareholder of Banknorth entitled to vote on the TD/Banknorth merger agreement.

Upon consummation of the TD mergers, TD will be in a position to control the management and business of Banknorth (Page 27)

      Immediately after consummation of the TD mergers, TD will own 51% of the outstanding Banknorth Delaware common stock and may acquire additional shares subject to some limitations. This will put it in a position to control the management and business of Banknorth Delaware. As a result, TD generally will have the ability to control the outcome of any matter submitted for the vote or consent of Banknorth Delaware shareholders. The stockholders agreement provides that TD may increase the number of Class B directors of Banknorth Delaware (who are elected exclusively by TD) at any time to a majority of the entire board and that all corporate action by the Banknorth Delaware board will require the affirmative vote of both a majority of the entire board as well as a majority of the Class B directors (whether or not the Class B directors then constitute a majority of the entire board). Accordingly, TD generally will be able to control the outcome of all matters that come before the Banknorth Delaware board except in the specific instances where the stockholders agreement requires separate approval of the designated independent directors.

Comparative per share market price information (Page 80)

      The Banknorth common stock trades on the New York Stock Exchange, or NYSE, under the symbol “BNK,” and the BostonFed common stock trades on the American Stock Exchange, or AMEX, under the symbol “BFD.” On June 18, 2004, the last trading day preceding public announcement of the proposed merger, the Banknorth common stock closed at $32.64 per share and the BostonFed common stock closed at $31.25 per share. On December 13, 2004, the Banknorth common stock closed at $36.25 per share and the BostonFed common stock closed at $44.78 per share. The increase in the price of the Banknorth common stock subsequent to June 18, 2004 reflects, among other things, the public announcement of the TD/ Banknorth merger agreement.

      Banknorth cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Banknorth common stock from a newspaper, via the Internet or by calling your broker.

Comparative per share dividend information (Page 80)

      Banknorth and BostonFed currently pay a quarterly cash dividend to their respective shareholders. For the third quarter of 2004, Banknorth declared a cash dividend of $0.20 per share of Banknorth common stock and BostonFed declared a cash dividend of $0.16 per share of BostonFed common stock. Banknorth intends to continue to pay a quarterly cash dividend to its shareholders. Under the merger agreement, BostonFed may continue to declare and pay regular quarterly dividends at a rate not in excess of $0.16 per share on the BostonFed common stock during the period prior to consummation of the merger, provided that it coordinates the declaration of any such dividends on the BostonFed common stock and the record and payment dates therefor with that of the quarterly dividends paid on the Banknorth common stock so that holders of BostonFed common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter.

The tax consequences of the merger for BostonFed shareholders will be dependent on the merger consideration received (Page 75)

      Banknorth and BostonFed have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes and, accordingly, you generally will not recognize any gain or loss on the conversion of shares of BostonFed common stock solely into shares of Banknorth common stock. However, you generally will be taxed on the amount of cash you receive in exchange for your shares of BostonFed common stock or instead of any fractional share of Banknorth common stock that you would otherwise be entitled to receive. The parties’ obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger.

      Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Our financial advisor believes that the merger consideration is fair to BostonFed shareholders (Page 42)

      Among other factors considered in deciding to approve the merger, the BostonFed board of directors received the opinion of its financial advisor, Sandler O’Neill Partners, L.P., or Sandler O’Neill, that, as of June 20, 2004 (the date on which the BostonFed board of directors approved the merger agreement), the merger consideration was fair to the holders of BostonFed common stock from a financial point of view. This opinion was subsequently confirmed in writing as of the date of this document. The updated opinion of Sandler O’Neill is included as Annex II to this document. You should read this opinion completely. The opinion sets forth the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing the opinion. Sandler O’Neill’s opinion is directed to the BostonFed board of directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration a shareholder should elect in the merger or any other matter relating to the merger. BostonFed has agreed to pay Sandler O’Neill a fee of approximately $2.2 million in connection with the merger, based on the closing sale price of a share of Banknorth common stock on the NYSE on December 13, 2004 (assuming an all stock transaction), a substantial portion of which is contingent and payable upon consummation of the merger. BostonFed will pay Sandler O’Neill $200,000 in connection with rendering its June 20th opinion and has been paid $200,000 in connection with rendering its updated opinion. The $200,000 for the June 20th opinion will be credited against the transaction fee payable upon consummation of the merger.

Our board of directors unanimously recommends approval of the merger agreement (Page 36)

      Based on BostonFed’s reasons for the merger described herein, including the opinion of Sandler O’Neill referred to above, the BostonFed board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

Operations of Banknorth after the merger (Page 79)

      Banknorth expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies are expected to amount to approximately 35% of BostonFed’s current level of operating expenses and are to be derived primarily from reductions in personnel and the integration of other facilities and back-office operations. In addition, because BostonFed will be merged with and into Banknorth, the costs associated with BostonFed operating as a publicly-held entity also will be eliminated.

      Banknorth also anticipates that it will be able to increase revenues from the BostonFed franchise by selling products and services to BostonFed customers that are currently not offered by BostonFed. Banknorth has not estimated these revenue enhancements, however, and did not include them in its financial analysis of the merger.

      Based on the assumptions set forth above, and assuming that all stockholders of BostonFed elect to receive 1.055 shares of Banknorth common stock and $6.12 in cash, without interest, in exchange for each share of their BostonFed common stock, Banknorth anticipates that the acquisition of BostonFed will increase its earnings by $0.01 per diluted share in each of 2005 and 2006.

      Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized.

Date, time and location of the special meeting (Page 33)

      The special meeting will be held on Tuesday, January 11, 2005, at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts at 2:00 p.m., local time. At the special meeting, BostonFed shareholders will be asked to approve and adopt the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and to act on any other matters that may properly come before the special meeting.

Record date and voting rights for the special meeting (Page 33)

      You are entitled to vote at the special meeting if you owned shares of BostonFed common stock as of the close of business on November 26, 2004. You will have one vote at the special meeting for each share of BostonFed common stock that you owned on that date, subject to the restriction on voting contained in BostonFed’s certificate of incorporation. See “Comparison of the Rights of Shareholders — Voting Rights” on page 88.

      Shareholders of record may vote by mail, telephone, via the Internet or by attending the special meeting and voting in person. Each proxy returned to BostonFed (and not revoked) by a holder of BostonFed common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the merger agreement requires a majority vote by BostonFed shareholders (Page 35)

      The affirmative vote of the holders of a majority of the outstanding shares of BostonFed common stock is necessary to approve and adopt the merger agreement on behalf of BostonFed. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

Management of BostonFed owns shares that may be voted at the special meeting (Page 98)

      The directors and executive officers of BostonFed and their respective affiliates collectively owned approximately 8.6% of the outstanding shares of BostonFed common stock as of the record date for the special meeting. The directors of BostonFed, who in the aggregate can vote approximately 4.6% of the votes entitled to be cast at the special meeting, have entered into shareholder agreements with Banknorth under which they have agreed to vote all of their shares for approval and adoption of the merger agreement.

Banknorth and BostonFed must meet several conditions to complete the merger (Page 55)

      Completion of the merger depends on meeting a number of conditions, including the following:

•	shareholders of BostonFed must approve and adopt the merger agreement;

•	Banknorth and BostonFed must receive all required regulatory approvals for the merger and for the merger of Boston Federal Savings Bank into Banknorth, NA immediately prior to the merger, and any waiting periods required by law must have passed;

•	there must be no law, injunction or order enacted or issued preventing completion of the merger or the bank merger;

•	Banknorth and BostonFed must receive a legal opinion confirming that each of the bank merger and the merger will qualify as a reorganization for federal income tax purposes;

•	the Banknorth common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	the representations and warranties of each of Banknorth and BostonFed in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Banknorth or BostonFed, respectively; and

•	Banknorth and BostonFed must have complied in all material respects with their respective covenants in the merger agreement.

      Unless prohibited by law, either Banknorth or BostonFed could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Banknorth and BostonFed must obtain regulatory approvals to complete the merger and the bank merger (Page 57)

      To complete the merger and the bank merger, the parties need the prior approval of or waiver from the Federal Reserve Board, the Office of the Comptroller of the Currency of the United States, or OCC, and certain state regulatory authorities and prior notice of the transaction must be provided to the Office of Thrift Supervision. The U.S. Department of Justice will have an opportunity to comment during the approval process of the OCC and will have at least 15 but no more than 30 days following the approval of the OCC to challenge the approval on antitrust grounds. Banknorth and BostonFed have filed all necessary applications and notices with the applicable regulatory agencies and have received the approval of the OCC and a waiver from the Federal Reserve Board from the requirement to file a formal application with it in connection with the merger.

Banknorth and BostonFed may terminate the merger agreement (Page 66)

      Banknorth and BostonFed can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of BostonFed have already voted to approve it. Either party also can terminate the merger agreement in certain circumstances, including:

•	if any required regulatory approval for consummation of the merger or the bank merger is not obtained;

•	if the merger is not completed by May 31, 2005;

•	if the shareholders of BostonFed do not approve the merger agreement; or

•	if the other party materially breaches any of its representations, warranties or obligations under the merger agreement and the breach cannot be or has not been cured within 30 days of notice of the breach.

      In addition, Banknorth may terminate the merger agreement at any time prior to the special meeting if BostonFed (i) fails to recommend approval and adoption of the merger agreement or amends, withdraws or modifies such recommendation in any manner adverse to Banknorth, or takes any other action or makes any other statement in connection with the special meeting materially inconsistent with such recommendation, or (ii) materially breaches its obligations under the merger agreement by failing to call the special meeting or to mail to shareholders a proxy statement/ prospectus with respect to such meeting. Banknorth also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 25% or more of the outstanding BostonFed common stock and the board of directors of BostonFed recommends that BostonFed shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period. A $7.3 million fee would be payable by BostonFed in these and certain other circumstances.

      In addition, BostonFed may terminate the merger agreement if the market price of the Banknorth common stock (1) declines by more than 17.5%, from $32.64, during a specified period and (2) such decline is more than 17.5 percentage points greater than the decline, if any, in the value of the Nasdaq Bank Index during the same period. If this occurs, Banknorth could voluntarily elect to increase the exchange ratios, and thus issue more shares of Banknorth common stock, under a formula set forth in the merger agreement. Banknorth is not required to increase the exchange ratios, however, and it is possible under these circumstances that the BostonFed board of directors could conclude that proceeding with the merger at the lower price, rather than exercising BostonFed’s right to terminate the merger agreement, would still be in the best interests of BostonFed shareholders.

Banknorth and BostonFed may amend and extend the merger agreement (Page 66)

      The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting that by law requires approval by the shareholders of BostonFed without obtaining such approval.

BostonFed’s directors and executive officers have some interests in the merger that differ from your interests (Page 70)

      BostonFed’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of BostonFed. These interests include, among other things:

•	the payment of cash amounts to certain executive officers of BostonFed under existing employment agreements between BostonFed and such officers. In the case of David F. Holland, David P. Conley, John A. Simas, Shaun W. McGee and John D. Mullen, subject to the fulfillment of certain conditions, these payments are estimated at $3,493,288, $1,984,244, $1,367,104, $787,887 and $645,943, respectively;

•	an employment agreement entered into by Banknorth and David F. Holland in connection with the execution of the merger agreement, under which Mr. Holland will be employed by Banknorth on a part-time basis during the two-year period following the merger and receive $100,000 per year, as well as serve as vice chairman of the Massachusetts-based advisory board of Banknorth, N.A. during this period, without additional compensation;

•	the accelerated vesting of all outstanding unvested BostonFed stock options and restricted BostonFed common stock upon consummation of the merger;

•	the payment of a cash amount in lieu of an automatic grant of stock options required to be made to all participants in BostonFed’s 1997 Stock Option Plan, which amount to $126,279, $74,991, $51,316, $10,947 and $10,947 in the case of Messrs. Holland, Conley, Simas, McGee and Mullen, respectively;

•	the possible accelerated payment of amounts due to Messrs. Holland, Conley and Simas under certain supplemental retirement plans maintained by Boston Federal Savings Bank; and

•	Banknorth’s agreement to honor indemnification obligations of BostonFed, as well as to purchase liability insurance for BostonFed’s directors and officers for a six-year period following the merger, subject to the terms of the merger agreement.

      The board of directors of BostonFed was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

BostonFed is prohibited from soliciting other offers (Page 63)

      BostonFed has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Banknorth regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

The merger will be accounted for under the purchase method (Page 77)

      Banknorth will use the purchase method of accounting to account for the merger. Under this method, the total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Banknorth will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense.

Shareholders of Banknorth and BostonFed have different rights (Page 87)

      Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act, and BostonFed is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Upon consummation of the merger, shareholders of BostonFed will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by Banknorth’s articles of incorporation and bylaws and the Maine Business Corporation Act. The rights of shareholders of Banknorth differ in certain respects from the rights of shareholders of BostonFed.

BostonFed must pay Banknorth a termination fee in certain circumstances (Page 78)

      BostonFed must pay Banknorth a termination fee of $7.3 million if the merger agreement is terminated under specified circumstances.

BostonFed’s shareholders do not have dissenters’ rights (Page 79)

      The holders of BostonFed common stock do not have rights under Delaware law, the jurisdiction of incorporation of BostonFed, to dissent from the merger and obtain the fair value of their shares.

Unaudited comparative per share and selected financial data

      The following tables show per share financial information reflecting the merger of Banknorth and BostonFed (which is referred to as pro forma information) and summary historical data for each of Banknorth and BostonFed. The pro forma information assumes that the acquisition of BostonFed had been completed on the dates and at the beginning of the earliest periods indicated.

      Banknorth expects that the merger will result in certain reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had Banknorth and BostonFed been combined throughout the indicated periods.

      The summary historical financial data of Banknorth and BostonFed has been derived from historical financial information that Banknorth and BostonFed have included in prior filings with the SEC. The consolidated financial information of Banknorth and BostonFed at September 30, 2004 and for the nine months ended September 30, 2004 and 2003 has been derived from unaudited consolidated financial statements of Banknorth and BostonFed, which reflect, in the opinion of the managements of Banknorth and BostonFed, respectively, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. Certain amounts in the historical financial data of BostonFed have been reclassified to conform with the historical financial statement presentation of Banknorth.

      When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information in the other documents of Banknorth and BostonFed to which we refer. See “Where You Can Find More Information” beginning on page 101.

Unaudited Comparative Per Share Data

	Banknorth Common Stock			BostonFed Common Stock

		Pro Forma	Pro Forma		Pro Forma	Pro Forma
		Combined —	Combined —		Equivalent —	Equivalent —
	Historical	All Stock(1)	Stock/Cash(1)	Historical	All Stock(2)	Stock/Cash(2)

Net income per basic share:
Nine Months Ended September 30, 2004	$1.68	$1.65	$1.66	$0.35	$2.05	$1.75
Year ended December 31, 2003	2.18	2.15	2.16	0.75	2.67	2.28
Net income per diluted share:
Nine Months Ended September 30, 2004	1.65	1.62	1.62	0.35	2.01	1.71
Year ended December 31, 2003	2.15	2.11	2.12	0.71	2.62	2.24
Dividends declared per share(3):
Nine Months Ended September 30, 2004	0.59	0.59	0.59	0.48	0.73	0.62
Year ended December 31, 2003	0.70	0.70	0.70	0.64	0.87	0.74
Book value per share:
September 30, 2004	17.50	18.02	17.95	20.82	22.36	18.94
December 31, 2003	15.54	16.19	16.10	21.07	20.09	16.99
Tangible book value per share:
September 30, 2004	9.34	9.20	9.09	17.34	11.42	9.59
December 31, 2003	8.37	8.27	8.14	17.17	10.26	8.59

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by Banknorth and BostonFed, as adjusted for: (i) the estimated purchase accounting adjustments to be recorded (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods) and (ii) in the case of the all stock presentation, the estimated number of shares of Banknorth common stock to be issued in connection with the merger based on the 1.241 exchange ratio and assuming all shareholders of BostonFed exchange their shares solely for Banknorth common stock and, in the case of the stock/cash presentation, the estimated number of shares of Banknorth common stock to be issued in connection with the merger based on the 1.055 exchange ratio and the estimated amount of cash to be paid in connection with the merger assuming all shareholders of BostonFed elect the stock/cash option. A price of $32.47 was used for the Banknorth common stock in both these scenarios, which is the average closing price of the Banknorth common stock during the period two days before through two days after announcement of the proposed merger. Pro forma combined data at December 31, 2003 does not take into account two acquisitions by Banknorth completed on April 30, 2004 and the income attributable to another acquisition completed on December 31, 2003. Pro forma combined data for the nine months ended September 30, 2004 includes income from the two acquisitions completed on April 30, 2004 only from the date of acquisition. See “Information about Banknorth — Acquisitions,” beginning on page 82.

(2)	Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the 1.241 exchange ratio in the case of the all stock presentation and the 1.055 exchange ratio in the case of the stock/cash presentation. This information is presented to reflect that BostonFed shareholders will, based on the exchange ratios, receive more than one share of Banknorth common stock for each share of BostonFed common stock they own before the merger in both scenarios.

(3)	It is anticipated that the initial dividend rate will be equal to the current dividend rate of Banknorth. Accordingly, pro forma combined dividends per share of Banknorth common stock represent the historical dividends per common share paid by Banknorth.

Selected Consolidated Financial Data of Banknorth

(Dollars in Thousands, Except Per Share Data)

		December 31,
	September 30,
	2004	2003	2002	2001	2000	1999

Balance Sheet Data:
Total assets	$28,986,084	$26,453,735	$23,418,941	$21,076,586	$18,233,810	$18,508,264
Securities(1)	7,463,295	7,247,232	6,947,876	6,156,861	5,880,658	6,873,182
Total loans and leases, net(2)	18,167,906	16,113,675	13,847,735	12,525,493	10,692,112	9,699,608
Goodwill and other intangibles	1,421,705	1,163,054	695,158	466,633	185,520	184,381
Deposits	19,370,473	17,901,185	15,664,601	14,221,049	12,107,256	11,710,501
Borrowings	6,357,435	5,882,864	5,432,581	4,602,388	4,659,390	5,466,253
Shareholders’ equity	3,046,242	2,520,519	2,063,485	1,789,115	1,330,857	1,192,274
Nonperforming assets	67,979	63,103	68,953	81,227	67,132	69,192
Book value per share	17.50	15.54	13.70	11.83	9.42	8.22
Tangible book value per share	9.34	8.37	9.09	8.75	8.11	6.95

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Operations Data:
Interest and dividend income	$927,159	$902,555	$1,192,969	$1,235,117	$1,263,789	$1,330,287	$1,227,519
Interest expense	239,840	275,012	352,138	438,600	583,899	726,737	613,124

Net interest income	687,319	627,543	840,831	796,517	679,890	603,550	614,395
Provision for loan and lease losses	29,670	31,901	42,301	44,314	41,889	23,819	23,575

Net interest income after provision for loan and lease losses	657,649	595,642	798,530	752,203	638,001	579,731	590,820
Net securities gains (losses)	10,060	39,778	42,460	7,282	1,329	(15,456)	655
Other noninterest income	259,147	242,945	324,699	267,226	239,176	226,644	191,140
Noninterest expense (excluding merger and consolidation costs and prepayment penalties on borrowings)	486,391	448,316	602,676	564,701	501,708	459,385	460,306
Merger and consolidation costs(3)	11,351	6,788	8,104	14,691	7,614	43,007	28,002
Prepayment penalties on borrowings	—	30,490	30,490	—	5,995	—	—

Income before income tax expense	429,114	392,771	524,419	447,319	363,189	288,527	294,307
Income tax expense	145,169	133,574	173,660	148,681	124,104	96,793	97,349

Net income before extraordinary item and cumulative effect of change in accounting principle	283,945	259,197	350,759	298,638	239,085	191,734	196,958
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(290)	—	—

Net income	$283,945	$259,197	$350,759	$298,638	$238,795	$191,734	$196,958

Net income per share before extraordinary item and cumulative effect of change in accounting principle:
Basic	$1.68	$1.61	$2.18	$2.01	$1.73	$1.33	$1.35
Diluted	1.65	1.59	2.15	1.99	1.71	1.32	1.34
Net income per share:
Basic	1.68	1.61	2.18	2.01	1.70	1.33	1.35
Diluted	1.65	1.59	2.15	1.99	1.68	1.32	1.34
Dividends per share	0.59	0.51	0.70	0.58	0.53	0.50	0.47

	At or For the
	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Other Data:
Return on average assets	1.35%	1.36%	1.37%	1.39%	1.29%	1.05%	1.12%
Return on average equity	13.61	14.45	14.51	16.25	16.48	15.69	16.42
Average equity to average assets	9.94	9.42	9.44	8.56	7.82	6.66	6.81
Interest rate spread(4)	3.44	3.40	3.41	3.69	3.43	3.05	3.33
Net interest margin(4)	3.67	3.67	3.66	4.07	3.99	3.60	3.80
Tier 1 leverage capital ratio at end of Period	6.95	6.56	6.65	7.13	7.14	7.02	6.75
Dividend payout ratio	35.18	31.12	31.90	28.76	30.27	36.91	33.19
Efficiency ratio(5)	52.04	53.35	53.09	54.10	55.34	61.67	60.57
Nonperforming assets as a percent of total assets at end of period	0.23	0.27	0.24	0.29	0.39	0.37	0.37

(1)	Includes securities held to maturity.

(2)	Does not include loans held for sale.

(3)	Merger and consolidation costs consist of merger charges, charter consolidation costs, asset write-downs and branch closing costs where applicable.

(4)	Ratios are on a fully-tax equivalent basis.

(5)	The efficiency ratio represents noninterest expense as a percentage of net interest income and noninterest income.

Selected Consolidated Financial Data of BostonFed

(Dollars in Thousands, Except Per Share Data)

		December 31,
	September 30,
	2004	2003	2002	2001	2000	1999

Balance Sheet Data:
Total assets	$1,683,249	$1,694,978	$1,525,612	$1,470,866	$1,327,782	$1,253,653
Securities(1)	284,621	334,098	255,356	199,556	136,380	84,988
Total loans and leases, net(2)	1,238,012	1,198,019	1,071,356	1,055,798	1,036,435	1,032,594
Goodwill and other intangibles	16,470	17,536	10,776	17,776	19,195	19,519
Deposits	1,146,355	1,190,755	960,278	884,516	849,647	770,049
Borrowings	428,421	398,653	458,560	481,000	376,334	387,555
Shareholders’ equity	98,667	94,649	92,973	93,388	89,913	85,704
Nonperforming assets	8,681	6,665	11,841	1,392	1,307	1,332
Book value per share	20.82	21.07	21.17	21.39	19.82	17.88
Tangible book value per share	17.34	17.17	18.58	20.98	19.34	17.23

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Operations Data:
Interest and dividend income	$56,932	56,160	$75,650	$85,603	$94,896	$91,834	$80,736
Interest expense	28,845	29,947	39,743	48,089	57,562	55,626	47,208

Net interest income	28,087	26,213	35,907	37,514	37,334	36,208	33,528
Provision for loan and lease losses	1,350	2,900	3,350	1,350	820	1,000	1,626

Net interest income after provision for loan and lease losses	26,737	23,313	32,557	36,164	36,514	35,208	31,902
Net securities gains (losses)	747	7	275	387	690	5	(28)
Other noninterest income	9,572	10,812	15,059	14,504	15,909	14,349	6,939
Noninterest expense	33,720	29,738	40,177	47,280	38,248	34,508	25,300

Income before income taxes	3,336	4,394	7,714	3,775	14,865	15,054	13,513
Income tax expense	1,721	3,020	4,415	1,387	5,209	5,344	4,945

Net income	$1,615	$1,374	$3,299	$2,388	$9,656	$9,710	$8,568

Net income per share:
Basic	$0.35	$0.31	$0.75	$0.54	$2.18	$2.07	$1.78
Diluted	0.35	0.30	0.71	0.51	2.05	2.01	1.71
Dividends per share	0.48	0.48	0.64	0.63	0.58	0.51	0.46

	At or For the Nine
	Months Ended
	September 30,		At or For the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Other Data:
Return on average assets	0.13%	0.12%	0.21%	0.16%	0.69%	0.75%	0.72%
Return on average equity	2.22	1.96	3.51	2.44	10.32	10.72	10.00
Average equity to average assets	5.82	6.16	6.00	6.54	6.65	6.99	7.21
Interest rate spread	2.25	2.26	2.27	2.44	2.56	2.75	2.59
Net interest margin	2.39	2.47	2.47	2.71	2.86	3.02	2.97
Tier 1 leverage capital ratio at end of period	6.22	7.20	6.39	7.40	7.40	7.80	5.51
Dividend payout ratio	134.49	154.29	85.33	116.67	26.61	24.64	25.84
Efficiency ratio(3)	87.80	80.30	78.41	90.22	70.92	68.25	62.56
Nonperforming assets as a percent of total assets at end of period	0.52	0.60	0.38	0.43	0.08	0.08	0.09

(1)	Includes securities held to maturity.

(2)	Does not include loans held for sale.

(3)	The efficiency ratio represents noninterest expense as a percentage of net interest income and noninterest income.

RECENT DEVELOPMENT —

TD/ BANKNORTH MERGER AGREEMENT

      Set forth below is selected information regarding the TD/ Banknorth merger agreement and the related stockholders agreement among TD, Banknorth and Banknorth Delaware. The TD/ Banknorth merger agreement and the stockholders agreement were filed on October 5, 2004 with the SEC as exhibits to Banknorth’s amended Current Report on Form 8-K and are incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 101. In addition, the proxy statement/ prospectus which is part of the Form S-4/F-4 registration statement filed by TD and Banknorth Delaware with the SEC (File Nos. 333-119517/119519) contains further information about the TD mergers. You should be aware that this registration statement is subject to review by the SEC and may be revised prior to being finalized. These filings are public documents which are available on the SEC’s web site at www.sec.gov. We urge you to obtain and review carefully the TD/ Banknorth merger agreement, the stockholders agreement and the Form S-4/ F-4 filed by TD and Banknorth Delaware in connection with the TD mergers.

TD/ Banknorth Merger Agreement

      Banknorth has entered into an amended and restated agreement and plan of merger with TD, Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD, and Banknorth Delaware, a Delaware corporation and a wholly-owned subsidiary of Banknorth. Subject to the terms and conditions in the TD/ Banknorth merger agreement, Banknorth will merge with and into Banknorth Delaware and immediately thereafter Berlin Merger Co. will merge with and into Banknorth Delaware. Upon completion of the TD mergers each Banknorth shareholder will be entitled to receive, in exchange for the shares of Banknorth common stock owned by such shareholder, a package of consideration consisting of:

•	a number of TD common shares equal to 0.2351 multiplied by the number of shares of Banknorth common stock owned by such shareholder;

•	an amount in cash equal to $12.24 multiplied by the number of shares of Banknorth common stock owned by such shareholder; and

•	a number of shares of new Banknorth common stock equal to 0.49 multiplied by the number of shares of Banknorth common stock owned by such shareholder.

      Banknorth Delaware shareholders who would otherwise be entitled to a fractional share of Banknorth Delaware common stock will instead receive an amount in cash based on the average of the closing sale prices for the Banknorth Delaware common stock on the NYSE for the five trading days immediately following the closing date for the TD mergers, and Banknorth shareholders who would otherwise be entitled to a fractional TD common share will instead receive an amount in cash based on the average of the daily weighted average prices for the TD common shares on the Toronto Stock Exchange for the five trading days ending on the second trading day prior to such closing date, as such price is converted to U.S. dollars.

      Upon completion of the TD mergers, TD will own 51% of new Banknorth’s common stock and existing Banknorth shareholders will own the other 49%. As a result of the TD mergers, new Banknorth will be a Delaware corporation and will be named “TD Banknorth Inc.”

      The TD mergers are expected to close after the merger of BostonFed into Banknorth. As a result, if both the TD mergers and the BostonFed/ Banknorth merger are consummated, and you do not sell your shares of BostonFed common stock and the shares of Banknorth common stock which you acquire upon consummation of the BostonFed/ Banknorth merger, upon completion of the TD mergers you will receive in exchange for your Banknorth common stock TD common shares, shares of Banknorth Delaware common stock and cash. To illustrate, if you hold 200 shares of BostonFed common stock and you exchange all of your BostonFed common stock for Banknorth common stock in the BostonFed/ Banknorth merger, you will be entitled to receive 248 shares of Banknorth common stock and a cash payment instead of the 0.20 of a share of Banknorth common stock that you otherwise would have received (i.e., 200 shares x 1.241 = 248.2 shares). If you continue to hold those 248 shares of Banknorth common stock until consummation of the TD mergers, you will be entitled to receive 58 TD common shares, $3,035 in cash and 121 shares of Banknorth Delaware common stock, plus a cash payment (for fractional shares) instead of the 0.30 of a TD common share and 0.52 of a share of Banknorth Delaware common stock that you otherwise would have received (i.e., 248 shares x .02351 = 58.30 shares, and 248 shares x 0.49 = 121.52 shares).

      It is anticipated that the first step to the transaction, in which Banknorth will reincorporate in Delaware, will be treated as a tax-free reorganization for United States federal income tax purposes, and Banknorth shareholders will not recognize gain or loss upon the exchange of Banknorth common stock solely for new Banknorth common stock. In the second step of the transaction, in which TD will acquire 51% of new Banknorth’s common stock, new Banknorth shareholders will be treated for United States federal income tax purposes as surrendering only those shares of new Banknorth common stock that are exchanged for TD common shares and cash (with the remaining shares of new Banknorth common stock being retained by such shareholders). The second step will be fully taxable to new Banknorth shareholders, who will recognize gain or loss equal to the difference between (1) the sum of the cash and the fair market value of the TD common shares received and (2) their adjusted tax basis in the 51% of the shares of Banknorth common stock that are surrendered in the second step of the transaction for TD common shares and cash. Banknorth shareholders will not recognize any gain or loss on the shares of new Banknorth that are retained in the second step of the transaction.

      Consummation of the TD mergers is subject to a number of customary conditions, including, but not limited to, (i) the approval of the TD/ Banknorth merger agreement and the related proposals to approve the governance and other provisions in the post-transaction certificate of incorporation of Banknorth Delaware by the shareholders of Banknorth, (ii) the receipt of requisite regulatory approvals of the TD mergers by applicable Canadian and United States regulatory agencies, (iii) the approval for the listing on the NYSE of the shares of Banknorth Delaware common stock and TD common shares to be issued in the merger and the approval of the listing of such TD common shares on the Toronto Stock Exchange and (iv) the combined registration statement on Form F-4/ S-4 filed by Banknorth Delaware and TD with the SEC must have been declared effective.

      We cannot assure you that the TD mergers will be consummated, or if they are consummated, when they will be consummated and what the value of the shares of Banknorth Delaware common stock and TD common shares will be following the TD mergers.

Stockholders Agreement

      In connection with the TD/ Banknorth merger agreement, TD, Banknorth and Banknorth Delaware entered into an amended and restated stockholders agreement, dated as of August 25, 2004. As described below, this agreement contains, among other things, certain restrictions on TD’s acquisition and transfer of Banknorth Delaware common stock following the TD mergers and provisions dealing with corporate governance of Banknorth Delaware and other matters relating to TD’s ownership of shares of Banknorth Delaware common stock following the transaction. While Banknorth believes this description covers the material terms of the stockholders agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the stockholders agreement, a copy of which is included as an exhibit to the above-referenced amended Current Report on Form 8-K filed by Banknorth with the SEC on October 5, 2004 and is incorporated herein by reference.

Share Ownership

      During the term of the stockholders agreement, TD has generally agreed that neither it nor its affiliates will acquire securities of Banknorth Delaware that are entitled to vote generally in the election of directors of Banknorth Delaware, or securities convertible into such voting securities (which we refer to collectively in this document as voting securities of Banknorth Delaware) if as a result TD and its affiliates would own more than 66 2/3% of the then-outstanding voting securities of Banknorth Delaware. This ownership limitation of 66 2/3% may be increased to up to 70% in connection with share repurchases completed by Banknorth Delaware with the approval of a majority of the four designated independent directors of Banknorth Delaware described below under “— Corporate Governance — Designated Independent Directors.” However, if following an increase in the ownership limitation to 70%, TD or its affiliates transfer voting securities of Banknorth Delaware such that it owns 66 2/3% or less of the then-outstanding voting securities of Banknorth Delaware, the ownership limitation will again be reduced to 66 2/3%. We refer to the ownership limitation in effect from time to time as the ownership limitation.

      TD and its affiliates may acquire voting securities of Banknorth Delaware in excess of the ownership limitation:

•	in connection with a going-private transaction completed in accordance with the terms of the stockholders agreement, as described below under “— Going-Private Transactions”;

•	in connection with an acquisition by TD or any of its affiliates of an entity that owns shares of Banknorth Delaware, but TD or its affiliate must use reasonable best efforts to dispose of the excess shares concurrently with or promptly following that acquisition, subject to compliance with applicable law; and

•	in connection with securing or collecting a debt previously contracted in the ordinary course of TD’s and its affiliates’ banking or brokerage businesses, but TD or its affiliate must promptly dispose of the excess shares, subject to applicable law.

      If TD or its affiliates acquire shares in excess of the ownership limitation, they may not exercise any voting rights with respect to those excess shares.

Going-Private Transactions

      Under the terms of the stockholders agreement, TD has agreed to restrictions on its ability to conduct going-private transactions involving Banknorth Delaware. A going-private transaction for purposes of the stockholders agreement generally means a transaction that would result in the shares of Banknorth Delaware common stock being held of record by fewer than 300 persons or no longer being listed or quoted on a national securities exchange or inter-dealer quotation system. Under the stockholders agreement, TD has agreed that neither it nor its affiliates will propose or initiate any going-private transaction unless that transaction involves the offer to acquire 100% of the common stock of Banknorth Delaware not owned by TD and its affiliates and, if the transaction is to be effected as a tender offer or exchange offer, includes a commitment by TD or its affiliate to, if permitted under applicable law, promptly complete a short-form merger following that offer. Any going-private transaction must also comply with the provisions of the stockholders agreement summarized below.

      Before the second anniversary of the completion of the mergers, neither TD nor its affiliates may propose or initiate a going-private transaction unless invited to do so by a majority of the designated independent directors. If TD or its affiliates is invited to propose a going-private transaction, it must also comply with the requirements regarding negotiation with the designated independent directors and the receipt of unaffiliated stockholder approval described in the following paragraph with respect to going-private transactions commenced between the second and the fifth anniversaries of the completion of the mergers.

      Between the second and the fifth anniversaries of the completion of the mergers, TD or its affiliates may initiate and hold discussions regarding a going-private transaction with the board of directors of Banknorth Delaware on a confidential basis that would not reasonably be expected to require either Banknorth Delaware or TD to make any public disclosure regarding the possibility of a transaction under applicable securities laws. If a majority of the designated independent directors approve a going-private transaction, TD or its affiliate may publicly announce, commence and, subject to the receipt of unaffiliated stockholder approval, complete the transaction. For purposes of the stockholders agreement, the receipt of unaffiliated stockholder approval means, in the case of a tender or exchange offer, that a majority of the outstanding shares of common stock of Banknorth Delaware not owned by TD and its affiliates have been tendered and not withdrawn at the expiration of the tender or exchange offer and, in the case of a merger or consolidation, that the holders of a majority of the outstanding shares of common stock of Banknorth

Delaware not owned by TD and its affiliates have voted (or executed written consents) in favor of the applicable transaction.

      Following the fifth anniversary of the completion of the mergers, TD or its affiliates may propose, initiate or effect a going-private transaction by first offering to negotiate confidentially the terms of the transaction with the designated independent directors. If a majority of the designated independent directors request TD or its affiliate to negotiate these terms, TD or its affiliate will use its reasonable best efforts to do so for at least 60 days. If TD and a majority of the designated independent directors agree on terms of a transaction, TD may initiate and complete the transaction. If TD and a majority of the designated independent directors do not agree on terms of a transaction within 60 days, TD or its affiliate may publicly propose the going-private transaction to the shareholders of Banknorth Delaware and, subject to receipt of unaffiliated stockholder approval, complete that transaction.

TD’s Rights to Contribute Capital and to Purchase Securities; Banknorth Delaware’s Obligation to Repurchase Stock

      TD’s Right to Contribute Capital. Until TD and its affiliates no longer own voting securities of Banknorth Delaware representing at least 25% of the then-outstanding voting securities of Banknorth Delaware, whenever Banknorth Delaware seeks to raise additional capital in the form of equity securities or securities convertible into, or exercisable or exchangeable for, equity securities, whether for purposes of expansion of its business or for any other reason, except as noted in the last sentence of this paragraph, TD has the right to provide all or any portion of that additional capital, at TD’s option, in the form of an additional investment in shares of common stock or, if Banknorth Delaware proposes to raise the additional capital in the form of other voting securities, in those other voting securities. However, TD may only acquire up to the number of shares of common stock or other voting securities that is permitted in accordance with the ownership limitation described above. The purchase price paid by TD or any of its affiliates for these securities will be the average of the closing prices of the securities on their principal market for the ten consecutive trading days immediately preceding the date on which such issuance is approved by the board of directors of Banknorth Delaware or, if the securities are not publicly listed or quoted, the fair market value of the securities. This right to contribute capital does not apply to the issuance of capital stock by Banknorth Delaware upon the exercise of, or the grant or award of, employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of Banknorth Delaware described below under “— Banknorth Delaware’s Obligation to Repurchase Stock”, the issuance by Banknorth Delaware of some types of non-voting preferred stock or of trust preferred securities or the issuance of common stock as consideration for the acquisition by Banknorth Delaware of an entity.

      TD’s Right to Purchase Securities. Until TD and its affiliates no longer own voting securities of Banknorth Delaware representing at least 25% of the then-outstanding voting securities of Banknorth Delaware, if Banknorth Delaware at any time proposes to issue any shares of common stock, other than in connection with the exercise of employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of Banknorth Delaware described below under “— Banknorth Delaware’s Obligation to Repurchase Stock”, TD will have the option, to the extent it did not previously exercise its rights described above under “— TD’s Right to Contribute Capital,” to purchase for cash directly from Banknorth Delaware up to a sufficient number of shares of common stock to maintain its ownership level immediately prior to the issuance, at the same purchase price as the price for the additional shares of common stock to be issued. Until TD and its affiliates no longer own voting securities of Banknorth Delaware representing at least 25% of the then-outstanding voting securities of Banknorth Delaware, in the event that Banknorth Delaware proposes to issue options (other than employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of Banknorth Delaware described below under “— Banknorth Delaware’s Obligation to Repurchase Stock”) or warrants that are exercisable for, or debt or equity securities that are convertible into or exchangeable for, shares of common stock, Banknorth Delaware must offer TD the opportunity to purchase for cash up to the percentage of those options, warrants or convertible debt or equity securities that represents the ownership percentage of TD and its affiliates of voting securities of Banknorth Delaware at the time of that issuance, at the same purchase price as is offered to the other purchasers of the options or warrants. TD’s rights to purchase securities as described in this paragraph are subject to the ownership limitation described above.

      Banknorth Delaware’s Obligation to Repurchase Stock. Until TD and its affiliates no longer own voting securities of Banknorth Delaware representing at least 25% of the then-outstanding voting securities of Banknorth Delaware, if Banknorth Delaware issues shares of common stock upon exercise of any option, warrant, stock appreciation right or other similar instrument granted to its directors, officers, employees, consultants or others, or in the form of restricted shares or similar instruments, in either case under any compensation, retention, incentive or similar program or arrangement in effect from time to time, Banknorth Delaware will use its reasonable best efforts to repurchase a corresponding number of shares of its common stock in the open market so that the total number of outstanding shares of Banknorth Delaware common stock are not increased by that issuance. These repurchases generally must be completed within 120 days after the applicable issuance, but Banknorth Delaware’s obligation to repurchase shares does not apply until the aggregate issuances of common stock exceed 1% of the outstanding shares of Banknorth Delaware common stock. Banknorth Delaware’s obligation to repurchase shares is also subject to the receipt of any required regulatory approval. Banknorth Delaware may meet its repurchase obligations by means of an ongoing regular stock repurchase plan, in which case offsetting repurchases may occur prior to the related issuance of common stock.

Transfer Restrictions

      Under the terms of the stockholders agreement, TD has agreed that until the second anniversary of the completion of the mergers, neither it nor its affiliates will transfer voting securities except to an affiliate of TD that agrees to be bound by the terms of the stockholders agreement. Between the second and fifth anniversaries of the completion of the mergers, TD and its affiliates may only transfer voting securities:

•	to an affiliate of TD that agrees to be bound by the terms of the stockholders agreement;

•	in compliance with the restrictions of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act;

•	subject to the right of first offer described below, to any person who, after giving effect to such transfer, would own less than 5% of the then-outstanding voting securities of Banknorth Delaware and who is an institutional investor purchasing the shares in the normal course of its investment business, for investment purposes only, and with no intention of influencing control of Banknorth Delaware;

•	in connection with an underwritten public offering in which TD uses its commercially reasonable efforts to effect a wide distribution of the voting securities and to not knowingly sell voting securities to any person who would, as a result of the offering, own 5% or more of the then-outstanding voting securities of Banknorth Delaware;

•	with the consent of a majority of the designated independent directors, in connection with a pledge to a financial institution, provided that the number of voting securities pledged is not more than 19.9% of the then-outstanding voting securities of Banknorth Delaware; or

•	with the consent of a majority of the designated independent directors.

      In addition, following the second anniversary of the completion of the mergers, and for as long as TD and its affiliates own voting securities of Banknorth Delaware representing at least 25% of the then-outstanding voting securities of Banknorth Delaware, TD and its affiliates may, subject to the right of first offer described below, transfer voting securities of Banknorth Delaware to a person that would own voting securities representing more than 10% of the then-outstanding voting securities of Banknorth Delaware. If TD and its affiliates would own voting securities representing less than 50% of the then-outstanding voting securities of Banknorth Delaware as a result of such transfer, the transferee must offer to acquire from shareholders of Banknorth Delaware other than TD and its affiliates, at the same price and otherwise on the same financial terms and conditions as are applicable to TD and/or its affiliates, either:

•	100% of the voting securities of Banknorth Delaware owned by those shareholders; or

•	a pro rata number of voting securities of Banknorth Delaware owned by those shareholders, based on the percentage of the total number of voting securities owned by TD and its affiliates that TD and/or its affiliate are proposing to transfer.

TD and its affiliates may only make this type of transfer prior to the third anniversary of the completion of the mergers if the chief executive officer of TD advises the board of directors of Banknorth Delaware that he has decided to make the transfer based on his good faith assessment of the requirements of TD’s financial or capital situation at that time, exercising his business judgment based on changes in circumstances since August 25, 2004. If, as a result of this type of transfer, the transferee would own voting securities of Banknorth Delaware representing more than 15% of the then-outstanding voting securities of Banknorth Delaware, but would not own the number of securities required to effect a short-form merger under applicable Delaware law, the transferee must agree to be bound by the terms of the stockholders agreement.

      Prior to making any offer to transfer voting securities under the third bullet point of the first paragraph of this section “Transfer Restrictions” or any transfer of less than 100% of the voting securities owned by TD and its affiliates under the second paragraph of this section, TD or its applicable affiliate must offer Banknorth Delaware the opportunity to purchase those voting securities. TD or its applicable affiliate must notify Banknorth Delaware of the price and terms on which it proposes to offer the voting securities for transfer. If Banknorth Delaware elects to purchase all of the voting securities within five business days of the receipt of the notice from TD or its applicable affiliate, Banknorth Delaware and TD or its applicable affiliate must use their commercially reasonable efforts to consummate the transfer as promptly as practicable, but in any event not later than 90 days after the delivery by Banknorth Delaware of its election to purchase the voting securities. Banknorth Delaware may transfer this right to purchase voting securities to another person if the number of voting securities to be purchased by it in connection with the right described in this paragraph in any twelve-month period would exceed 4.9% of the total number of voting securities of Banknorth Delaware outstanding at the date of the applicable notice given by TD to Banknorth regarding its intention to transfer securities in a manner subject to Banknorth’s right of first offer. If Banknorth Delaware does not elect to purchase all of the applicable voting securities (or if, having made an election to purchase the securities, does not complete the purchase within the required time period), then TD or its applicable affiliate may, within the following 90-day period, enter into definitive agreements to transfer the applicable voting securities at a price not less than 95% of the price at which TD or its applicable affiliate offered those securities to Banknorth Delaware and on other terms not materially more favorable to the transferee than were offered to Banknorth Delaware. If TD or its applicable affiliate does not enter into definitive agreements within the specified time period, or enters into agreements but does not complete the sale within nine months, the right of first offer described in this paragraph will again apply.

Corporate Governance

      Composition of the Board of Directors. At the time the mergers are completed, the board of directors of Banknorth Delaware will initially be composed of up to 19 directors consisting of:

•	up to 14 individuals who were directors of Banknorth prior to the closing of the mergers, who will be designated “Class A” directors and who will include:

—	the chief executive officer of Banknorth Delaware; and

—	four designated independent directors, designated as described below under “— Designated Independent Directors”; and

•	up to five individuals designated by TD, who will be designated “Class B” directors.

      Following the completion of the mergers, the board of directors of Banknorth Delaware will include:

•	the four designated independent directors, designated as described below under “— Designated Independent Directors”;

•	the present chief executive officer of Banknorth Delaware, who will serve as a director and as chairman of the board of directors for so long as he remains chief executive officer of Banknorth Delaware; and

•	a number of Class B directors designated from time to time by TD or its affiliates, as the holder of the Class B common stock, except that the number of Class B directors may not be more than one more than the total number of Class A directors then in office. The number of Class B directors may be further limited as a result of a decrease in the ownership of voting securities of Banknorth Delaware by TD and its affiliates, as described below under “— Suspension, Termination of Certain Provisions.”

      TD has agreed not to take any action to remove any person serving as a director of Banknorth immediately prior to the completion of the TD mergers and who becomes a Class A director immediately following the completion of the TD mergers, prior to the date when that director would have been required to stand for re-election as a director of Banknorth, measured as of August 25, 2004.

      Designated Independent Directors. During the term of the stockholders agreement, the board of directors of Banknorth Delaware will include four designated independent directors, who are responsible for making a number of determinations relating to the governance arrangements of Banknorth Delaware, including rights with respect to the approval of (1) an increase in TD’s ownership limitation, as described above under “— Share Ownership,” (2) going-private transactions, as described above under “— Going-Private Transactions,” (3) certain transfers by TD, including as described above under “— Transfer Restrictions,” (4) delisting of the Banknorth Delaware common stock from the NYSE, as described below under “— NYSE Listing,” (5) the terms of any contribution by TD to Banknorth Delaware of a retail bank acquired by TD, as described below under “— Acquisition of Competing Entities,” and (6) amendments of, or waivers of Banknorth Delaware’s rights under, the stockholders agreement. The designated independent directors will initially be designated by the board of directors of Banknorth prior to the completion of the mergers from among the independent directors on the Banknorth board of directors. Following completion of the mergers, any vacancy in a seat held by a designated independent director will be filled by the remaining designated independent directors, subject to the consent of a majority of the directors on the nominating committee of the board of directors, which (subject to the exercise of the committee members’ fiduciary duties) will not be unreasonably withheld. Any designated independent director must qualify as an “independent director” under applicable NYSE rules, with respect to Banknorth Delaware and TD, may not be a Class B director or an affiliate or past or present officer, director or employee of TD and must not have been nominated by TD or its affiliates. If no designated independent directors are in office to fill the vacancies for designated independent directors, a majority of the independent directors who would be qualified as designated independent directors under the preceding sentence will fill those vacancies, subject to the consent of a majority of the directors on the nominating committee of the board of directors, which (subject to the exercise of the committee members’ fiduciary duties) will not be unreasonably withheld.

      Board Quorum; Vote Required for Board Action. Under the terms of the stockholders agreement:

•	a quorum for any meeting of the board of directors of Banknorth Delaware will require the presence of a majority of the total number of authorized directors then constituting the entire board of directors and a majority of the Class B directors then in office; and

•	any determination or other action of or by the board of directors of Banknorth Delaware (other than action by unanimous written consent in lieu of a meeting) will require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at that meeting, including a majority of the Class B directors present at that meeting.

      Committees of the Board of Directors. The stockholders agreement provides that each committee of the board of directors of Banknorth Delaware will consist of a majority of Class B directors and not fewer than two Class A directors, unless restricted by law or stock exchange rule. If applicable law or stock exchange rule prevents any Class B director from serving on a particular committee, at least one Class B director will be entitled to attend committee meetings as an observer. The nominating committee of the board of directors of Banknorth Delaware will consist of four Class B directors and three of the designated independent directors. The number of Class B directors entitled to serve on committees of the board of directors may be further limited as a result of a decrease in the ownership of voting securities of Banknorth Delaware by TD and its affiliates, as described below under “— Suspension, Termination of Certain Provisions.

No Inconsistent Actions

      The stockholders agreement provides that none of Banknorth Delaware, its board of directors or any committee of the board will take any action inconsistent with the terms of the stockholders agreement. In particular, Banknorth Delaware has agreed that any shareholder rights plan or other anti-takeover measure it adopts will exclude TD and its affiliates from its operation in all respects, and will not impair in any respect the rights of TD or any of its affiliates under the stockholders agreement, including their rights to transfer securities of Banknorth Delaware.

Information Rights

      Banknorth Delaware has agreed to provide TD ongoing access to and information regarding Banknorth Delaware as requested by TD from time to time in order to appropriately manage and evaluate its investment in Banknorth Delaware. During a suspension and following the termination of certain governance provisions as described below under “— Suspension, Termination of Certain Provisions,” TD has agreed to customary confidentiality obligations with respect to non-public information it receives regarding Banknorth Delaware.

Trade Name

      Banknorth Delaware and its subsidiaries will use the trade name “TD Banknorth” as their brand and marketing name for general application. Following the termination of certain governance provisions as described below under “— Suspension, Termination of Certain Provisions,” either TD or Banknorth Delaware may terminate the use of TD Banknorth as the company’s trade name.

Corporate Opportunities

      In recognition of the fact that Banknorth Delaware and TD and their respective subsidiaries engage in and may in the future engage in the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, the stockholders agreement and the post-transaction certificate of incorporation provide that, subject to the restrictions described below under “— Acquisition of Competing Entities”:

•	TD will have no duty to refrain from engaging in the same or similar activities or lines of business as Banknorth Delaware;

•	subject to compliance with the requirements described below, neither TD nor any of its officers or directors will be liable to Banknorth Delaware or its shareholders for breach of any fiduciary duty by reason of any such activities; and

•	in the event that TD acquires knowledge of a potential corporate opportunity for both TD and Banknorth Delaware, TD will have no duty to communicate or offer the corporate opportunity to Banknorth Delaware and will not be liable to Banknorth Delaware or its shareholders for breach of any fiduciary duty as a shareholder of Banknorth Delaware by reason of the fact that TD or its affiliate pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person, or does not communicate information regarding the corporate opportunity to Banknorth Delaware.

      The stockholders agreement and the post-transaction certificate of incorporation establish the following policy with respect to the allocation of potential corporate opportunities about which a director or officer of Banknorth Delaware who is also a director or officer of TD acquires knowledge. If a director or officer of Banknorth Delaware who is also a director or officer of TD acts in a manner consistent with this policy, he or she will have fully satisfied and fulfilled his or her fiduciary duty to Banknorth Delaware and its shareholders with respect to the corporate opportunity.

•	A corporate opportunity offered to any person who is an officer of Banknorth Delaware, and who is also a director but not an officer of TD, will belong to Banknorth Delaware.

•	A corporate opportunity offered to any person who is a director but not an officer of Banknorth Delaware, and who is also a director or officer of TD, will belong to Banknorth Delaware if the opportunity is expressly offered to such person in writing solely in his or her capacity as a director of Banknorth Delaware, and otherwise will belong to TD.

•	A corporate opportunity offered to any person who is an officer of both Banknorth Delaware and TD (other than the chief executive officer of Banknorth Delaware if at the relevant time he is also an officer of TD, with respect to whom opportunities shall be subject to the first bullet point above except if such opportunity is expressly offered to him in writing solely in his capacity as an officer of TD) will belong to Banknorth Delaware if the opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of Banknorth Delaware, and otherwise will belong to TD.

      These provisions will apply with respect to TD, Banknorth Delaware and their respective subsidiaries.

NYSE Listing

      Under the stockholders agreement, TD has agreed that it will not take any action, or cause Banknorth Delaware to take any action, to delist the Banknorth Delaware common stock from the NYSE, except with the consent of a majority of the designated independent directors or following the completion of a going-private transaction conducted in accordance with the terms of the stockholders agreement. This prohibition will not apply to a delisting effected in connection with the establishment of the quotation of the common stock of Banknorth Delaware on the NASDAQ National Market. Moreover, TD and its affiliates are not required to take any affirmative action to prevent the common stock from being delisted by the NYSE in the event that it ceases to meet applicable NYSE listing standards.

Suspension, Termination of Certain Provisions

      The provisions of the stockholders agreement described above under “Corporate Governance — Board Quorum; Vote Required for Board Action” and “Corporate Governance — Committees of the Board of Directors” will be temporarily suspended in the event that TD and its affiliates own voting securities representing in the aggregate less than 50% of the then-outstanding voting securities of Banknorth Delaware:

•	as a result of transfers of voting securities of Banknorth Delaware by TD and its affiliates, if this minority ownership position continues for at least 30 consecutive days; or

•	as a result of dilution or other events other than transfers of voting securities of Banknorth Delaware by TD and its affiliates, except that no suspension will occur due to such a decrease in ownership as a result of dilution or such other events if TD and its affiliates:

—	do not at any time own voting securities of Banknorth Delaware representing in the aggregate less than 35% of the then-outstanding voting securities;

—	do not, after owning less than 50% of the then-outstanding voting securities of Banknorth Delaware, transfer any voting securities of Banknorth Delaware other than to an affiliate, unless within 30 days of that transfer TD and its affiliates purchase a number of voting securities at least equal to the number they transferred;

—	reacquire, before the first anniversary of a particular measurement date (as described below), a number of voting securities representing at least half of the difference between 50% and their percentage ownership of voting securities of Banknorth Delaware on that measurement date; and

—	regain, prior to the second anniversary of the most recent measurement date, ownership of voting securities representing at least a majority of the then-outstanding voting securities of Banknorth Delaware.

      The stockholders agreement provides that, for purposes of determining whether a suspension will occur due to decreases in ownership as a result of dilution or other events other than transfers, a measurement date occurs

•	on the date on which TD and its affiliates first own voting securities representing less than 50% of the then-outstanding voting securities of Banknorth Delaware; and

•	any subsequent date on which another event occurs, other than any transfer of voting securities of Banknorth Delaware by TD or its affiliates, that further decreases their ownership by at least 2% of the then-outstanding voting securities since the preceding measurement date.

      If at any time during a suspension, TD and its affiliates again own voting securities of Banknorth Delaware representing 50% or more of the then-outstanding voting securities, the suspension will automatically terminate and the provisions of the stockholders agreement described above under “Corporate Governance — Board Quorum; Vote Required for Board Action” and “Corporate Governance — Committees of the Board of Directors” will automatically be reinstated, unless the suspension has continued for more than 12 consecutive months. Generally, if TD’s and its affiliates’ ownership of voting securities of Banknorth Delaware again decreases below 50% of the then-outstanding voting securities, then a new analysis of whether a suspension will go into effect will apply, and new measurement periods as described above will apply. However, if within six months following a termination of a suspension that had resulted from transfers of voting securities of Banknorth Delaware, another suspension resulting from transfers of voting securities occurs, new measurement periods will not begin and the second suspension will be treated as a continuation of the first suspension.

      If a suspension occurs and continues for 12 consecutive months, the provisions of the stockholders agreement described above under “Corporate Governance — Board Quorum; Vote Required for Board Action” and “Corporate Governance — Committees of the Board of Directors” will terminate.

      During any suspension, or following a termination, of these provisions TD and/or its affiliates, as the holder of the Class B common stock, will have the right to nominate and elect a number of Class B directors to the board of directors of Banknorth Delaware and each committee of the board so that its representation on the board and each committee is proportionate to its ownership of voting securities of Banknorth Delaware, but this number of Class B directors may not:

•	represent 50% or more of the total number of directors then on the board or such committee, as applicable; or

•	be less than one director.

      During any suspension, or following a termination, of these provisions, TD has agreed that it will not nominate any directors for election other than the number of Class B directors it is entitled to designate as described above.

Acquisition of Competing Entities

      Under the terms of the stockholders agreement, TD has agreed that neither it nor its affiliates will acquire control, as defined under applicable banking regulations, of a retail bank (as described below), except incidentally in connection with some types of acquisitions of other entities that own a retail bank. Specifically, TD may acquire a retail bank in connection with an acquisition of an entity whose primary business is not retail banking and not more than 50% of whose consolidated assets consist of retail banks, as long as the primary purpose of the acquisition is not to avoid the provisions of the stockholders agreement and as long as TD or its applicable affiliate follows the following procedures:

•	within six months of the date of the acquisition and at TD’s election:

—	initiate good faith discussions regarding the contribution of the acquired retail bank to Banknorth Delaware on terms agreed to by TD or its affiliate and a majority of the designated independent directors; or

—	initiate good faith discussions regarding a going-private transaction in accordance with the then-applicable provisions of the stockholders agreement, as summarized above under “— Going-Private Transactions,” and

•	if TD or its affiliate and a majority of the designated independent directors approve the terms of the going-private transaction, or

•	if the approval of a majority of the designated independent directors is not required under the then-applicable provisions of the stockholders agreement, TD or its affiliate otherwise complies with its obligations under the stockholders agreement and then elects to commence a going-private transaction, then TD or its affiliate will use reasonable best efforts to consummate the going-private transaction as promptly as practicable; or

—	commence a process to dispose of the acquired retail bank as promptly as commercially practicable, but in any event TD or its applicable affiliate will enter into a definitive agreement with respect to the disposition of the acquired retail bank within two years after the date of consummation of its acquisition, or in certain circumstances described below in the following bullet point, a later time described below.

•	If TD or its applicable affiliate elect to initiate discussions regarding the contribution of the acquired retail bank or regarding a going-private transaction, as described in the bullet points above, but

—	is unable to agree on terms with respect to a contribution or a going-private transaction, as the case may be, with a majority of the designated independent directors (if, with respect to a going-private transaction, their consent is required); or

—	such contribution or going-private transaction is not consummated within nine months of its commencement, whether because unaffiliated stockholder approval was not received, necessary regulatory approvals were not received or for any other reason not within the control of TD and its affiliates, then TD or its affiliate will then commence a process to dispose of the acquired retail bank as promptly as commercially practicable. If TD or its affiliate commences the process to dispose of the acquired retail bank due to its inability to agree to terms regarding a contribution or going-private transaction, it is required to enter into a definitive agreement with respect to the disposition of the acquired retail bank within two years after the date of consummation of its acquisition. If TD or its affiliate commences the process to dispose of the acquired retail bank due to the failure to consummate a contribution or going-private transaction within nine months of its commencement, it is required to enter into a definitive agreement with respect to the disposition by the later of

•	two years after the consummation of the acquisition of the retail bank; and

•	six months after the termination of the attempted contribution or going-private transaction.

      A retail bank means an FDIC-insured bank that is principally engaged in the business of providing branch-based consumer and commercial banking services in the continental U.S., other than TD Waterhouse Bank, N.A. or similar banks that principally provide banking services to customers of a brokerage, mutual fund, or other similar consumer financial business in the U.S. In addition, any banking or other business conducted by TD through its U.S. branches, agencies, representative offices or subsidiary commercial lending companies will not be considered a retail bank.

Termination

      The stockholders agreement will terminate when TD and its affiliates own either:

•	voting securities of Banknorth Delaware representing less than 15% of the then-outstanding voting securities; or

•	90% or more of each class of capital stock of Banknorth Delaware that would be required in order for TD to effect a short-form merger under Delaware law.

TD’s Rights as Majority Shareholder of Banknorth Delaware

      Immediately after consummation of the TD mergers, TD will own 51% of the outstanding Banknorth Delaware common stock and may acquire additional shares subject to some limitations. As a result, TD generally will have the ability to control the outcome of any matter submitted for the vote or consent of Banknorth Delaware shareholders. The stockholders agreement provides that TD may increase the number of Class B directors of Banknorth Delaware (who are elected exclusively by TD) at any time to a majority of the entire board and that all corporate action by the Banknorth Delaware board will require the affirmative vote of both a majority of the entire board as well as a majority of the Class B directors (whether or not the Class B directors then constitute a majority of the entire board). Accordingly, TD generally will be able to control the outcome of all matters that come before the Banknorth Delaware board except in the specific instances where the stockholders agreement requires separate approval of the designated independent directors. The stockholders agreement and related provisions of the post-transaction certificate of incorporation also permit TD to retain its majority position on the Banknorth Delaware board and certain of its governance rights for limited periods of time even after its ownership of Banknorth Delaware common stock has declined below 50% (but not below 35%) of the outstanding shares. As a result of TD’s controlling interest in Banknorth Delaware, TD will have the power, subject to applicable law, to take actions that might be favorable to TD but not necessarily favorable to other Banknorth Delaware shareholders. In addition, TD’s ownership position and governance rights will prevent Banknorth Delaware from participating in a change of control transaction with a third party in the future unless TD consents to such transaction. Moreover, TD will be under no obligation to purchase all of the remaining publicly held shares of Banknorth Delaware at any particular time and may, in its discretion, purchase significant additional amounts of Banknorth Delaware common stock (but generally not in excess of 66 2/3% of the outstanding shares) in the open market or otherwise without making an offer for all remaining publicly-held shares. As a result, the stock of Banknorth Delaware could trade at prices that do not reflect a “takeover premium” to the same extent as do the stocks of similarly-situated companies that do not have a majority or significant shareholder.

Anticipated Accounting Treatment of the TD Mergers

      TD intends to account for the transaction as a purchase of Banknorth Delaware for both Canadian and United States financial accounting purposes. Accordingly, the aggregate fair value of the consideration paid by TD in connection with the transaction will be allocated to Banknorth’s assets based on their fair values as of the completion of the transaction, and the results of operations of Banknorth will be included in TD’s consolidated results of operations only for periods subsequent to the completion of the transaction. For additional information, see “Unaudited Pro Forma Consolidated Financial Information of TD” beginning on page 103.

      No accounting entries will be required on the separate stand-alone financial statements of Banknorth Delaware as a result of the TD mergers because push-down accounting rules do not apply in these circumstances. Push-down accounting refers to establishing a new basis of accounting in the separate stand-alone financial statements of an acquired entity based on the purchase of substantially all of the voting stock of the acquired entity. The phrase “substantially all” generally refers to acquisitions of 80% or more of the voting stock of an entity. Because TD will acquire only 51% of the voting stock of Banknorth Delaware, push-down accounting does not apply, and Banknorth Delaware’s separate stand-alone financial statements will require no adjustments.

      Completion of the TD mergers is not subject to the availability or use of a specific method of accounting.

You Will Not Have the Opportunity to Vote on the TD/ Banknorth Merger Agreement

      Because the record date for the Banknorth special meeting of shareholders to be held in connection with the TD mergers is before the closing of the BostonFed/ Banknorth merger, you will not be a shareholder of Banknorth entitled to vote on the TD/ Banknorth merger agreement.

Selected Unaudited Pro Forma Consolidated Financial Data of TD

      The following tables set forth selected unaudited pro forma combined financial data of TD, which are presented in Canadian dollars (C$). The pro forma amounts included in the tables below have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, except where noted, are based on the purchase method of accounting and are presented as if the TD mergers had occurred (1) as at October 31, 2004 for purposes of the pro forma consolidated balance sheet and (2) as at November 1, 2003 for purposes of the unaudited pro forma consolidated statements of income for the fiscal year ended October 31, 2004. Pro forma earnings per share does not include the anticipated financial benefits from such items as cost savings and revenue enhancements arising from the transaction, or restructuring and other costs that may be incurred in connection with the transaction. In addition, the pro forma amounts do not include the impact of the BostonFed/ Banknorth merger because of its immateriality to Banknorth.

      Amounts determined under generally accepted accounting principles in the U.S., or U.S. GAAP, that are materially different from those determined under Canadian GAAP are indicated below. For a reconciliation to U.S. GAAP of TD’s consolidated financial statements for the fiscal year ended October 31, 2004, see Note 24 to the consolidated financial statements of TD, included in TD’s Form 40-F for the fiscal year ended October 31, 2004, filed with the SEC on December 13, 2004 and incorporated by reference in this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 101.

      You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of TD and Banknorth incorporated into this proxy statement/ prospectus by reference and the unaudited pro forma consolidated financial statements of TD and accompanying discussion and notes under “Unaudited Pro Forma Consolidated Financial Information of TD” beginning on page 103. See also “Where You Can Find More Information” beginning on page 101. The pro forma amounts in the tables below are presented for informational purposes only. You should not rely on the pro forma amounts as being necessarily indicative of the financial position or results of operations of TD that would have actually occurred had the TD mergers been effective during the periods presented or the future financial position or results of operations of TD. The combined financial information as at the date and for the periods presented may have been different had the TD mergers actually been effective as at such date or during those periods.

      TD pro forma financial information is presented in this document because if both the BostonFed/ Banknorth merger and the TD mergers are consummated, and you do not sell your shares of BostonFed common stock or Banknorth common stock, then upon completion of the TD mergers you will become a shareholder of TD and Banknorth Delaware. There can be no assurance that the TD mergers will be consummated, or, if they are consummated, when the closing will occur.

	As at
	October 31, 2004

	(C$ in millions)
Balance Sheet Data:
Total assets	C$	351,008
Total assets (U.S. GAAP basis)		357,467
Loans (net of allowances for credit losses)		146,888
Loans (net of allowances for credit losses) (U.S. GAAP basis)		146,934
Total deposits		234,360
Total deposits (U.S. GAAP basis)		234,710
Total shareholders’ equity		15,928
Total shareholders’ equity (U.S. GAAP basis)		16,045

	Year Ended
	October 31, 2004

	(C$ in millions,
	except per share
	data)
Operations Data:
Net income	C$	2,383
Net income (U.S. GAAP basis)		1,954
Net income (basic) per common share		3.30
Net income (basic) per common share (U.S. GAAP basis)		2.72
Net income (diluted) per common share		3.28
Net income (diluted) per common share (U.S. GAAP basis)		2.70

      Pro-Forma Tier 1 Ratio. TD prepares its capital ratios using Canadian guidelines for capital adequacy requirements as specified by the Superintendent of Financial Institutions of Canada. TD’s Tier 1 ratio at October 31, 2004 was 12.6%.

      Pro forma capitalization ratios include Banknorth’s September 30, 2004 risk weighted assets. Adjustments to TD’s consolidated Tier 1 capital arising from the TD mergers include adding the issuance of TD common shares, adding the non-controlling interest in subsidiaries and deducting the additional goodwill and intangibles (net of future tax and adjusted for intangible assets in excess of 5% of gross Tier 1 capital), but do not include adding Banknorth’s trust preferred securities because it is not anticipated that TD would receive Tier 1 capital credit for these securities. The resulting pro forma Tier 1 capital ratio is 9.3%, which remains above the Superintendent of Financial Institutions of Canada’s target level of 7%.

      Earnings before Amortization of Intangibles. TD prepares its financial statements in accordance with Canadian GAAP. TD also utilizes earnings before the amortization of intangibles to assess each of its businesses and to measure overall performance. To arrive at this measure, TD removes amortization of intangibles from Canadian GAAP earnings.

      Currently, the majority of TD’s intangible amortization relates to the Canada Trust acquisition in fiscal 2000. TD excludes amortization of intangibles as this approach ensures comparable treatment with goodwill, which is not amortized. Consequently, TD believes that earnings before amortization of intangibles provides the reader with an understanding of TD’s results that can be consistently tracked from period to period.

      As explained, earnings before amortization of intangibles is different from reported results determined in accordance with Canadian GAAP. Earnings before amortization of intangibles is not a defined term under Canadian GAAP, and therefore it may not be comparable to similar terms used by other issuers.

      The table below provides a reconciliation between TD’s pro forma earnings before amortization of intangibles and its pro forma reported results determined in accordance with Canadian GAAP. Pro forma earnings before amortization of intangibles, applicable to common shares and per common share, are determined after excluding the amortization expense arising from intangibles from the pro forma consolidated statement of income.

Pro forma Consolidated Net Income

	Year Ended
	October 31, 2004

	(C$ in millions,
	except share data)
Net income applicable to common shares	C$	2,305
Impact of intangibles amortization expense (tax effected)		572

Earnings before amortization of intangibles	C$	2,877

Diluted average common shares outstanding (millions)		702.8
Diluted net income per common share, before amortization of intangibles	C$	4.09

Currency Exchange Rate Data

      The following tables show, for the date or periods indicated, certain information regarding the U.S. dollar/ Canadian dollar exchange rate and the Canadian dollar/ U.S. dollar exchange rate. The information is based on the noon buying rate as reported by the Federal Reserve Board in the City of New York.

	C$ per U.S.$1.00		U.S.$ per C$1.00

Exchange rate on August 25, 2004 (the last trading day before public announcement of the TD transaction)	C$	1.3047	U.S.$	0.7665
Exchange rate on December 13, 2004	C$	1.2286	U.S.$	0.8139

	Average Rate(1)

	C$ per U.S.$1.00		U.S.$ per C$1.00

Year Ended October 31,
2000	C$	1.4771	U.S.$	0.6770
2001		1.5411		0.6489
2002		1.5718		0.6362
2003		1.4379		0.6955
2004		1.3147		0.7606

(1)	The average rate is calculated as the average of the noon buying rate as reported by the Federal Reserve Board on the last day of each month during the period.

      The following table shows the high and low U.S. dollar/ Canadian dollar exchange rates for each of the months indicated. The information is based on the noon buying rate as reported by the Federal Reserve Board in the City of New York.

	High		Low

	(C$ per U.S.$1.00)
June 2004	C$	1.3772	C$	1.3407
July 2004		1.3353		1.3082
August 2004		1.3323		1.2964
September 2004		1.3071		1.2648
October 2004		1.2726		1.2194
November 2004		1.2263		1.1775

RISK FACTORS

      Upon completion of the merger, you will receive 1.241 shares of Banknorth common stock in exchange for your shares of BostonFed common stock or, at the election of a holder of BostonFed common stock, 1.055 shares of Banknorth common stock and $6.12 in cash, without interest, plus in each case cash in lieu of any fractional share interest. In addition to the other information included or incorporated by reference in this proxy statement/ prospectus, you should carefully consider the matters described below relating to the proposed merger with Banknorth in deciding whether to vote for approval of the merger agreement. Although the matters described below cover all material risks related to the proposed merger, they may not contain all of the information that is important to you in evaluating this transaction. Accordingly, we urge you to read the entire proxy statement/prospectus, including the annexes and the information included or incorporated by reference in this document.

The tax consequences of the merger for BostonFed shareholders will be dependent on the merger consideration received.

      The tax consequences of the merger to you will be dependent on the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of BostonFed common stock solely into shares of Banknorth common stock; however, you generally will be taxed on the amount of cash you receive in exchange for your shares of BostonFed common stock and any fractional share of Banknorth common stock that you would otherwise be entitled to receive. For a detailed discussion of the tax consequences to you of the merger, see “The Merger — Material Federal Income Tax Consequences” beginning on page 75.

Directors and officers of BostonFed have interests in the merger that differ from the interests of shareholders.

      When considering the recommendation of BostonFed’s board of directors, you should be aware that some executive officers and directors of BostonFed have interests in the merger that are somewhat different from your interests. For example, certain executive officers have entered into agreements with BostonFed that provide benefits upon the termination of the executive officer’s employment following the merger. These agreements may create potential conflicts of interest. In addition, Banknorth and David F. Holland, chairman, president and chief executive officer of BostonFed, have entered into an employment agreement under which Banknorth will employ Mr. Holland for a two-year period following the merger at a salary of $100,000 per year. These and certain other additional interests of BostonFed’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 70.

Banknorth may fail to realize the anticipated benefits of the merger.

      The success of the merger will depend on, among other things, Banknorth’s ability to realize anticipated cost savings and to combine the businesses of Banknorth and BostonFed in a manner that does not materially disrupt the existing customer relationships of BostonFed or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Banknorth is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Because the market price of the Banknorth common stock may fluctuate, you cannot be sure of the value of the Banknorth common stock you will receive in the merger.

      You will have the right to receive a fixed number of shares of Banknorth common stock upon consummation of the merger because the merger agreement provides for a fixed exchange ratio whether you exchange your shares of BostonFed common stock solely for shares of Banknorth common stock or elect to exchange such shares for shares of Banknorth common stock and cash in accordance with the terms of the merger agreement. The value of these shares will depend on the market price of the Banknorth common stock at the effective time of the merger. The market price of Banknorth common stock is subject to change at all times based on the future financial condition and operating results of Banknorth, future market conditions and other factors. The market price of the Banknorth common stock at the effective time of the merger or at the time you actually receive stock certificates evidencing shares of Banknorth common stock acquired in connection with the merger may be higher or lower than recent prices. For further information concerning the historical prices of the Banknorth common stock, see “Market for Common Stock and Dividends” beginning on page 80. You are urged to obtain current market prices for the Banknorth common stock in connection with voting your shares on the merger agreement at the special meeting.

The market price of shares of Banknorth common stock may be affected by factors which are different from those affecting shares of BostonFed common stock.

      You will acquire shares of Banknorth common stock in connection with the merger. Some of Banknorth’s current businesses and markets differ from those of BostonFed and, accordingly, the results of operations of Banknorth after the merger may be affected by factors different from those currently affecting the results of operations of BostonFed. For a discussion of the businesses of Banknorth and BostonFed and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 101.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This document and the documents incorporated herein by reference contain forward-looking statements by Banknorth and BostonFed within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of Banknorth upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Banknorth’s earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Banknorth and its merger partners, including BostonFed, may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which Banknorth does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Banknorth is engaged;

•	adverse changes may occur in the securities markets, whether due to terrorist activities, world events or other factors; and

•	competitors of Banknorth may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Banknorth.

      Management of Banknorth and BostonFed each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them because they speak only as of the date of this document, or, in the case of documents incorporated by reference in this document, the dates of those documents. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Banknorth following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Banknorth and BostonFed to control or predict.

GENERAL INFORMATION

      This document constitutes a proxy statement and is being furnished to all record holders of BostonFed common stock in connection with the solicitation of proxies by the board of directors of BostonFed to be used at a special meeting of shareholders of BostonFed to be held on Tuesday, January 11, 2005 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon the merger agreement between Banknorth and BostonFed, which provides, among other things, for the merger of BostonFed with and into Banknorth, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

      This document also constitutes a prospectus of Banknorth relating to the Banknorth common stock to be issued to holders of BostonFed common stock upon completion of the merger. Based on (i) the number of shares of BostonFed common stock outstanding on the record date for the special meeting, (ii) the number of shares of BostonFed common stock issuable upon the exercise of employee stock options outstanding on such date and (iii) the all stock exchange ratio of 1.241, a maximum of approximately 6.1 million shares of Banknorth common stock will be issuable upon completion of the merger.

      Banknorth has supplied all information contained or incorporated by reference herein relating to Banknorth, and BostonFed has supplied all such information relating to BostonFed.

THE SPECIAL MEETING

Date, Place and Time

      A special meeting of shareholders of BostonFed will be held at 2:00 p.m., local time, on Tuesday, January 11, 2005 at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts.

Matters to be Considered

      The purposes of the special meeting are to consider and approve and adopt the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and to consider and vote on any other matters that may be properly submitted for a vote at the special meeting. At this time, the BostonFed board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

      The close of business on November 26, 2004 has been fixed by BostonFed as the record date for the determination of holders of BostonFed common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 4,782,272 shares of BostonFed common stock outstanding and entitled to vote. Each share of BostonFed common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting, subject to the restriction on voting contained in BostonFed’s certificate of incorporation. See “Comparison of the Rights of Shareholders-Voting Rights” on page 88.

How to Vote Your Shares

      Shareholders of record may vote by telephone, via the Internet, by mail or by attending the special meeting and voting in person.

•	Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

      You will have the power to revoke your proxy at any time before it is exercised by:

•	delivering to the secretary of BostonFed prior to the special meeting a written notice of revocation addressed to John A. Simas, Executive Vice President and Secretary, BostonFed Bancorp, Inc., 17 New England Executive Park, Burlington, Massachusetts 01803;

•	delivering to BostonFed prior to the special meeting a properly executed proxy with a later date;

•	voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

      If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” approval and adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the merger agreement.

      At this time, the BostonFed board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

      A quorum, consisting of the holders of a majority of the issued and outstanding shares of BostonFed common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

      The affirmative vote of the holders of a majority of the outstanding shares of BostonFed common stock, voting in person or by proxy, is necessary to approve and adopt the merger agreement on behalf of BostonFed. The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting.

      Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposals to approve and adopt the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of BostonFed common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve and adopt the merger agreement at the special meeting. And for the same reason, the failure of any BostonFed shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker “non-votes” will have no effect on this proposal.

      The directors and executive officers of BostonFed and their respective affiliates collectively owned approximately 8.6% of the outstanding shares of BostonFed common stock as of the record date for the special meeting. The directors of BostonFed, who can cast approximately 4.6% of the votes entitled to be cast at the special meeting, have entered into shareholder agreements with Banknorth under which they have agreed to vote all of their shares for approval and adoption of the merger agreement. See “Certain Beneficial Owners of BostonFed Common Stock” beginning on page 98 and “The Merger — Shareholder Agreements” on page 79.

      As of the close of business on the record date for the special meeting, neither Banknorth nor, to the knowledge of Banknorth, any of its directors and executive officers, beneficially owned any shares of BostonFed common stock.

Solicitation of Proxies

      BostonFed will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that Banknorth and BostonFed will share equally the cost of printing and mailing this document and the fee payable to the SEC in connection with the filing of the registration statement of which this document is a part. In addition to solicitation by mail, the directors, officers and employees of BostonFed and its subsidiaries may solicit proxies from shareholders of BostonFed in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and BostonFed will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

      BostonFed has retained The Altman Group, a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $5,000, plus reimbursement for reasonable out-of-pocket expenses.

Recommendations of the BostonFed Board of Directors

      The BostonFed board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on BostonFed’s reasons for the merger described in this document, including Sandler O’Neill’s fairness opinion, the board of directors of BostonFed believes that the merger is in the best interests of BostonFed’s shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — BostonFed’s Reasons for the Merger” beginning on page 40. The BostonFed board of directors also unanimously recommends that you vote “FOR” approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

THE MERGER

(Proposal 1)

      The following information describes the material aspects of the merger agreement and the merger. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

      Under the terms and conditions set forth in the merger agreement, BostonFed will be merged with and into Banknorth. At the effective time of the merger, each share of common stock of BostonFed, par value $0.01 per share, outstanding immediately before the effective time of the merger (other than shares held by Banknorth or BostonFed other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive 1.241 shares of Banknorth common stock or, at the election of a holder of BostonFed common stock, 1.055 shares of Banknorth common stock and $6.12 in cash, without interest. Banknorth will not issue any fractional shares, and BostonFed shareholders will receive cash for the value of any fractional share to which they would otherwise be entitled.

Background of the Merger

      The management of BostonFed has periodically reviewed and assessed the strategic options of BostonFed. Such reviews and assessments were conducted internally and, at various times, with the assistance of Sandler O’Neill, BostonFed’s financial advisor. On a periodic basis, senior management and Sandler O’Neill have discussed with the BostonFed board of directors the strategic options for BostonFed, including strategies to grow and enhance BostonFed’s business through internal and external means and through acquisitions of other financial service providers. These discussions have included analyses of the financial institution merger market on a national and regional basis, the potential value of the BostonFed franchise based on current merger market fundamentals and the potential market value of the stock of BostonFed assuming the execution of its then-current business plan under various scenarios. The board and management also routinely have discussed the increasing level of competition, continuing consolidation, regulatory burden and related costs and other developments in the financial services industry, particularly, in the Boston metropolitan area. Additionally, the management of BostonFed has, from time to time, informally discussed with representatives of other financial institutions strategic opportunities.

      William J. Ryan, Chairman, President and Chief Executive Officer of Banknorth, and David F. Holland, Chairman, President and Chief Excutive Officer of BostonFed, have had a business relationship for many years primarily as a result of their participation in financial services industry professional and trade organizations. In addition, from time to time, Messrs. Ryan and Holland have met socially. In the past, Mr. Ryan had informally indicated that in the event BostonFed were interested in a sale, Banknorth might be interested in being provided the opportunity to acquire BostonFed.

      During the most recent annual strategic and business planning sessions of the board of directors in late 2003 and early 2004, management and the board discussed the recent performance of BostonFed, its current financial condition and business plan, competition and the prospects for BostonFed on an independent basis under various scenarios designed to improve its financial performance. At such time it was determined that while BostonFed could improve upon its recent earnings performance as an independent entity it faced several challenges that would make it difficult for BostonFed to significantly improve its earnings. In particular, recent trends in the interest rate environment and lending activity, the expected interest rate environment and the expected performance of BostonFed’s Forward Financial operations and the continued burden of regulatory and legislative compliance and associated costs were noted as the most significant issues facing BostonFed.

      On March 10, 2004, David Holland was contacted by a representative of Sandler O’Neill informing him that Sandler O’Neill had been contacted by Mr. Ryan and Peter J. Verrill, Chief Operating Officer of Banknorth, and that Banknorth had expressed an interest in acquiring BostonFed at a price of $40.00 per share to be paid in Banknorth stock. The following week Mr. Holland met with Sandler O’Neill to discuss Banknorth’s preliminary expression of interest and to review the expressed level of interest in relation to the prevailing merger market multiples and the potential market value of BostonFed stock based on its operations as an independent entity under various operating scenarios, including the execution of its recently approved business plan and more optimistic assumption scenarios. Additionally, Mr. Holland and representatives of Sandler O’Neill discussed on a preliminary basis other candidates that would possibly be interested in acquiring BostonFed and what those candidates might be willing and able to pay for BostonFed. After this meeting, Mr. Holland conferred with David Conley and John Simas to discuss Banknorth’s expression of interest and Sandler O’Neill’s subsequent analyses of the level of Banknorth’s interest. Mr. Holland then discussed the matter with counsel and it was determined to discuss the matter at the upcoming regular board meeting. Over the next two weeks, Messrs. Holland, Conley and Simas (whom we refer to collectively as “senior management”) worked with representatives of Sandler O’Neill to prepare an analysis of Banknorth’s expression of interest and refine the analyses of BostonFed’s projected earnings and market value based on the execution of its business plan under a variety of scenarios.

      On March 25, 2004, at a regular meeting of the board of directors, senior management discussed with the board Banknorth’s expression of interest, the views of management regarding Banknorth’s operations and their level interest in acquiring BostonFed, status of the performance of BostonFed in relation to its then-current business plan and the projected earnings of BostonFed under various scenarios. At such meeting, Sandler O’Neill provided a detailed update of the national and regional financial institutions merger market, the potential value of the BostonFed franchise based upon the current merger market fundamentals and the potential market value of BostonFed stock assuming various scenarios under BostonFed’s business plan. Sandler O’Neill also discussed other institutions that might be interested in pursuing a business combination with BostonFed at the pricing level indicated by Banknorth. Sandler O’Neill advised the board of its view on the level of pricing offered by Banknorth and Banknorth’s sensitivity to BostonFed negotiating with multiple parties in the event BostonFed intended to engage in more serious discussions with Banknorth. Representatives of Muldoon Murphy Faucette & Aguggia LLP also advised the board of its fiduciary duties in the context of merger and acquisition transactions and the regulatory and severance issues involved with such transactions. At the meeting, it was determined by the board that, in light of the level of pricing indicated by Banknorth, the performance of Banknorth and its stock and the expected market value of BostonFed common stock in the event it were to implement its current business plan under the best case scenarios, that Mr. Holland was authorized to negotiate a transaction with Banknorth and further develop the material terms of a transaction with the assistance of BostonFed’s financial and legal advisors. In reaching this recommendation, the board of directors gave particular consideration to Banknorth’s proven record of successful merger integrations and the potential value and efficiencies of the combined companies. The board also requested that senior management and Sandler O’Neill consider obtaining expressions of interest from other potential acquirers at the appropriate time.

      Over the next week, a confidentiality agreement was executed by BostonFed and Banknorth. On April 2, 2004, Mr. Holland and a representative of Sandler O’Neill met with Mr. Ryan to discuss the proposed structure of a possible transaction, the type and mix of merger consideration, the potential cost savings that could be achieved and other material issues. Subsequent to this meeting, preliminary due diligence materials were requested by and provided to Banknorth. In addition, senior management held a series of discussions with Sandler O’Neill to address the financial aspects of a proposed transaction involving BostonFed, including the cost savings and efficiencies that could reasonably be achieved through a combination with Banknorth as well as other potential acquirers identified by senior management and Sandler O’Neill. Additional due diligence materials were subsequently provided to Banknorth, and in late April, a meeting among senior management, representatives of Banknorth, representatives of Sandler O’Neill and representatives of Keefe Bruyette & Woods, Inc., financial advisor to Banknorth, was held to discuss the preliminary due diligence materials provided by BostonFed and address in detail the operating efficiencies and cost savings that could be achieved by a combination of the companies and to identify any other issues relevant to a merger transaction.

      During the first week of May 2004, Mr. Holland and representatives of Sandler O’Neill continued to negotiate the terms of possible transaction with Banknorth. Sandler O’Neill also informed Mr. Ryan of BostonFed’s intention of identifying other potential acquirers and obtaining expressions of interest from other institutions. Later during the same week, Banknorth advised Sandler O’Neill that, due to its involvement in other matters, it would be unable to continue to focus on a transaction with BostonFed. In this regard, Banknorth advised Sandler O’Neill that it remained interested in BostonFed but it may be two to three months before Banknorth could engage in further discussions. Mr. Ryan subsequently confirmed Banknorth’s inability to proceed with its negotiations with Mr. Holland and advised him that they would keep the proposed pricing at the $40 per share level if negotiations were to proceed at some future time. Senior management of BostonFed then held a series of meetings and discussions with Sandler O’Neill to discuss the possibility of contacting other potential acquirors or waiting until Banknorth was available to resume negotiations. Senior management then asked Sandler O’Neill to identify other viable potential acquirors that may be interested in BostonFed at the pricing levels indicated by Banknorth. Twenty potential acquirors were preliminarily identified by senior management and Sandler O’Neill and such list was narrowed down to four institutions based upon a variety of factors, including size, ability to successfully consummate a transaction at least at the $40 per share level, geographic market considerations, potential cost savings and the level of interest that they had indicated in the past to Sandler O’Neill or BostonFed. Senior management directed Sandler O’Neill to approach the selected institutions to gauge each institution’s interest in acquiring BostonFed and to provide any institution expressing interest with preliminary due diligence materials upon execution of a confidentiality agreement. During the last three weeks of May, each of the four institutions were contacted by representatives of Sandler O’Neill, confidentiality agreements were executed by all such institutions and preliminary due diligence materials were provided. During this time period, senior management and Sandler O’Neill held discussions with institutions to discuss due diligence questions and integration issues. During the first week of June 2004, one of the four institutions indicated it was no longer interested in pursuing a transaction with BostonFed. Later that week correspondence was sent by Sandler O’Neill to the financial institutions that remained interested, in which Sandler O’Neill requested that each institution provide a non-binding expression of interest that addressed a variety of material transaction terms with the understanding that the final terms offered would be subject to additional due diligence by the interested parties. During that same week, representatives of Banknorth indicated that Banknorth remained interested in acquiring BostonFed and could now resume discussions, and requested additional due diligence information. Also, during that week another regional banking institution contacted by Sandler O’Neill indicated that it was not interested in submitting a proposal to acquire BostonFed.

      In response to the request for a non-binding expression of interest, one institution provided an oral expression of interest at $32 per share in cash and one institution provided a written expression of interest at a range of $38 to $42 per share in a mix of cash and stock which was subsequently refined to a range of $40 to $42 per share. Additionally, during the next week Banknorth submitted a written expression of interest which proposed to acquire BostonFed for 1.23 shares of Banknorth stock, which would be equal to $40.76 per share based on Banknorth’s stock price at such time.

      On June 9, 2004, the board of directors held a special meeting with senior management and BostonFed’s financial and legal advisors to discuss the status of the merger process and the expressions of interest provided by the interested institutions. At this meeting, senior management and representatives of Sandler O’Neill detailed the process conducted to identify potential acquirors and solicit the expressions of interest and the pricing proposed in comparison to multiples for recent merger transactions on a regional and national basis. Sandler O’Neill provided a detailed analysis of Banknorth and the other competing acquiror that proposed acquiring BostonFed in a range of $40 to $42 per share. Sandler O’Neill’s analysis included consideration of each institution’s history and overall operations, financial condition and balance sheet, recent financial performance, historical market performance, equity, liquidity, current market pricing of the institution’s stock relative to peer institutions regionally and nationally and pro forma analyses of a combination with BostonFed. Senior Management and representatives of Sandler O’Neill also compared the level of pricing offered by each institution with estimates of the future performance of BostonFed’s stock assuming various scenarios under the current business plan, including a present value analysis. Based on various factors, including the level of due diligence and negotiations conducted by each, Sandler O’Neill’s assessment of each institution’s familiarity with the operations and financial condition of BostonFed and likelihood of the proposed pricing being revised after further due diligence, the volatility and performance of each institution’s common stock, the operating history and strategy of each institution, dividend histories, relative abilities of each institution to complete and integrate merger transactions and the ability of BostonFed shareholders to participate in the future of the combined company with the cash and stock mix proposed, the board of directors authorized Mr. Holland to negotiate, with the assistance of BostonFed’s legal and financial advisors, a definitive merger agreement with Banknorth on the basis of its proposal and to conduct due diligence on Banknorth.

      Subsequent to the June 9 board meeting, Sandler O’Neill informed the other competing institution of BostonFed’s decision to pursue a transaction with another party. Over the next several days, representatives of senior management of BostonFed and representatives of Sandler O’Neill and Muldoon Murphy Faucette and Aguggia LLP held several discussions and meetings with representatives of Banknorth and their financial and legal advisors to negotiate the definitive merger agreement, discuss integration issues and conduct further due diligence. Additionally, analyses of severance payments due under employment and change in control agreements were conducted and Banknorth negotiated with the officers covered by those agreements to establish the severance payment amounts in exchange for the execution of release agreements and other obligations to Banknorth.

      On June 18, 2004, the Banknorth board of directors approved the proposed terms of the merger and definitive merger agreement.

      On June 20, 2004, the board of directors of BostonFed held a special meeting at which senior management and representatives of Sandler O’Neill and Muldoon Murphy Faucette and Aguggia LLP presented the terms of the definitive merger agreement and ancillary agreements and the findings of BostonFed’s due diligence investigation of Banknorth. In addition, detailed presentations on the expected costs associated with the proposed transaction, estimated severance payments and consulting arrangements and the structure and tax treatment of the transaction were addressed. Representatives of Sandler O’Neill made a presentation regarding the fairness of the merger consideration in the proposed transaction to BostonFed’s shareholders from a financial point of view. The board reviewed with representatives of Muldoon Murphy Faucette and Aguggia LLP the impact of the transaction on the existing employment and change in control agreements entered into with management, the fiduciary obligations and legal standards applicable to the proposed transaction, the approvals and contingencies necessary to consummate the transaction and the regulatory issues and process involved. After those presentations and further discussions regarding the proposed mix of cash and stock consideration and the fluctuation of the overall merger consideration under various scenarios, the board determined that the merger agreement, ancillary agreements and transactions contemplated thereby were in the best interests of BostonFed’s shareholders, unanimously approved the proposed merger and related agreements and authorized Mr. Holland to execute the merger agreement and related documents and to take all steps necessary to effect the proposed transaction.

      On June 20, 2004, BostonFed and Banknorth executed the merger agreement and ancillary documents and on June 21, 2004 a joint press release was issued announcing the transaction before the trading of their stock on the AMEX and the NYSE, respectively.

BostonFed’s Reasons for the Merger

      The BostonFed board has unanimously approved the merger agreement and recommends that BostonFed shareholders vote “FOR” the approval of the merger agreement.

      The BostonFed board has determined that the merger is fair to, and in the best interests of, BostonFed and its shareholders. In approving the merger agreement, the board of directors of BostonFed consulted with its financial advisors with respect to the financial aspects and fairness of the transaction to BostonFed’s shareholders from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. In reaching its determination to approve and recommend the merger, the board of directors of BostonFed, with advice from senior management and financial and legal advisors, considered a number of factors, including the following material factors:

•	The board of directors’ understanding of strategic options available to BostonFed and the assessment of those options by the board and senior management as to the prospects and estimated results of the execution of its business plan as an independent entity under various scenarios, and the determination that none of those strategic options or the execution of its business plan under the best case scenarios were likely to create greater value on a present value basis for shareholders than the merger consideration being paid by Banknorth.

•	The ability of BostonFed shareholders to continue to participate in the future of the combined entity by receiving Banknorth common stock and ability of shareholders to elect to receive approximately 15% of the merger consideration in cash to moderate the effects of market fluctuations in Banknorth common stock and that shareholders would have potential value appreciation by owning the common stock of a highly-regarded and profitable financial institution operating in the New England region.

•	Information concerning the business, earnings, operations, financial condition, strategic initiatives and general prospects of Banknorth as compared to the other interested institution and the expected performance of Banknorth and BostonFed on a combined basis as compared to a combination involving the other interested bidder. In particular, the board of directors considered the recent merger transactions consummated by Banknorth and the impact those transactions had on Banknorth’s performance, the market value and trading history of the common stock of Banknorth in comparison to its peer institutions and the other interested bidder, and in comparison to BostonFed’s common stock, the combined franchise and geographic coverage that would result from a merger with Banknorth as compared to the competing bidder and the relative prospects of continued growth and performance of Banknorth in comparison to the other bidder based upon the expected interest rate environment in the near term and the structure of each bidder’s balance sheet and operating strategy.

•	The opinion rendered by Sandler O’Neill, as financial advisor to BostonFed, that, subject to the assumptions and limitations set forth therein, the merger consideration was, as of the date of the opinion, fair, from a financial point of view, to BostonFed’s shareholders.

•	The potential efficiencies and synergies that could result from a combination with Banknorth and the wider array of products and services that would be available to the current customers and communities served by BostonFed and the prospect that the combined entity would be better able to capitalize on opportunities to provide increased financial services to BostonFed customers.

•	The results of the due diligence review conducted on Banknorth, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner.

•	The effect of the merger on the depositors, customers and the communities served by BostonFed. The acquisition by Banknorth was deemed to be an opportunity to provide depositors, customers and the communities served by BostonFed with increased financial services and access to financial services throughout a wider market area.

•	The expected effect on BostonFed employees of a merger with Banknorth in comparison to the other bidder and that after the merger BostonFed employees would have opportunities for career advancement in a larger organization.

•	That Mr. Holland would remain involved with the combined entity as the Assistant to the Chief Executive Officer of Banknorth and Vice Chairman of the Massachusetts-based advisory board of directors of Banknorth, N.A.

•	The current and prospective economic, competitive and regulatory environment and associated compliance costs facing BostonFed and independent community banking institutions generally.

•	A review, with the assistance of its financial and legal advisors, of the terms of the merger agreement, the structure of the merger and the mix of cash and stock consideration, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes as to the stock component of the merger consideration.

•	The likelihood of regulatory and shareholder approvals and estimated transactional and severance costs associated with the merger and payments that could be triggered upon termination of or failure to consummate the merger.

      The foregoing information and factors considered by BostonFed’s board of directors are not exhaustive, but includes all material factors that BostonFed’s board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by BostonFed’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of BostonFed’s Senior Management and legal and financial advisers, and reached a general consensus that the merger was in the best interests of BostonFed and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. BostonFed’s board of directors relied on the experience and expertise of BostonFed’s financial adviser for quantitative analysis of the financial terms of the merger. See “The Merger — Opinion of BostonFed’s Financial Advisor” below. It should be noted that this explanation of the reasoning of BostonFed’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements” on page 32.

Banknorth’s Reasons for the Merger

      Banknorth entered into the merger agreement with BostonFed because, among other things, Banknorth believes the merger is consistent with its expansion strategy within the northeastern United States. The BostonFed franchise is a natural extension of Banknorth’s current operations in Massachusetts, and Banknorth believes the merger will enhance its competitive position in the markets currently served.

Opinion of BostonFed’s Financial Advisor

      By letter dated as of March 26, 2004, BostonFed retained Sandler O’Neill as its independent financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally-recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Sandler O’Neill acted as BostonFed’s financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the June 20, 2004 meeting at which BostonFed’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to BostonFed shareholders from a financial point of view. Sandler O’Neill has confirmed its June 20th opinion by delivering to the board a written opinion dated the date of this proxy statement/ prospectus. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. In rendering its updated opinion, Sandler O’Neill also considered the impact of the TD mergers on the fairness of the merger consideration from a financial point of view to the BostonFed shareholders who receive shares of Banknorth in the merger and who do not sell those shares. Sandler O’Neill’s review of the TD mergers was limited and did not include a due diligence investigation. Sandler O’Neill was not asked to, and did not, render an opinion as to the fairness of the consideration to be paid in the TD mergers to the holders of Banknorth common stock. Banknorth was represented by two other financial advisors in the TD mergers and such advisors rendered opinions to the board of directors of Banknorth as to the fairness of the TD merger consideration to the holders of Banknorth shares from a financial point of view. The full text of Sandler O’Neill’s updated opinion is attached as Annex II to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

      Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the BostonFed board and is directed only to the fairness of the merger consideration to BostonFed shareholders from a financial point of view. It does not address the underlying business decision of BostonFed to engage in the merger or any other aspect of the merger and is not a recommendation to any BostonFed shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration a shareholder should elect in the merger or any other matter.

      In connection with rendering its opinions, Sandler O’Neill reviewed and considered, among other things:

(1) the merger agreement;

(2) certain publicly available financial statements and other historical financial information of BostonFed that it deemed relevant;

(3) certain publicly available financial statements and other historical financial information of Banknorth that it deemed relevant;

(4) internal financial projections for BostonFed for the year ending December 31, 2004 prepared by and reviewed with the management of BostonFed and earnings estimates for the years ending December 31, 2005 through 2007 furnished by and reviewed with the management of BostonFed;

(5) internal financial projections for Banknorth for the year ending December 31, 2004 prepared by and reviewed with management of Banknorth, earnings estimates for the year ending December 31, 2005 furnished by and reviewed with the management of Banknorth, estimates of earnings per share growth for subsequent years furnished by and discussed with the management of Banknorth and earnings per share estimates for Banknorth for the years ending December 31, 2004 through 2006 published by Institutional Brokerage Estimate System (“I/B/E/S”);

(6) the pro forma financial impact of the merger on Banknorth, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of BostonFed and Banknorth;

(7) the publicly reported historical price and trading activity for BostonFed’s and Banknorth’s common stock, including a comparison of certain financial and stock market information for BostonFed and Banknorth with similar publicly available information for certain other companies the securities of which are publicly traded;

(8) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available;

(9) the current market environment generally and the banking environment in particular; and

(10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

      Sandler O’Neill also discussed the business, financial condition, results of operations and prospects of BostonFed with certain members of BostonFed’s senior management and held similar discussions with certain members of Banknorth’s senior management regarding the business, financial condition, results of operations and prospects of Banknorth.

      In rendering its updated opinion Sandler O’Neill also considered the following in connection with the TD mergers:

(1) the TD/Banknorth merger agreement;

(2) certain publicly available financial statements and other information of TD that Sandler O’Neill deemed relevant;

(3) earnings per share estimates for TD for the years ending December 31, 2005 and 2006 published by I/ B/ E/ S;

(4) the joint investor presentation made by Banknorth and TD on August 26, 2004 and filed with the SEC by Banknorth on that date and by TD on August 27, 2004;

(5) the fairness opinions issued, and the joint presentation given to the board of directors of Banknorth by other financial advisors, on the fairness of the TD merger consideration to Banknorth shareholders from a financial point of view;

(6) the publicly-reported historical price and trading activity for the TD common shares, including a comparison of certain financial and stock market information for TD with similar publicly-available information for certain other companies the securities of which are publicly traded;

(7) the registration statement on Form S-4/ F-4 relating to the TD mergers filed by TD and Banknorth Delaware with the SEC on October 4, 2004, as amended to the date of this proxy statement/prospectus; and

(8) the U.S. federal income tax aspects of the TD merger consideration as disclosed in such registration statement and in this document.

      Sandler O’Neill also discussed the TD mergers with members of senior management of BostonFed and Banknorth.

      In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of BostonFed’s and Banknorth’s managements that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of BostonFed, Banknorth or TD or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of BostonFed, Banknorth or TD, nor did it review any individual credit files relating to BostonFed, Banknorth or TD. With BostonFed’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for BostonFed, Banknorth and TD were adequate to cover such losses and with respect to BostonFed and Banknorth would be adequate on a pro forma basis for the combined entity formed in the merger. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of BostonFed, Banknorth or TD.

      Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement, the TD merger agreement and all agreements related to the merger agreement and the TD merger agreement were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed, with BostonFed’s consent, that there had been no material change in BostonFed’s, Banknorth’s and TD’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, that BostonFed, Banknorth and TD would remain as going concerns for all periods relevant to its analyses and that the merger would qualify as a tax-free reorganization for federal income tax purposes and that the U.S. federal income tax treatment of the TD mergers would be consistent with the tax disclosure in the above-referenced registration statement on Form S-4/F-4 and in this document. Finally, with BostonFed’s consent, Sandler O’Neill relied upon the advice BostonFed received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to (i) the merger and the other transactions contemplated by the merger agreement and (ii) the TD mergers and the other transactions contemplated by the TD/Banknorth merger agreement.

      In rendering its June 20, 2004 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to BostonFed or Banknorth and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of BostonFed or Banknorth and the companies to which they are being compared.

      The earnings projections for BostonFed and Banknorth used and relied upon by Sandler O’Neill in its analyses were based upon internal financial projections provided by each company. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, BostonFed’s and Banknorth’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the future financial performance of BostonFed and Banknorth, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for BostonFed and Banknorth were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BostonFed, Banknorth and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the BostonFed board at the June 20th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of BostonFed’s common stock or Banknorth’s common stock or the prices at which these securities may be sold at any time.

      Summary of BostonFed/Banknorth Proposal. Sandler O’Neill reviewed the financial terms of the proposed BostonFed/Banknorth transaction. Based upon the closing price of Banknorth’s common stock on

June 18, 2004 of $32.64 and assuming 100% of BostonFed’s shares are converted into Banknorth stock in the merger at an exchange ratio of 1.241, Sandler O’Neill calculated an implied transaction value of $40.51 per share. Based upon BostonFed’s March 31, 2004 financial information, Sandler O’Neill calculated the ratios for the transaction set forth below. As shown in the table below, Sandler O’Neill compared those ratios to the ratios of certain nationwide and northeastern regional savings institutions transactions with transaction values greater than $15 million announced during the period beginning on January 1, 2004 and ending on June 18, 2004.

			Nationwide		Regional
	Transaction		Transaction		Transaction
	Ratios		Ratios(1)		Ratios(2)

Transaction value/ LTM Earnings per share	33.20	x	20.12	x	22.30	x
Transaction value/ Estimated 2005 Earnings per share	28.53x(3)		16.44	x	18.98	x
Transaction value/ Estimated 2005 Earnings per share	22.76x(4)		16.44	x	18.98	x
Transaction value/ Stated book value per share	191.79%		192.96%		209.42%
Transaction value/ Tangible book value per share	233.60%		192.96%		256.62%
Tangible book premium/ Core deposits	15.16	%(5)	18.08%		20.89%
Premium to market	29.62	%(6)	10.49	%(7)	(1.39	)%(7)

(1)	Based upon median values for 23 savings institution transactions.

(2)	Based upon median values for 8 savings institution transactions.

(3)	Based on I/B/E/S mean EPS estimate.

(4)	Based on Management’s EPS estimate.

(5)	Assumes BostonFed’s core deposits are $767 million which excludes jumbo deposits and brokered deposits totaling $411 million.

(6)	Based on BostonFed’s closing stock price of $31.25 on June 18, 2004.

(7)	Based on the seller’s price 2 days before announcement.

      For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted shares. The aggregate BostonFed/Banknorth transaction value was approximately $195 million, based upon the closing price of Banknorth’s common stock on June 18, 2004 of $32.64, and 4.5 million shares of BostonFed common stock outstanding using the treasury method with respect to options outstanding for 435,898 shares of BostonFed common stock having an assumed exercise price equal to the weighted average exercise price of the options of $15.43.

      Stock Trading History of BostonFed and Banknorth. Sandler O’Neill reviewed the history of the reported trading prices and volume of BostonFed’s and Banknorth’s common stock and the relationship between the movements in the prices of BostonFed’s and Banknorth’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, the Nasdaq Bank Index and the weighted average performance (based upon market capitalization) of a peer group of publicly-traded savings institutions and commercial banks for BostonFed and Banknorth, respectively, selected by Sandler O’Neill. The composition of the respective peer groups is discussed under “Comparable Company Analysis” below. During the period beginning on June 17, 2003 and ending on June 18, 2004, BostonFed’s common stock outperformed the BostonFed Peer Group and underperformed each of the other indices to which it was compared. During the period from June 15, 2001 through June 18, 2004, BostonFed’s common stock generally underperformed its Peer Group but outperformed each of the indices to which it was compared.

BostonFed’s Stock Performance from June 17, 2003 through June 18, 2004

	Beginning Index	Ending Index
	Value	Value
	June 17, 2003	June 18, 2004

BostonFed	100.00%	110.82%
BostonFed Peer Group	100.00	106.62
Nasdaq Bank Index	100.00	113.06
S&P 500 Index	100.00	112.19
S&P Bank Index	100.00	111.21

BostonFed’s Stock Performance from June 15, 2001 through June 18, 2004

	Beginning Index	Ending Index
	Value	Value
	June 15, 2001	June 18, 2004

BostonFed	100.00%	142.37%
BostonFed Peer Group	100.00	172.33
Nasdaq Bank Index	100.00	140.54
S&P 500 Index	100.00	93.46
S&P Bank Index	100.00	120.21

      During the respective periods beginning on June 17, 2003 and ending on June 18, 2004 and beginning on June 15, 2001 and ending on June 18, 2004, Banknorth’s common stock outperformed the Banknorth Peer Group and each of the other indices to which it was compared.

Banknorth’s Stock Performance from June 17, 2003 through June 18, 2004

	Beginning Index	Ending Index
	Value	Value
	June 17, 2003	June 18, 2004

Banknorth	100.00%	123.26%
Banknorth Peer Group	100.00	111.48
Nasdaq Bank Index	100.00	113.06
S&P 500 Index	100.00	112.19
S&P Bank Index	100.00	111.21

Banknorth’s Stock Performance from June 15, 2001 through June 18, 2004

	Beginning Index	Ending Index
	Value	Value
	June 15, 2001	June 18, 2004

Banknorth	100.00%	153.89%
Banknorth Peer Group	100.00	133.49
Nasdaq Bank Index	100.00	140.54
S&P 500 Index	100.00	93.46
S&P Bank Index	100.00	120.21

      Comparable Company Analysis for each of BostonFed and Banknorth. Sandler O’Neill used publicly available information to compare selected financial and market trading information for BostonFed and Banknorth and certain savings institutions and commercial banks, respectively. The savings institutions to which BostonFed was compared consisted of the following publicly traded savings institutions that had total assets of between approximately $560 million and $3.4 billion and are located in the Mid-Atlantic/ New England region of the United States:

Berkshire Hills Bancorp, Inc.	New Hampshire Thrift Bancshares, Inc.
Dime Community Bancshares, Inc.	NewMil Bancorp, Inc.
Flushing Financial Corporation	OceanFirst Financial Corp.
FMS Financial Corporation	PennFed Financial Services, Inc.
MASSBANK Corp.	Woronoco Bancorp, Inc.

The analysis compared publicly available financial information for BostonFed and the median data for the BostonFed Peer Group as of or for the twelve-month period ended March 31, 2004. The table below sets forth the comparative data as of or for the twelve-month period ended March 31, 2004, with pricing data as of June 18, 2004.

BostonFed Peer
BostonFed	Group

Total assets (in millions)	$1,667.9	$1,257.1
Tangible equity/tangible assets	4.76%	7.10%
Intangible assets/total equity	17.88%	3.67%
Net loans/total assets	71.77%	65.50%
Gross loans/total deposits	102.82%	96.23%
Total borrowings/total assets	21.28%	21.47%
NPAs/total assets	0.58%	0.06%
LLR/gross loans	1.18%	0.71%
Net interest margin	2.41%	3.32%
Non-interest income/average assets	0.84%	0.66%
Fees/revenues	27.16%	17.81%
Non-interest expense/average assets	2.54%	2.32%
Efficiency ratio	81.75%	59.05%
LTM Return on average assets	0.35%	0.97%
LTM Return on average equity	6.03%	12.39%
Price/book value per share	147.97%	174.51%
Price/tangible book value per share	180.18%	206.92%
Price/ LTM earnings per share	25.61	x	16.06x
Price/ Estimated 2004 earnings per share(1)	28.67	x	16.81x
Price/ Estimated 2005 earnings per share(1)	22.16	x	13.68x
Dividend payout ratio	52.46%	30.74%
Dividend yield	2.05%	2.29%
Price/52-week high	81.59%	85.29%
Market capitalization (in millions)	$141.5	$172.0

(1)	I/B/E/S mean estimates.

      Banknorth. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Banknorth and the following publicly traded commercial banks that had total assets of between $12.1 billion and $52.7 billion and are located across the United States:

AmSouth Bancorporation	Huntington Bancshares Incorporated
Associated Banc-Corp	M&T Bank Corporation
Colonial BancGroup, Inc.	Sky Financial Group Inc.
Commerce Bancshares, Inc.	SouthTrust Corporation
Hibernia Corporation	Zions Bancorporation

      The analysis compared publicly available financial information for Banknorth and the median data for the Banknorth peer group as of or for the twelve-month period ended March 31, 2004. The table below sets forth the comparative data as of or for the twelve-month period ended March 31, 2004 with pricing data as of June 18, 2004.

Banknorth Peer
Banknorth	Group

Total assets (in millions)	$26,879.6	$24,253.2
Tangible equity/tangible assets	5.79%	6.96%
Intangible assets/total equity	43.83%	17.62%
Net loans/total assets	61.15%	68.32%
Gross loans/total deposits	92.83%	100.47%
Total borrowings/total assets	22.46%	21.77%
NPAs/total assets	0.26%	0.39%
LLR/gross loans	1.40%	1.42%
Net interest margin	3.67%	3.76%
Non-interest income/average assets	1.29%	1.70%
Fees/revenues	28.15%	32.86%
Non-interest expense/average assets	2.49%	2.94%
Efficiency ratio	54.44%	56.85%
LTM Return on average assets	1.38%	1.41%
LTM Return on average equity	14.51%	15.85%
Price/book value per share	200.68%	209.37%
Price/tangible book value per share	357.26%	278.27%
Price/ LTM earnings per share	15.04	x	14.12x
Price/ Estimated 2004 earnings per share(1)	13.89	x	13.54x
Price/ Estimated 2005 earnings per share(1)	12.65	x	12.10x
Dividend payout ratio	33.87%	41.06%
Dividend yield	2.25%	2.98%
Price/52-week high	93.93%	92.94%
Market capitalization (in millions)	$5,321.8	$4,315.5

(1)	I/B/E/S mean estimates.

      Analysis of Selected Merger Transactions. Sandler O’Neill reviewed merger transactions involving publicly-traded savings institutions as acquired institutions with transaction values greater than $15 million announced from January 1, 2004 to June 18, 2004. This included all transactions announced nationwide within those parameters, including 8 transactions announced in the Mid-Atlantic/ New England region. Sandler O’Neill also separately considered the 8 regional transactions. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated 2005 earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. The median multiples were applied to BostonFed’s financial information as of and for the twelve months ended March 31, 2004. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of BostonFed’s common stock of $24.48 to $47.98 based upon the median multiples for nationwide savings institution transactions and $27.13 to $52.74 based upon the median multiples for regional savings institution transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $40.51 per share.

Nationwide Transactions

	Range of Multiples	Implied Value(1)

Transaction price/ LTM EPS	12.1x – 62.1x	$24.48
Transaction price/ Estimated 2005 EPS	12.1x – 25.4x	$29.27	(2)
Transaction price/ Book value	99.7% – 297.5%	$40.75
Transaction price/ Tangible book value	99.7% – 396.0%	$33.47
Tangible book premium/ Core deposits	1.1% – 42.8%	$47.98	(3)
Premium to market	(9.3)% – 29.4%	$34.53	(4)

Regional Transactions

	Range of Multiples		Implied Value(1)

Transaction price/ LTM EPS	12.1x –	58.7x	$27.13
Transaction price/ Estimated 2005 EPS	12.1x –	21.9x	$33.79	(2)
Transaction price/ Book value	149.5% –	297.5%	$44.23
Transaction price/ Tangible book value	149.5% –	396.0%	$44.51
Tangible book premium/ Core deposits	7.6% –	42.8%	$52.74	(3)
Premium to market	(6.2)% –	18.3%	$30.82	(4)

(1)	Based upon median multiples.

(2)	Based on BostonFed management’s estimate.

(3)	Assumes that all deposits other than jumbo certificates of deposit are core deposits.

(4)	Based on BostonFed’s June 18, 2004 closing price of $31.25.

      Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of BostonFed through December 31, 2007 under various circumstances, assuming BostonFed’s projected dividend stream and that BostonFed performed in accordance with the earnings and earnings growth rate projections reviewed with management. To approximate the terminal value of BostonFed common stock at December 31, 2007, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 100% to 225%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BostonFed common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of

BostonFed common stock of $16.85 to $38.83 when applying multiples of earnings per share and $15.81 to $40.39 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x

9.0%	$20.43	$24.11	$27.79	$31.47	$35.15	$38.83
10.0%	19.77	23.33	26.88	30.44	33.99	37.55
11.0%	19.14	22.57	26.01	29.45	32.88	36.32
12.0%	18.53	21.85	25.18	28.50	31.82	35.14
13.0%	17.95	21.16	24.37	27.59	30.80	34.02
14.0%	17.39	20.50	23.61	26.72	29.83	32.93
15.0%	16.85	19.86	22.87	25.88	28.89	31.90

Tangible Book Value Multiples

Discount Rate	100%	125%	150%	175%	200%	225%

9.0%	$19.15	$23.40	$27.65	$31.90	$36.14	$40.39
10.0%	18.53	22.64	26.74	30.85	34.95	39.06
11.0%	17.94	21.91	25.88	29.85	33.82	37.78
12.0%	17.37	21.21	25.05	28.89	32.72	36.56
13.0%	16.83	20.54	24.25	27.96	31.68	35.39
14.0%	16.31	19.90	23.49	27.08	30.67	34.26
15.0%	15.81	19.28	22.76	26.23	29.71	33.18

      Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Banknorth through December 31, 2007 under various circumstances, assuming Banknorth’s projected dividend stream and that Banknorth performed in accordance with the earnings and earnings growth rate projections reviewed with management. To approximate the terminal value of Banknorth common stock at December 31, 2007, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 250% to 375%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Banknorth common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Banknorth common stock of $19.67 to $45.11 when applying multiples of earnings per share and $24.62 to $43.49 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x

9.0%	$23.84	$28.09	$32.34	$36.60	$40.85	$45.11
10.0%	23.07	27.18	31.29	35.40	39.51	43.62
11.0%	22.33	26.30	30.28	34.25	38.22	42.20
12.0%	21.62	25.46	29.31	33.15	36.99	40.83
13.0%	20.94	24.66	28.38	32.09	35.81	39.53
14.0%	20.29	23.89	27.48	31.08	34.67	38.27
15.0%	19.67	23.15	26.63	30.11	33.59	37.07

Tangible Book Value Multiples

Discount Rate	250%	275%	300%	325%	350%	375%

9.0%	$29.89	$32.61	$35.33	$38.05	$40.77	$43.49
10.0%	28.92	31.54	34.17	36.80	39.43	42.06
11.0%	27.98	30.53	33.07	35.61	38.15	40.69
12.0%	27.09	29.55	32.01	34.46	36.92	39.38
13.0%	26.23	28.61	30.99	33.37	35.74	38.12
14.0%	25.41	27.71	30.01	32.31	34.61	36.91
15.0%	24.62	26.85	29.08	31.30	33.53	35.75

      In connection with its analyses, Sandler O’Neill considered and discussed with the BostonFed board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

      Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes at the end of the fourth quarter of 2004, (2) 100% of the BostonFed shares are exchanged for Banknorth common stock at an exchange ratio of 1.241, (3) options to purchase BostonFed common stock are converted into options to purchase Banknorth common stock using the exchange ratio of 1.241, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of BostonFed and Banknorth. The analysis indicated that for the year ending December 31, 2005 (the first full year following the assumed completion of the merger), the merger would be accretive to the combined company’s projected earnings per share and that at December 31, 2004 (the assumed closing date of the merger), the merger would be significantly dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

      BostonFed has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $2.2 million based upon the closing price of the Banknorth common stock on December 13, 2004 and assuming an all stock transaction. Approximately $487,000 of that amount has already been paid. The remainder of the transaction fee is payable and contingent upon consummation of the merger. The actual amount of the transaction fee will be 1% of a defined aggregate transaction value determined as of a date closer to the closing of the merger. BostonFed will pay Sandler O’Neill $200,000 in connection with rendering its June 20th opinion and has paid Sandler O’Neill an additional fee of $200,000 in connection with rendering its updated opinion. The fee paid to Sandler O’Neill in connection with rendering its June 20th opinion will be credited towards the transaction fee. BostonFed has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      Sandler O’Neill has in the past provided certain investment banking services to BostonFed and has received compensation for such services. Sandler O’Neill also has provided certain investment banking services to Banknorth and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to BostonFed, Banknorth and TD and their respective affiliates and may actively trade the debt and/or equity securities of BostonFed, Banknorth and TD and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration and Election Procedures

      Merger Consideration. Upon consummation of the merger, each outstanding share of BostonFed common stock outstanding immediately prior to the effective time of the merger (other than shares held by BostonFed or Banknorth other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive 1.241 shares of Banknorth common stock or, at the election of a holder of BostonFed common stock, 1.055 shares of Banknorth common stock and $6.12 in cash, without interest.

      Upon consummation of the merger, any shares of BostonFed common stock that are owned by BostonFed as treasury stock or that are held by Banknorth, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares.

      No stock certificates representing fractional shares of Banknorth common stock will be issued upon the surrender for exchange of BostonFed stock certificates. In lieu of the issuance of any such fractional share, Banknorth will pay to each former shareholder of BostonFed who otherwise would be entitled to receive a fractional share of Banknorth common stock an amount in cash determined by multiplying the fraction of a share of Banknorth common stock which such holder would otherwise be entitled to receive under the merger agreement by the per share closing sale price of the Banknorth common stock on the NYSE on the business day preceding consummation of the merger.

      Elections. No later than 15 days prior to the anticipated effective time of the merger, you will be sent an election form which will permit you to elect to receive 1.055 shares of Banknorth common stock plus $6.12 in cash, without interest, in exchange for some or all of the shares of BostonFed common stock held by you, plus cash in lieu of any fractional share interest. If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of BostonFed common stock held by you will be converted solely into shares of Banknorth common stock based on the 1.241 exchange ratio, plus cash in lieu of any fractional share interest.

      Neither the BostonFed board nor its financial advisor makes any recommendation as to whether shareholders should exchange their shares solely for Banknorth common stock or elect to receive Banknorth common stock and cash in accordance with the terms of the merger agreement. You must make your own decision in this regard, bearing in mind the tax consequences of the election you choose. See “— Material Federal Income Tax Consequences” beginning on page 75.

      Election Procedures. All elections will be required to be made on an election form. To make an effective election with respect to your shares of BostonFed common stock, you must, in accordance with the election form,

•	properly complete and return the transmittal and election forms to be provided to you to the exchange agent designated by Banknorth to receive these materials,

•	deliver the transmittal and election forms with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates) and

•	deliver with the transmittal and election forms any other required documents prior to the deadline for returning these documents.

      It is currently anticipated that the transmittal and election forms will be mailed to you 15 days prior to the anticipated effective time of the merger.

      The deadline for surrendering all documentation required for an effective election (which we refer to as the “election deadline date”) will be set forth in the election instructions and will be 20 days following the mailing of the letter of transmittal and election form, although the date may be extended by mutual agreement of Banknorth and BostonFed.

      You should not return your BostonFed stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Banknorth, BostonFed or any other party until you have received the transmittal materials.

Procedures for Exchanging BostonFed Common Stock Certificates

      BostonFed shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration to which they are entitled promptly following the election deadline date. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in BostonFed in accordance with the instructions accompanying the letter of transmittal form.

      As soon as practicable after the completion of the merger, the exchange agent (which will be an unaffiliated bank or trust company selected by Banknorth), will mail to each holder of record of shares of BostonFed common stock who has not previously surrendered the certificate(s) evidencing such shares a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration to which they are entitled. Upon surrender of a stock certificate for BostonFed common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the appropriate merger consideration and the certificate for BostonFed common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

      You will receive dividends or other distributions on the shares of Banknorth common stock which you receive in the merger declared after the completion of the merger only if you have surrendered your BostonFed stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

      After completion of the merger, no transfers of BostonFed common stock issued and outstanding immediately prior to the completion of the merger will be allowed. BostonFed stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

      Banknorth will only issue a Banknorth stock certificate in a name other than the name in which a surrendered BostonFed stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of BostonFed common stock formerly represented by such BostonFed stock certificate, and show that you paid any applicable stock transfer taxes.

      If your BostonFed stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Banknorth stock certificate to which you may be entitled.

Assumption of BostonFed Stock Options

      At the effective time of the merger, each option to purchase shares of BostonFed common stock granted under BostonFed’s stock option plans which is outstanding and unexercised immediately prior thereto will cease to represent a right to acquire shares of BostonFed common stock and will be converted automatically into an option to purchase shares of Banknorth common stock, and Banknorth will assume each BostonFed stock option, in accordance with the terms of the BostonFed stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder’s option exercise rights, except that from and after the effective time of the merger:

•	Banknorth and the human resources committee of the board of directors of Banknorth shall be substituted for BostonFed and the BostonFed board of directors or duly authorized board committee administering the BostonFed stock option plans;

•	each BostonFed stock option assumed by Banknorth will be exercisable solely for shares of Banknorth common stock;

•	the number of shares of Banknorth common stock subject to such BostonFed stock option will be equal to the number of shares of BostonFed common stock subject to such BostonFed stock option immediately before the effective time of the merger multiplied by the all stock exchange ratio, rounded to the nearest share; and

•	the per share exercise price under each such BostonFed stock option will be adjusted by dividing the per share exercise price under each such BostonFed stock option by the all stock exchange ratio, rounded to the nearest cent.

      Notwithstanding the third and fourth bullet points in the preceding sentence, each BostonFed stock option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code. Accordingly, with respect to any BostonFed stock option which is an incentive stock option, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

      Under the merger agreement, Banknorth agreed to file a registration statement under the Securities Act to register the shares of Banknorth common stock issuable upon exercise of the substitute stock options to be issued in accordance with the merger agreement within five business days after consummation of the merger, and to use its reasonable efforts to maintain the current status of the prospectus(es) contained in the registration statement so long as such options remain outstanding or as may be sold without a further holding period under the Securities Act.

Conditions to the Merger

      Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of BostonFed common stock;

•	receipt of all consents and approvals of governmental authorities required to consummate the merger and the bank merger without any condition, restriction or requirement which would or could reasonably be expected to have a material adverse effect on Banknorth and the expiration of any related statutory waiting periods;

•	absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger;

•	absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority prohibiting or making illegal the consummation of the merger or the bank merger;

•	the registration statement of which this document is a part shall have become effective under the Securities Act, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

•	the shares of Banknorth common stock to be issued in the merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

•	Banknorth and BostonFed shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P, special counsel to Banknorth, dated the effective date of the merger, to the effect that, for federal income tax purposes, each of the bank merger and the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      Our obligation to effect the merger is subject to the fulfillment or waiver of the following additional conditions:

•	the representations and warranties of Banknorth in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date), provided that those representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on Banknorth (as defined in the merger agreement);

•	Banknorth shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	we shall have received such certificates of Banknorth’s officers or others and such other documents to evidence fulfillment of the conditions to our obligations as we may reasonably request.

      Banknorth’s obligation to effect the merger is subject to the fulfillment or waiver of the following additional conditions:

•	our representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date), provided that those representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on us (as defined in the merger agreement);

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date;

•	the termination and release agreements among BostonFed, Boston Federal Savings Bank and certain of their executive officers (see “— Interests of Certain Persons in the Merger” on page 70) shall have been duly executed and delivered and the parties thereto shall have performed in all material respects all obligations required to be performed by them thereunder at or prior to effective time of the merger; and

•	Banknorth shall have received such certificates of BostonFed’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Banknorth may reasonably request.

      We cannot assure you as to if or when the required regulatory approvals necessary to consummate the merger will be obtained or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before May 31, 2005, either BostonFed or Banknorth may terminate the merger agreement, unless the failure to effect the merger by that date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

      Under the terms of the merger agreement, a material adverse effect on either Banknorth or BostonFed is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger or the bank merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally;

•	changes in general economic conditions affecting banks and bank holding companies generally;

•	any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the merger or the bank merger or restructuring charges taken in connection with such transactions;

•	reasonable expenses incurred in connection with the merger and the bank merger;

•	the effects of any action or omission taken with the prior consent of other party to the merger agreement or required to be taken under the merger agreement; and

•	public disclosure of the execution and delivery of the merger agreement by the parties.

Regulatory Approvals

      Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger and the bank merger or waivers thereof by all applicable federal and state regulatory authorities.

      Federal Reserve Board. The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 4(j) of the Bank Holding Company Act of 1956, as amended. In reviewing an application thereunder, the Federal Reserve Board:

•	considers whether the merger can reasonably be expected to provide benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices), and

•	evaluates the financial and managerial resources of the proposed acquiror, including its subsidiaries and any company to be acquired, and the effect of the proposed transaction on those resources.

      The Federal Reserve Board also requires savings and loan holding companies and savings associations acquired by financial holding companies to conform their direct and indirect activities to those permissible for financial holding companies under Section 4 of the Bank Holding Company Act.

      By letter dated September 16, 2004, the Federal Reserve Board waived the requirement for Banknorth to file a formal application with it in connection with the proposed merger.

      OCC. The bank merger is subject to the prior approval of the OCC under the Bank Merger Act and the National Bank Act. Under the Bank Merger Act, the OCC may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the OCC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effects of the transaction in meeting the convenience and needs of the communities to be served. In every case, the OCC is required to consider the financial and managerial resources and future prospects of the involved banks, the convenience and needs of the communities to be served and the effectiveness of the involved banks in combating money-laundering activities. Under the Community Reinvestment Act of 1977, the OCC also must take into account the record of performance of each participating bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank. In addition, because the bank merger involves the merger of Boston Federal Savings Bank, a member of the FDIC’s Savings Association Insurance Fund, into Banknorth, N.A., a member of the FDIC’s Bank Insurance Fund, the bank merger may not be approved unless the requirements of Section 5(d)(3)(F) of the Federal Deposit Insurance Act are met, assuming the SAIF member involved in the transaction was a state bank that the bank holding company of the acquiror bank was proposing to acquire.

      By letter dated November 2, 2004, the OCC approved the bank merger.

      Any bank merger approved by the OCC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the OCC and the concurrence of the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

      OTS. Boston Federal Savings Bank is required to provide advance notice to the Office of Thrift Supervision, or OTS, its primary federal regulator, of the bank merger under a regulation of the OTS governing mergers by a savings association as the resulting institution in the bank merger will not be a savings association.

      State Approvals and Notices. The prior approval of the Superintendent of the Bureau of Financial Institutions of the State of Maine is required under Section 1015 of Title 9-B of the Maine Revised Statutes for the acquisition by a Maine financial institution holding company such as Banknorth of more than 5% of the voting shares of a financial institution located outside of Maine. Under Maine law, the Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public. Banknorth has been advised by a representative of the Maine Superintendent that no approval of the proposed acquisition of BostonFed by the Maine Superintendent will be required under the circumstances.

      Section 2 of Chapter 167A of the Massachusetts General Laws provides, among other things, that no company shall become a bank holding company (defined generally as any company which owns or controls 25% or more of the voting stock of two or more banking institutions, as defined) without the prior written approval of the Massachusetts Board of Bank Incorporation. Although Banknorth does not believe that it is or would become at any point in connection with the acquisition of BostonFed a bank holding company under Massachusetts law, it has filed an application for approval of the proposed acquisition of BostonFed with the Massachusetts Board. Massachusetts law requires that the Massachusetts Board find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investment, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local communities of Banknorth in Massachusetts and such other matters as the Massachusetts Board may deem necessary or advisable. In addition, Massachusetts law provides that the Massachusetts Board cannot approve the merger until it has notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the Fund have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the Fund for a period of ten years for purposes of funding various affordable housing programs.

      By letter dated December 10, 2004, the Massachusetts Board of Bank Incorporation approved Banknorth’s acquisition of BostonFed.

Business Pending the Merger

      The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

               BostonFed. Under the merger agreement, prior to the effective time, we have agreed to, and to cause our subsidiaries to,

•	conduct business in the ordinary course consistent with past practice and prudent banking practice and in compliance in all material respects with applicable laws and regulations, and

•	use reasonable best efforts to (i) maintain and preserve intact our and our subsidiaries business organization, (ii) retain the present services of our employees and (iii) preserve the goodwill of our customers and others with whom we do business.

      In addition, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, we have agreed that, without the prior written consent of Banknorth, we and our subsidiaries will not, among other things:

Capital Stock

•	other than in accordance with options exercised under our stock option plans,

—	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights in our capital stock or

—	permit any additional shares of capital stock to become subject to grants of stock options or other rights to acquire our capital stock,

Dividends and stock repurchases

•	make, declare, pay or set aside for payment any dividend, other than

—	regular quarterly cash dividends on the BostonFed common stock at a rate not in excess of $0.16 per share and in coordination with the record and payment dates for quarterly dividends on the Banknorth common stock so that holders of BostonFed common stock and Banknorth common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter,

—	dividends from any of our subsidiaries to BostonFed or to any wholly-owned subsidiary of BostonFed, and

—	dividends paid to holders of trust preferred securities issued by our affiliated trusts, in each case in the ordinary cause of business consistent with past practice,

Employees; Hiring and Benefits Plans

•	enter into, amend or renew any employment related agreements or arrangements with any director, officer or employee or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except

—	normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no individual increase shall result in an annual adjustment of more than 4%, and further provided that any such increases to all employees shall not exceed 2.5% in the aggregate, and

—	the payment of cash bonuses under our short-term incentive plan for services rendered in 2004 in accordance with the criteria agreed to by us and Banknorth,

•	hire any person or promote any employee, except

—	to satisfy certain existing contractual obligations, and

—	persons hired to fill any vacancies whose employment is terminable at will by us,

•	enter into, establish, adopt, amend, modify or terminate (except as may be required by applicable law or to satisfy existing contractual obligations) any employee benefit plan or take any action to accelerate the vesting or exercisability of stock options or other compensation or benefits payable under any employee benefit plan,

Transactions with Affiliates

•	except under agreements or arrangements in effect on the date of the merger agreement, carry out any transactions with or enter into any agreement or arrangement with any of its officers or directors or any of their immediate family members or any of their affiliates or associates other than compensation in the ordinary course of business consistent with past practice,

Dispositions; Acquisitions; Capital Expenditures

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of any of our assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to us,

•	acquire (other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity,

•	make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $500,000 in the aggregate,

Governing Documents

•	amend the articles of organization or bylaws of BostonFed or its subsidiaries,

Accounting Methods; Banking Operations; Derivative Transactions

•	implement or adopt any change in our accounting principles, practices or methods (other than as required by applicable laws or regulations or GAAP),

•	enter into any new material line of business,

•	change our material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies (except as required by applicable law, regulation or policies),

•	file any application or make any contract with respect to branching or site location or branching or site relocation,

•	enter into any derivative transaction (except in the ordinary course of business consistent with past practice),

Contracts

•	enter into, amend, modify or terminate any material contract (except in the ordinary course of business consistent with past practice) other than normal renewals without materially adverse changes, additions or deletion of terms,

Claims

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation where such settlement involves payment by us of more than $50,000 and/or would impose any material restriction on our business or create a precedent for claims that are reasonably likely to be material to us,

Indebtedness

•	incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or become responsible for the obligations of any other entity (other than in the ordinary course of business consistent with past practice),

Investment Securities

•	acquire (other than by way of foreclosures or acquisitions in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary course of business consistent with past practice),

—	any debt security or equity investment of a type or in an amount that is not permissible for a national bank or

—	any debt security (other than certain U.S. Government and U.S. Government agency securities) or restructure or materially change our investment securities portfolio,

•	restructure or materially change our investment portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes,

Loans

•	except to satisfy contractual obligations existing on the date of the merger agreement,

—	make any loan secured by undeveloped land, other than loans to developers of single-family residential properties in the ordinary course of business consistent with past practice, or

—	make, renegotiate, renew, increase, extend, modify or purchase any loan other than in the ordinary course of business consistent with past practice,

Investments in Real Estate

•	make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a fiduciary capacity or in satisfaction of a debt previously contracted, in each case in the ordinary course of business consistent with past practice),

Taxes

•	make or change any material tax election, file any material amended tax return or take certain other material tax related actions (except as may be required by applicable laws or regulations),

Compliance with Agreements

•	commit any act or omission which constitutes a material breach or default under any material agreement or material license,

Environmental Assessments

•	foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the significant presence of a hazardous substance,

Certain Communications

•	issue any broadly distributed communication of a general nature to our customers or employees (except for communications in the ordinary course of business that do not relate in any manner to the merger or the bank merger),

Reorganization

•	knowingly take any action that would, or would be reasonably be expected to, prevent either the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code,

Adverse Actions

•	knowingly take any action or fail to take any action that is intended or is reasonably likely to result in,

—	any of our representations and warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger,

—	any of the conditions to the merger set forth in the merger agreement not being satisfied or

—	a material violation of any provision of the merger agreement or the bank merger agreement (except in each case as may be required by applicable law or regulation), or

Certain Commitments

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      In addition to the foregoing negative covenants, we agreed to provide Banknorth copies of reports filed by us or any of our subsidiaries with the SEC or any other governmental authority and updates of information relating to our nonperforming assets within the time frames set forth in the merger agreement.

               Banknorth. The merger agreement also provides that pending consummation of the merger Banknorth and its subsidiaries will not, without our prior written consent:

•	knowingly take any action that would, or would be reasonably be expected to, prevent either the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code,

•	knowingly take any action that would result in (1) any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of any provision of the merger agreement or the bank merger agreement (except in each case as may be required by applicable law or regulation),

•	amend the articles of incorporation or bylaws of Banknorth in a manner that would adversely affect the economic benefits of the merger to the holders of BostonFed common stock or

•	enter into any contact with respect to, or otherwise agree or commit to do, any of the foregoing.

Board of Directors’ Covenant to Recommend the Merger Agreement

      Under the merger agreement, the BostonFed board of directors agreed to recommend that BostonFed shareholders approve the merger agreement at all times prior to and during the meeting of BostonFed shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the BostonFed board of directors from withholding, withdrawing, amending or modifying such recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of BostonFed to comply with their fiduciary duties to the BostonFed shareholders under applicable law, provided that any such action in connection with an “acquisition proposal” must comply with the requirements described under “— No Solicitation” below. Notwithstanding anything to the contrary in the merger agreement, we are required to submit the merger agreement with Banknorth to our shareholders for their approval and nothing in the merger agreement relieves us of this obligation.

No Solicitation

      Under the merger agreement, we agreed that, from the date of the merger agreement through the effective time of the merger, BostonFed shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or its subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,

•	solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal (as defined below),

•	enter into any agreement with respect to an acquisition proposal,

•	participate in any discussions or negotiations regarding any acquisition proposal or

•	make or authorize any statement or recommendation in support of any acquisition proposal.

      If, and only to the extent that,

•	the approval of the merger agreement by BostonFed’s shareholders has not occurred,

•	the BostonFed board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of BostonFed to comply with their respective fiduciary duties under applicable law in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the BostonFed board of directors believes in good faith is a superior proposal (as defined below) and

•	BostonFed provides notice to Banknorth of its decision to take such action in accordance with the requirements of the merger agreement,

BostonFed may (1) furnish information with respect to BostonFed to any person making such an acquisition proposal in accordance with a customary confidentiality agreement (as determined by BostonFed after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to BostonFed than, the terms contained in any such agreement between BostonFed and Banknorth, (2) participate in discussions or negotiations regarding such an acquisition proposal and (3) authorize any statement or recommendation in support of such an acquisition proposal and withhold, withdraw, amend or modify the recommendation by the BostonFed board of directors that shareholders of BostonFed approve the merger agreement at the special meeting. Any such action could result in termination of the merger agreement by Banknorth and the payment of a termination fee by us. See “— Termination of the Merger Agreement” and “— Termination Fee” on pages 66 and 78, respectively.

      The merger agreement permits us to comply with the disclosure obligations contained in Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, provided that such compliance would not eliminate or modify the effect that any action in accordance with such rules would otherwise have under the merger agreement. See “— Termination of the Merger Agreement” on page 66.

      The term “acquisition proposal” is defined in the merger agreement to mean any proposal or offer by any person or group of persons with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving BostonFed or any subsidiary of BostonFed whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of BostonFed;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of BostonFed and the capital stock of any entity surviving any merger or business combination involving any subsidiary of BostonFed) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of BostonFed and its subsidiaries taken as a whole in a single transaction or series of transactions;

•	any purchase or other acquisition of or tender offer or exchange offer that if consummated would result in such person(s) beneficially owning 10% or more of the outstanding shares of the common stock of BostonFed or any subsidiary of BostonFed whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of BostonFed; or

•	any public announcement by any person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

in each case other than (i) the transactions contemplated by the merger agreement and (y) any transaction referred to in the first two bullet points above involving only BostonFed and one or more of its subsidiaries, or involving two or more of its subsidiaries, provided that any such transaction is not entered into in violation of the terms of the merger agreement.

      The term “superior proposal” is defined in the merger agreement to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including by a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of BostonFed common stock then outstanding or all or substantially all of the assets of BostonFed and:

•	is on terms which the BostonFed board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to BostonFed’s shareholders than the merger;

•	constitutes a transaction that, in the BostonFed board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed or which, in the good faith judgment of the BostonFed board of directors based on a written opinion, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to BostonFed, is highly likely to be obtained by such third party.

Representations and Warranties of the Parties

      The merger agreement contains reciprocal representations and warranties of Banknorth and BostonFed regarding their respective due organization, good standing and authority to enter into the merger agreement. In addition, we made certain additional representations and warranties relating to:

•	our capitalization and ownership of subsidiaries,

•	our corporate power and authority to execute the merger agreement and to consummate the merger,

•	the compliance of the merger agreement with (1) our articles of organization and bylaws, (2) applicable law and (3) certain material agreements,

•	governmental and third-party approvals,

•	our financial statements,

•	the absence of undisclosed liabilities and the adequacy of our corporate records,

•	the absence of certain changes in our business since December 31, 2003,

•	the adequacy of our financial controls and procedures,

•	the timely filing of required regulatory reports,

•	the absence of legal or administrative proceedings and injunctions,

•	our compliance with applicable law,

•	our material contracts,

•	defaults under any of our agreements,

•	our use of a broker and fees related thereto,

•	our employee benefit plans and related labor matters,

•	the absence of environmental liabilities,

•	the filing and accuracy of our tax returns and certain other tax matters, including qualification of each of the merger and the bank merger as a reorganization for tax purposes,

•	our investment securities and derivative instruments,

•	matters relating to certain loans made by us,

•	our real and other property and leases,

•	our tangible property and assets,

•	our intellectual property,

•	matters relating to our fiduciary and investment advisory activities,

•	our insurance,

•	our transactions with affiliates,

•	the absence of antitakeover provisions,

•	our receipt of a fairness opinion from our financial advisor, and

•	the accuracy of information provided by us for inclusion in documents filed with regulatory agencies in connection with the merger and the bank merger.

      Subject to certain exceptions, Banknorth also made representations and warranties as to the capitalization and ownership of its subsidiaries, consents and approvals, its financial statements, the absence of certain changes or events, its financial controls and procedures, its SEC reports, regulatory matters, the absence of adverse legal proceedings, its compliance with applicable law, broker’s fees, qualification of each of the merger and the bank merger as a reorganization for tax purposes and the accuracy of information provided by it for inclusion in documents filed with regulatory agencies in connection with the merger and the bank merger.

      For detailed information concerning our and Banknorth’s representations and warranties, see Article V of the merger agreement included as Annex I hereto.

      The parties representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page 55.

Effective Time of the Merger

      The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Maine under the Maine Business Corporation Act and a certificate of merger with the Secretary of State of the State of Delaware under the Delaware General Corporation Law, unless a different date and time is specified as the effective time in such documents. These documents will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Banknorth after such satisfaction or waiver which is no later than the later of (i) five business days after such satisfaction or waiver or (ii) the first month end following such satisfaction or waiver, or on such other date as Banknorth and BostonFed may mutually agree upon, but in no event earlier than January 1, 2005.

      A closing will take place immediately prior to the effective time of the merger or on such other date as Banknorth and BostonFed may mutually agree upon, but in no event earlier than January 1, 2005.

Amendment of the Merger Agreement

      The merger agreement may be amended or supplemented at any time by written agreement of the parties prior to the effective time of the merger, except that after shareholders of BostonFed have approved the merger agreement no amendment which by law requires further approval by the shareholders of BostonFed may be made without obtaining such approval.

Termination of the Merger Agreement

      The merger agreement may be terminated:

•	by the mutual consent of the parties, if each so determines by vote of a majority of the members of its entire board of directors;

•	by the board of directors of either party, if its board of directors so determines by a vote of a majority of the members of its board of directors, in the event the approval of any governmental authority required for consummation of the merger or the bank merger is denied by final, nonappealable action by such governmental authority or a governmental authority shall have requested the permanent withdrawal of an application therefor;

•	by the board of directors of either party (provided in the case of BostonFed that it is not in material breach of its obligations described under “— No Solicitation” on page 63), if the approval of the merger by our shareholders has not been obtained because of the failure to obtain the required vote at the special meeting of our shareholders;

•	by the board of directors of either party (provided that the terminating party is not then in material breach of the provisions of the merger agreement) if there has been a material breach of any covenant or any of the representations or warranties contained in the merger agreement by the other party, which breach (i) is not cured within thirty (30) days following written notice to the party committing such breach or (ii) cannot be cured prior to the closing of the merger; provided, however, that neither party will have the right to terminate the merger agreement unless the breach (together with all other breaches) would, or would be reasonably likely to, result in a material adverse effect with respect to the breaching party (as defined in the merger agreement) in the case of a breach of representations and warranties or, in the case of a breach of a covenant, result in the breaching party’s inability to perform in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

•	by the board of directors of either party if the merger is not completed on or before May 31, 2005 (unless the failure to be completed by such date is due to a material breach of the merger agreement by the party seeking to terminate);

•	at any time prior to the special meeting of our shareholders, by the board of directors of Banknorth if we shall have (i) failed to recommend approval and adoption of the merger agreement at the special meeting of shareholders, or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) such recommendation in any manner adverse to Banknorth, or taken any other action or made any other statement in connection with such meeting of shareholders materially inconsistent with such recommendation (or resolved to take any such action), whether or not permitted by the terms of the merger agreement, or (ii) materially breached our obligations under the merger agreement by reason of a failure to call the special meeting of our shareholders contemplated by the merger agreement or failed to prepare and mail to our shareholders a proxy statement/ prospectus in accordance with the terms of the merger agreement, provided that Banknorth has complied in all material respects with its obligations with respect thereto in the merger agreement; and

•	by Banknorth if a tender offer or exchange offer for 25% or more of our outstanding common stock is commenced (other than by Banknorth), and our board of directors recommends that shareholders of BostonFed tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

      BostonFed also may terminate the merger agreement if during the three-day period commencing on the date which is the later of (i) the date on which the last required governmental approval of the merger and the bank merger is received (without regard to any waiting period in respect thereof) and (ii) the date on which the merger agreement is approved by the BostonFed shareholders (which date is referred to in this document and in the merger agreement as the “determination date”) it notifies Banknorth and both of the following conditions are applicable:

•	the average daily per share closing prices of the Banknorth common stock during the 10 trading days ending on (and including) the determination date (the “Banknorth closing price”) is less than 82.5% of $32.64 (the “Banknorth starting price”), the closing price of a share of Banknorth common stock on June 18, 2004 (the “starting date”); and

•	the number obtained by dividing the Banknorth closing price by the Banknorth starting price (the “Banknorth ratio”) is less than the number obtained by (i) dividing the average of the closing index values of the Nasdaq Bank Index (the “index value”) during the 10 consecutive trading days ending on (and including) the determination date by (ii) $2,838, the closing index value of the Nasdaq Bank Index on the starting date, and subtracting 0.175 from such quotient (such number, the “index ratio”).

      If both of the foregoing conditions are applicable, BostonFed has the right to terminate the merger agreement, which would not require any action of BostonFed shareholders. The BostonFed board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the BostonFed board of directors in light of the circumstances existing at the time that the BostonFed board of directors has the opportunity to make such an election, if any. Before making any determination to terminate the merger agreement, the

BostonFed board of directors would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. In this regard, the BostonFed board of directors would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under “The Merger — BostonFed’s Reasons for the Merger” beginning on page 40. In particular, the BostonFed board of directors may analyze, among other factors, whether the then current consideration to be received in the merger would deliver more value to BostonFed shareholders than the value that could be expected if BostonFed were to continue as an independent company, which would occur if the BostonFed board of directors were to exercise BostonFed’s right to abandon the merger and Banknorth determined not to increase the exchange ratios in the manner described below. In addition, the BostonFed board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of BostonFed common stock. There can be no assurance that the BostonFed board of directors would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If BostonFed elected not to exercise its right to terminate the merger agreement, the all stock exchange ratio and the stock/cash exchange ratio would remain 1.241 and 1.055, respectively, and the dollar value of the consideration which the shareholders of BostonFed would receive for each share of BostonFed common stock would be the value of 1.241 shares of Banknorth common stock at the effective time of the merger in the case of an exchange of BostonFed common stock solely for Banknorth common stock and the value of 1.055 shares of Banknorth common stock at the effective time of the merger plus $6.12 in the case of an exchange of BostonFed common stock for the stock/cash consideration.

      If BostonFed elected to exercise its right to terminate the merger agreement, it must give notice to Banknorth during the three-day period commencing with the determination date. During the two-day period after receipt of such notice, Banknorth has the option to increase the consideration payable to BostonFed shareholders by adjusting the exchange ratios in the manner described below. Banknorth is under no obligation to adjust the exchange ratios and there can be no assurance that Banknorth would elect to adjust the exchange ratios if BostonFed were to exercise its option to terminate the merger agreement. Any such decision would be made by Banknorth in light of the circumstances existing at the time Banknorth has the opportunity to make such an election. If Banknorth elects to adjust the exchange ratios, it must give BostonFed prompt notice of that election and the adjusted exchange ratios, in which case BostonFed will not have any right to terminate the merger agreement as a result of the circumstances described above.

      The operation of the conditions permitting BostonFed to terminate the merger agreement based on a decrease in the market price of the Banknorth common stock reflects the parties’ agreement that shareholders of BostonFed would assume the risk of a modest decline in value of the Banknorth common stock (equal to up to a 17.5% decline from the starting price) under any circumstances and that such shareholders would assume the risk of a more significant decline in value of the Banknorth common stock unless the percentage decline in the value of the Banknorth common stock from the starting date to the determination date represents a decline that is more than 17.5 percentage points greater than the percentage decrease, if any, in the index value during such period. The premise of this agreement is that declines in value of the Banknorth common stock which are in accordance with an index of publicly-traded banking stocks is indicative of a broad-based change in market and economic conditions affecting Banknorth (as well as BostonFed) rather than factors which are specifically attributable to the value of the Banknorth common stock.

      The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Banknorth common stock may be illustrated by the following three scenarios:

(1) One scenario is that the Banknorth closing price is below the Banknorth starting price of $32.64 but is not less than $26.93. Under such circumstances the Banknorth closing price would not be less than 82.5% of the Banknorth starting price. As a result, there would be no adjustment to the 1.241 all stock exchange ratio and BostonFed would be obligated to consummate the merger regardless of the change in the index value (assuming all other conditions to BostonFed’s obligations were satisfied or waived).

(2) A second scenario is that the Banknorth closing price declines to less than $26.93 and the index value also declines but the percentage decline in the price of the Banknorth common stock is not more than 17.5 percentage points greater than the percentage decline in the index value. Under such circumstances there would be no adjustment to the 1.241 all stock exchange ratio and BostonFed would be obligated to consummate the merger (assuming all other conditions to BostonFed’s obligations were satisfied or waived).

For example, if the Banknorth closing price was $24.00 and the closing index value was 1,800, the Banknorth ratio ($24.00 ÷ $32.64 = 0.74) would not be less than the index ratio (1,800 ÷ 2,838 = 0.63 - 0.175 = 0.46). The all stock exchange ratio would remain 1.241 and BostonFed would be obligated to consummate the merger (assuming all other conditions to BostonFed’s obligations were satisfied or waived).

(3) A third scenario is that the Banknorth closing price declines to less than $26.93 and the percentage decline in the price of the Banknorth common stock is more than 17.5 percentage points greater than the percentage decline in the index value. Under such circumstances, BostonFed would have the right but not the obligation to terminate the merger agreement unless Banknorth elected to increase the all stock exchange ratio to the lesser of (x) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the Banknorth starting price, 0.825 and the all stock exchange ratio (as then in effect) by (B) the Banknorth closing price and (y) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the index ratio and the all stock exchange ratio (as then in effect) by (B) the Banknorth ratio.

For example, if the Banknorth closing price was $24.00 and the closing index value was 2,650, the Banknorth ratio ($24.00 ÷ $32.64 = 0.74) would be less than the index ratio (2,650 ÷ 2,838 = 0.93 - 0.175 = 0.76). If BostonFed exercised its right to terminate the merger agreement under such circumstances, Banknorth would have the option to increase the all stock exchange ratio to the lesser of (x) 1.392 (the number determined by dividing $33.42 (the product of the $32.64 Banknorth starting price, 0.825 and the 1.241 all stock exchange ratio) by the $24.00 Banknorth closing price), and (y) 1.274 (the number determined by dividing 0.943 (the product of the 0.76 index ratio and the 1.241 all stock exchange ratio) by 0.74 (the Banknorth ratio)). If Banknorth exercised such option, the all stock exchange ratio would be 1.274 and BostonFed would be obligated to consummate the merger (assuming all other conditions to BostonFed’s obligations were satisfied or waived).

      In the event that Banknorth elected to adjust the all stock exchange ratio in accordance with the terms of the merger agreement, an appropriate adjustment would be made to the stock/cash exchange ratio in the same manner.

      The average closing price on which the occurrence of a termination of the merger agreement by BostonFed may be based, and the subsequent increase, if any, in the exchange ratios by Banknorth, would be based on the average of the closing sale prices of the Banknorth common stock during a 10 trading-day period ending on the date on which the last required governmental approval of the merger and the bank merger is received. Accordingly, because the market price of the Banknorth common stock between the determination date and the effective time of the merger, as well as on the date certificates representing shares of Banknorth common stock are delivered in exchange for shares of BostonFed common stock following consummation of the merger, will fluctuate and possibly decline, the value of the Banknorth common stock actually received by holders of BostonFed common stock may be more or less than (A) the Banknorth closing price and (B) the value of the Banknorth common stock at the effective time of the merger resulting from the exchange ratios or any possible adjustment to the exchange ratios as illustrated above.

      In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality will survive any such termination and any such termination will not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

Interests of Certain Persons in the Merger

      When you are considering the recommendation of BostonFed’s board of directors with respect to approving the merger agreement and the merger, you should be aware that BostonFed’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of BostonFed. The BostonFed board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

      Pre-existing Executive Agreements. BostonFed and Boston Federal Savings Bank have each entered into employment agreements with David F. Holland, David P. Conley, John A. Simas, Shaun W. McGee and John D. Mullen. Under the employment agreements, if, following a change in control of BostonFed, the executive’s employment is involuntarily terminated, or the executive voluntarily terminates his employment at any time during the term of the agreement as a result of any demotion, loss of title, office or significant authority, reduction in compensation or benefits or relocation of the executive’s principal place of employment by more than 25 miles, or the executive voluntarily terminates his employment for any reason within the 30-day period following the date that is one year from the change in control, then the executive (or, in the event of the executive’s death, the executive’s beneficiary) would be entitled to receive a lump sum cash severance payment equal to three times for Messrs. Holland, Conley and Simas, and two times for Messrs. McGee and Mullen, the greater of: (i) the executive’s average annual compensation, as defined under the agreements, including base salary, bonuses under BostonFed’s short-term incentive plan, tax-qualified and non-tax-qualified retirement benefits and compensation attributable to the exercise of stock options, for the five most recent taxable years of the executive or (ii) the highest annual compensation, including base salary, bonuses and tax-qualified and non-tax-qualified retirement benefits, but excluding compensation attributable to the exercise of stock options, for any of the five most recent taxable years of the executive. Under such circumstances, BostonFed also would be obligated to (i) continue Messrs. Holland’s, Conley’s and Simas’ life, medical, dental and disability coverage for 36 months and continue similar benefits for Messrs. McGee and Mullen for 24 months and (ii) credit each of these officers with the additional years of service that he would have earned for vesting and benefit accrual purposes during the remaining term of his employment agreement for purposes of the defined benefit pension plan of Boston Federal Savings Bank or, if not permitted under such plan, under a separate arrangement. In addition, if any required payments to the executive are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would cause the executive to incur an excise tax under Section 4999 of the Internal Revenue Code, BostonFed shall pay to the executive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax, provided, however, that if the parachute payments do not exceed such limit by more than 5%, and if the executive would receive a greater amount after subtracting applicable income and excise taxes if the payments are reduced to the Section 280G limit, then the parachute payments will be reduced to one dollar less than the Section 280G limit. “Excess parachute payments” generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date of a change in control of the employer (the “base amount”). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

      New Agreements. In connection with the execution of the merger agreement by Banknorth and BostonFed, Messrs. Holland, Conley, Simas, McGee and Mullen (as well as seven other executive officers of BostonFed who had pre-existing change in control agreements) entered into termination and release agreements with BostonFed, Boston Federal Savings Bank and Banknorth which set forth the terms under which each executive’s employment agreement (or change in control agreement, as applicable) shall be terminated in connection with the merger. These agreements provide, among other things, that within 15 days after consummation of the merger, and provided that the executive is still employed by BostonFed immediately prior thereto and has taken specified actions to increase his income for federal income tax purposes in 2004, Banknorth shall pay $3,493,288, $1,984,244, $1,367,104, $787,887 and $645,943 to Messrs. Holland, Conley, Simas, McGee and Mullen, respectively, less in each case (i) the present value of the estimated cost of the continued life, medical, health, dental and disability coverage (the “welfare benefits”) to be provided by Banknorth to such persons for a three or two year period, as applicable, following the merger and (ii) the “parachute payment” component of each executive’s accelerated bonus payment paid in 2004 rather than 2005 under BostonFed’s short-term incentive plan. The termination and release agreements also provide that in lieu of receiving continued welfare benefits for the applicable period, the executive may elect to receive a cash payment equal to the present value of the cost to Banknorth of providing such coverage (which amount is included as part of the payment set forth above and would not be deducted from such payment), provided, however, that if the executive will continue as an employee of Banknorth or its subsidiaries subsequent to the merger, he will not be able to elect a cash payment for the period of time that he continues to serve as such an employee. In consideration of the payment of the applicable amount and the other provisions of the termination and release agreements, and except as otherwise provided in each such agreement, the pre-existing employment agreements and change in control agreements between the executive and BostonFed and Boston Federal Savings Bank shall be terminated effective immediately prior to the merger.

      New Employment Agreement. In connection with the execution of the merger agreement, Banknorth and David F. Holland entered into an employment agreement, under which Mr. Holland will be employed by Banknorth on a part-time basis as an executive assistant to the chief executive officer of Banknorth during the two-year period following the merger and receive $100,000 per year in consideration for his services. Under to the employment agreement, Mr. Holland also will serve as vice chairman of the Massachusetts-based advisory board of directors of Banknorth, NA, without additional compensation, during this period. Mr. Holland also agreed to refrain from engaging in competition with Banknorth during the three-year period following the merger and to abide by certain confidentiality provisions.

      Equity-Based Awards. Under the terms of BostonFed’s 1997 Stock Option Plan, all unvested options to purchase shares of BostonFed common stock will become vested and exercisable as of the date of an optionee’s termination of service with BostonFed or Boston Federal Savings Bank following a change in control of BostonFed, which will include the bank merger and the merger. As of the date of this document, the directors and executive officers of BostonFed as a group (19 persons) held options to acquire an aggregate of 147,272 shares of BostonFed common stock under BostonFed’s stock option plans, all of which, with the exception of options to purchase 12,000 shares held by nonemployee directors of BostonFed, were vested and exercisable in accordance with their terms. In addition, as of the date of this document, directors Kija Kim, Joanna Lau, Russell Scott and Catherine White each held 400 shares of restricted BostonFed common stock scheduled to vest at the rate of 50% per year beginning on April 30, 2005. These grants, other than vesting in accordance with the preceeding schedules, will fully vest upon consummation of the merger.

      BostonFed’s 1997 Stock Option Plan also provides that upon a change in control of BostonFed, all options remaining available for grant under the plan shall be automatically granted, on a pro rata basis, among current employees and non-employee directors of BostonFed who have previously been granted options by BostonFed, whether or not exercisable, as of the date of the change in control. All such options that are granted upon a change in control will be 100% vested and exercisable upon the date of termination of the recipient’s employment or service with BostonFed or any affiliate of BostonFed. Such options granted in connection with a change in control will have an exercise price equal to the weighted average exercise price of all options previously granted to recipients. The options will remain exercisable for 10 years following the change in control.

      As of the date of the merger agreement, an aggregate of 21,800 shares remained available for option grants under the 1997 Stock Option Plan. Under an agreement by BostonFed and Banknorth, instead of automatic grants of these shares in accordance with the terms of the 1997 Stock Option Plan upon the merger, each participant in such plan will be entitled to receive a cash payment equal to an amount determined by multiplying the number of shares that otherwise would be the subject of an automatic grant to such participant by $40.76 and subtracting from this amount the product of such number of shares and the weighted average exercise price of the outstanding option grants to such participant. As a result, in lieu of an automatic option grant under the BostonFed 1997 Stock Option Plan, BostonFed shall pay to Messrs. Holland, Conley, Simas, McGee and Mullen and all directors and executive officers as a group (19 persons) $126,279, $74,991, $51,316, $10,947, $10,947 and $421,970, respectively, in connection with the merger.

      The merger agreement provides that upon completion of the merger, each outstanding and unexercised option to acquire shares of BostonFed common stock will cease to represent the right to acquire shares of BostonFed common stock and will become a right to acquire Banknorth common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the all stock exchange ratio in the merger, and the duration and other terms of the new Banknorth options will be the same as the prior BostonFed options. See “— Assumption of BostonFed Stock Options” on page 54.

      Supplemental Retirement Plans. Boston Federal Savings Bank maintains a defined benefit restoration plan which is intended to provide supplemental retirement income to augment the benefits payable under BostonFed’s qualified defined benefit pension plan (a group plan provided by the Financial Institutions Retirement Fund) by eliminating (i) the effect of certain limitations contained in the Internal Revenue Code on the benefits payable under a qualified plan and (ii) the effects of the early retirement factors applicable to benefits payable under the defined benefit pension plan. Boston Federal Savings Bank also maintains a defined contribution restoration plan which similarly is intended to provide supplemental retirement income to augment the benefits payable under Boston Federal Savings Bank’s qualified defined contribution benefit plan, or 401(k) plan, and Boston Federal Savings Bank’s employee stock ownership plan, or the BostonFed ESOP, by eliminating the effects of certain limitations in the Internal Revenue Code on the benefits payable under such plans. The dollar amount of benefits received under the restoration plans is converted to BostonFed common stock equivalents based on the closing price of the BostonFed common stock on December 31 of each year, and these common stock equivalents are then credited to the participants’ accounts under the restoration plans. Upon completion of five years of service, a participant in a restoration plan is entitled to begin to receive his account balance under the plan on the January 15 following the later of the participant’s attainment of age 55 or the participant’s retirement, disability or other termination of employment. The participants in the restoration plans, which consist solely of Messrs. Holland, Conley and Simas, are entitled to the benefits under these plans irrespective of the merger. The restoration plans also permit a one-time acceleration payment equal to 90% of (i) the executive’s account balance under the defined contribution restoration plan and (ii) the present value of the executive’s accrued benefit under the defined benefit restoration plan. Under each such executive’s termination and release agreement, BostonFed may pay the acceleration payment amounts to such executive under the restoration plans in 2004 to assist the participants with their tax planning. Normally each of the executives would also be credited with three additional years of service under the defined benefit restoration plan. However, each of these three executives already has been credited with three additional years of service under the defined benefit pension plan under his employment agreement, and the value of this additional credit is included in the cash amount being paid to each executive under his termination and release agreement; as a result, these executives will not receive additional credit for three years of service under BostonFed’s defined benefit restoration plan. After the acceleration payments are made, the executive will not be entitled to any further benefits under either of the restoration plans.

      Employee Stock Ownership Plan. Under the terms of the BostonFed ESOP, all participant accounts under the BostonFed ESOP will become fully vested and non-forfeitable upon consummation of the merger. All participating executive officers of BostonFed who are participants in the BostonFed ESOP are fully vested in their accounts under the BostonFed ESOP irrespective of the merger. As of the date of this document, 541,689 shares of BostonFed common stock were held in the trust established under the BostonFed ESOP, all of which will be fully vested as of December 31, 2004.

      Indemnification and Insurance. BostonFed’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in BostonFed’s certificate of incorporation and the merger agreement. Under the merger agreement, Banknorth agreed to indemnify and hold harmless each present and former director, officer and employee of BostonFed or a BostonFed subsidiary determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of BostonFed or a subsidiary of BostonFed or is or was serving at the request of BostonFed or a subsidiary of BostonFed as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation of BostonFed as in effect on the date of the merger agreement. Under the merger agreement, Banknorth also generally agreed to honor all limitations on liability existing in favor of these indemnified parties as provided in the certificate of incorporation of BostonFed or similar governing instrument of any subsidiary of BostonFed as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.

      Under the merger agreement, Banknorth agreed to use its reasonable best efforts to cause the persons serving as directors and officers of BostonFed immediately prior to the merger to be covered by the directors’ and officers’ liability insurance policy maintained by BostonFed (or a substitute policy with comparable coverage) for a six-year period following the merger with respect to acts or omissions occurring prior to the merger which were committed by such directors and officers in their capacities as such, provided that Banknorth will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by BostonFed for such insurance (the “Insurance Amount”), and further provided that if Banknorth is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Banknorth will use its reasonable best efforts to obtain the most advantageous coverage available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by directors and officers in their capacities as such.

      Other than as set forth above, no director or executive officer of BostonFed has any direct or indirect material interest in the merger, except insofar as ownership of BostonFed common stock might be deemed such an interest. See “Certain Beneficial Owners of BostonFed Common Stock” beginning on page 98.

Certain Employee Matters

      The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

      As soon as administratively practicable after the effective time of the merger, Banknorth will take all reasonable action so that employees of BostonFed and its subsidiaries who become employees of Banknorth and its subsidiaries will be entitled to participate in the Banknorth employee benefit plans of general applicability to the same extent as similarly-situated employees of Banknorth and its subsidiaries. For purposes of determining eligibility to participate, the vesting of benefits and benefit accruals under Banknorth’s employee benefit plans (other than its defined benefit pension plan), Banknorth will generally recognize years of service with BostonFed and its subsidiaries to the same extent as such service was credited for such purposes by BostonFed.

      If employees of BostonFed or any of its subsidiaries become eligible to participate in a medical, dental, health or disability plan of Banknorth, Banknorth will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plan of Banknorth,

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to their participation and

•	waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee on or after the completion of the merger to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the completion of the merger.

      Eligible employees of BostonFed or a BostonFed subsidiary (other than employees who receive severance under an employment or a change in control agreement) who have completed at least one year of service and whose employment terminates under circumstances entitling him or her to salary continuation under the terms of the Boston Federal Savings Bank employee severance compensation plan during the one-year period following the merger will be entitled to receive a lump sum cash severance payment equal to one-twelfth of annual compensation for each completed year of service, up to a maximum of 199% of annual compensation.

Bank Merger

      As provided in the merger agreement, it is the parties’ intention that Boston Federal Savings Bank will be merged with and into Banknorth, NA immediately prior to consummation of the merger. Each party’s obligation to consummate the bank merger under the bank merger agreement is subject to, among other things, the satisfaction or waiver of all conditions precedent to the merger set forth in Article VII of the merger agreement.

Alternative Structure

      Under the merger agreement, Banknorth may at any time modify the structure of the merger and/or the bank merger (including without limitation by closing the merger immediately prior to the bank merger), subject to the prior written consent of BostonFed, which consent shall not be unreasonably withheld or delayed, provided that (i) the merger consideration to be paid to the holders of BostonFed common stock pursuant to the merger agreement is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the shareholders of BostonFed as a result of such modification, (iii) there are no adverse tax consequences to Banknorth or BostonFed as a result of such modification and (iv) such modification will not jeopardize or materially delay receipt of any required approvals of governmental authorities or otherwise impede or materially delay consummation of the merger.

Resale of Banknorth Common Stock

      The Banknorth common stock issued under the merger will be freely transferable under the Securities Act, except for shares issued to any BostonFed shareholder who may be deemed to be an affiliate of Banknorth for purposes of Rule 144 promulgated under the Securities Act, or an affiliate of BostonFed for purposes of Rule 145 promulgated under the Securities Act. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Banknorth or BostonFed at the time of the special meeting or (2) Banknorth at or after the effective time of the merger.

      Rule 145 will restrict the sale of Banknorth common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of BostonFed at the time of the special meeting, provided they are not affiliates of Banknorth at or following the effective time of the merger, may publicly resell any Banknorth common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Banknorth common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Banknorth as required by Rule 144. Persons who are affiliates of Banknorth after the effective time of the merger may publicly resell the Banknorth common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that no affiliate of BostonFed will become an affiliate of Banknorth after the merger.

      The ability of affiliates to resell shares of Banknorth common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Banknorth’s having satisfied its reporting requirements under the Exchange Act for specified periods prior to the time of sale. Affiliates also would be permitted to resell Banknorth common stock received in the merger under an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. Neither the registration statement of which this prospectus/proxy statement is a part nor this prospectus/proxy statement cover any resales of Banknorth common stock received by persons who may be deemed to be affiliates of Banknorth or BostonFed in the merger.

      BostonFed has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Banknorth a written agreement intended to ensure compliance with the Securities Act.

Material Federal Income Tax Consequences

      General. The following discussion of the material federal income tax consequences of the merger to U.S. holders (as defined below) of BostonFed common stock is based upon the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to Banknorth. This discussion assumes that shares of BostonFed common stock are held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each U.S. holder’s individual circumstances or tax status. Accordingly, this discussion is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of U.S. holders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of BostonFed common stock under the exercise of an employee stock option or right or otherwise as compensation and holders who hold BostonFed common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to federal income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this prospectus/proxy statement, without consideration of the particular facts or circumstances of any U.S. holder. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different.

      For purposes of this discussion, the term “U.S. holder” means: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantive decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

      Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

      The Merger. Based on facts and representations and assumptions regarding factual matters that were provided by BostonFed and Banknorth and that are consistent with the state of facts that BostonFed and Banknorth believe will be existing as of the effective time of the merger, the opinion of Elias, Matz, Tiernan & Herrick L.L.P. with respect to the material federal income tax consequences of the merger is as follows:

•	The merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly, neither Banknorth nor BostonFed will recognize any taxable gain or loss as a result of the merger.

      The federal income tax consequences of the merger to a BostonFed shareholder generally will depend on whether the shareholder receives Banknorth common stock or a combination of Banknorth common stock and cash in exchange for the shareholder’s shares of BostonFed common stock.

•	A BostonFed shareholder who receives solely Banknorth common stock in exchange for all of such shareholder’s shares of BostonFed common stock in the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share interest in Banknorth common stock. The shareholder’s tax basis in the Banknorth common stock received in the merger will equal such shareholder’s tax basis in the shares of BostonFed common stock being exchanged, reduced by any amount allocable to a fractional share interest of Banknorth common stock for which cash is received. The holding period of Banknorth common stock received will include the holding period of the shares of BostonFed common stock being exchanged.

•	A BostonFed shareholder who receives both Banknorth common stock and cash consideration in exchange for all of his or her shares of BostonFed common stock generally will recognize gain, but not loss, in an amount equal to the lesser of:

(1) the excess, if any, of (a) the sum of the aggregate fair market value of the Banknorth common stock received (including any fractional share of Banknorth common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Banknorth common stock) over (b) the shareholder’s aggregate tax basis in the shares of BostonFed common stock exchanged in the merger; and

(2) the amount of cash received by such shareholder in the merger.

      For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of BostonFed common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such shareholder’s ratable share of the undistributed accumulated earnings and profits of BostonFed. BostonFed shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their BostonFed common stock will be treated as a dividend.

      A shareholder’s aggregate tax basis in the Banknorth common stock received in the merger will equal the shareholder’s aggregate tax basis in the shares of BostonFed common stock being exchanged, reduced by any amount allocable to a fractional share interest of Banknorth common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by the shareholder in the merger (including any portion of such gain that is treated as a dividend).

      Cash in Lieu of Fractional Shares. No fractional shares of Banknorth common stock will be issued in the merger. A BostonFed shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share in the merger and then as having exchanged the fractional share for cash in a redemption by Banknorth. A BostonFed shareholder will generally recognize capital gain or loss on the deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the BostonFed common stock exchanged was held for more than one year.

      Closing Opinion. It is a condition precedent to the obligations of Banknorth and BostonFed to effect the merger that they receive an opinion from Elias, Matz, Tiernan & Herrick L.L.P., dated as of the effective date of the merger, that, for federal income tax purposes, each of the bank merger and the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion, counsel will require and rely upon facts, representations and assumptions that will be provided by Banknorth, BostonFed and others.

      Banknorth and BostonFed have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

      Backup Withholding and Information Reporting. Non-corporate holders of BostonFed common stock may be subject to information reporting and backup withholding at a rate of 28% on any cash payments they receive. BostonFed shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

      Reporting Requirements. BostonFed shareholders who receive Banknorth common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

      The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, BostonFed’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Banknorth. Any difference between the purchase price for BostonFed and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Banknorth in connection with the merger will be amortized to expense. The financial statements of Banknorth issued after the merger will reflect the results attributable to the acquired operations of BostonFed beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Summary — Unaudited Comparative Per Share and Selected Financial Data” beginning on page 10.

Expenses of the Merger

      The merger agreement provides that each of BostonFed and Banknorth will bear and pay all costs and expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing and mailing this document and the registration fee paid to the SEC in connection with the registration statement of which this document is a part will be shared equally between Banknorth and BostonFed.

Termination Fee

      The merger agreement provides that BostonFed must pay Banknorth a $7.3 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by Banknorth for any of the reasons described in the sixth or seventh bullet points in the first paragraph under “— Termination of the Merger Agreement” on page 66, then BostonFed shall pay the termination fee to Banknorth on the first business day following such termination;

•	if (i) the merger agreement is terminated by Banknorth or BostonFed in accordance with the third bullet point in the first paragraph under “— Termination of the Merger Agreement” on page 66 and (ii) at any time after the date of the merger agreement an “acquisition proposal” (as defined under “No Solicitation” on page 63) with respect to BostonFed shall have been publicly announced and not withdrawn prior to the meeting of shareholders of BostonFed contemplated by the merger agreement, or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal and shall not have publicly withdrawn such announcement, communication or intention prior to the special meeting of shareholders of BostonFed contemplated by the merger agreement, and if within 18 months after such termination of the merger agreement BostonFed or a subsidiary of BostonFed enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an acquisition proposal, then BostonFed shall pay to Banknorth the termination fee on the earlier of the date of execution of such agreement or consummation of such transaction; and

•	if (i) the merger agreement is terminated by either Banknorth or BostonFed in accordance with the fifth bullet point in the first paragraph under “— Termination of the Merger Agreement” on page 66 or by Banknorth in accordance with the fourth bullet point in the first paragraph under “— Termination of the Merger Agreement” on page 66, (ii) at any time after the date of the merger agreement and before such termination an acquisition proposal with respect to BostonFed shall have been publicly announced, or any person shall have publicly announced, communicated or made known, or communicated or made known to the senior management of BostonFed, an intention, whether or not conditional, to make an acquisition proposal, (iii) following the occurrence of an event specified in clause (ii), BostonFed shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach shall have materially contributed to the failure of the merger to occur prior to the termination of the merger agreement, and (iv) if within 18 months after such termination of the merger agreement BostonFed or a subsidiary of BostonFed enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an acquisition proposal, then BostonFed shall pay to Banknorth the termination fee on the earlier of the date of execution of such agreement or consummation of such transaction.

      Any termination fee that becomes payable under the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Banknorth.

      If BostonFed fails to timely pay the termination fee to Banknorth, BostonFed will be obligated to pay the costs and expenses incurred by Banknorth to collect such payment, together with interest. In no event would BostonFed be required to pay Banknorth the termination fee more than once.

Shareholder Agreements

      In connection with the execution of the merger agreement, each of the directors of BostonFed entered into shareholder agreements with Banknorth. In the aggregate, the shareholders who entered into shareholder agreements with Banknorth can cast approximately 4.6% of the votes entitled to be cast at the special meeting.

      Each shareholder of BostonFed who is a party to a shareholder agreement agreed that at any meeting of the shareholders of BostonFed, or in connection with any written consent of the shareholders of BostonFed, the shareholder shall:

•	appear at such meeting or otherwise cause all shares of BostonFed common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum; and

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of BostonFed common stock beneficially owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting

—	in favor of approval of the merger agreement,

—	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BostonFed contained in the merger agreement or of the shareholder contained in the shareholder agreement and

—	against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

      Under the shareholder agreement, each party thereto also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of BostonFed common stock owned by such shareholder prior to the special meeting.

      The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

      We also agreed to use our reasonable best efforts to cause those persons who may be deemed to be affiliates of BostonFed under Rule 145 under the Securities Act to deliver to Banknorth prior to the date of the special meeting a written agreement containing certain restrictions on the transfer of shares of Banknorth common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See “— Resale of Banknorth Common Stock” on page 74.

No Dissenters’ Rights

      The holders of BostonFed common stock do not have rights under Delaware law, the jurisdiction of incorporation of BostonFed, to dissent from the merger and obtain the fair value of their shares.

Operations of Banknorth After the Merger

      Banknorth expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies are expected to amount to approximately 35% of BostonFed’s current level of operating expenses and are to be derived primarily from reductions in personnel and the integration of other facilities and back-office operations. In addition, because BostonFed will be merged with and into Banknorth, the costs associated with BostonFed operating as a publicly-held entity also will be eliminated.

      Banknorth also anticipates that it will be able to increase revenues from the BostonFed franchise by selling products and services to BostonFed customers that are currently not offered by BostonFed. Banknorth has not estimated these revenue enhancements, however, and did not include them in its financial analysis of the merger.

      Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized, that any such cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or that such cost savings, revenue enhancements and other operating synergies will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

      Based on the assumptions set forth above, and assuming that all stockholders of BostonFed elect to receive 1.055 shares of Banknorth common stock and $6.12 in cash, without interest, in exchange for each share of their BostonFed common stock, Banknorth anticipates that the acquisition of BostonFed will increase its earnings by $0.01 per diluted share in each of 2005 and 2006.

      Although management of Banknorth has performed substantial financial analysis of the proposed merger, identification of all cost savings and potential revenue enhancements associated with the merger has not been completed. Moreover, no assurances can be given that cost savings or any revenue enhancements will be realized at any given time in the future.

      The estimated cost savings that are expected to be realized by the combined company do not reflect an estimated $28.6 million of after-tax transaction costs that will be incurred in connection with the merger. Approximately $2.5 million of this amount will be charged to earnings as a merger and consolidation charge and the balance will increase Banknorth’s goodwill. The after-tax transaction costs relate primarily to terminations of change-in-control contracts and severance obligations, professional fees, conversion and integration expenses, exit costs associated with contract terminations and other operating expenses required to be accrued in accordance with accounting principles generally accepted in the United States of America, less estimated tax benefits. In evaluating the cost savings and other potential benefits of the merger, the Banknorth board of directors considered the amount of the transaction costs that are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale.

MARKET FOR COMMON STOCK AND DIVIDENDS

      The Banknorth common stock is traded on the NYSE under the symbol “BNK,” and the BostonFed common stock is traded on the AMEX under the symbol “BFD.”

      As of September 30, 2004, there were 174,023,262 shares of Banknorth common stock outstanding, which were held by approximately 19,700 holders of record; and as of the record date for the special meeting, there were 4,782,272 shares of BostonFed common stock outstanding, which were held by approximately 470 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

      The following table sets forth during the periods indicated the high and low sales prices of the Banknorth common stock and the BostonFed common stock and the dividends declared per share of Banknorth common stock and BostonFed common stock. Market price information for the Banknorth common stock for periods prior to November 4, 2002 represents trading on the Nasdaq Stock Market

Inc.’s National Market, and market price information for this stock on and after that date represents trading on the NYSE.

	Banknorth			BostonFed

			Dividends			Dividends
	Market Price		Declared	Market Price		Declared
			Per			Per
	High	Low	Share	High	Low	Share

2004
First Quarter	$34.45	$30.53	$0.195	$38.30	$33.00	$0.16
Second Quarter	34.75	30.25	0.195	39.88	29.20	0.16
Third Quarter	36.10	30.49	0.200	43.00	37.74	0.16
Fourth Quarter (through December 13, 2004)	36.55	34.49	0.200	45.00	42.52	0.16
2003
First Quarter	24.02	20.60	0.160	27.40	22.85	0.16
Second Quarter	26.68	21.09	0.160	29.75	22.75	0.16
Third Quarter	29.70	25.43	0.190	32.75	27.00	0.16
Fourth Quarter	33.57	27.58	0.190	35.30	30.23	0.16
2002
First Quarter	26.80	22.25	0.135	25.63	23.50	0.15
Second Quarter	27.45	24.96	0.145	32.40	24.60	0.16
Third Quarter	27.40	20.71	0.150	35.20	26.70	0.16
Fourth Quarter	24.58	20.68	0.150	30.10	25.50	0.16

      The following table shows the closing price per share of the Banknorth common stock and the BostonFed common stock on (1) June 18, 2004, the last trading day preceding public announcement of the merger agreement, and (2) December 13, 2004, the last full trading day for which closing prices were available at the time of the printing of this document. The following table also includes the equivalent price per share of BostonFed common stock on those dates, calculated as indicated below.

	Historical Market Value		Equivalent Market Value
	Per Share		Per Share of BostonFed

Date	Banknorth	BostonFed	All Stock(1)	Stock/Cash(1)

June 18, 2004	$32.64	$31.25	$40.51	$40.56
December 13, 2004(2)	36.25	44.78	44.99	44.36

(1)	The all stock equivalent prices per share of BostonFed common stock on the indicated dates were determined by multiplying the exchange ratio of 1.241 by the closing price per share of the Banknorth common stock on the indicated dates, and the stock/cash equivalent prices per share of BostonFed common stock on the indicated dates were determined by multiplying the exchange ratio of 1.055 by the closing price per share of the Banknorth common stock on the indicated dates and adding to each such product $6.12, the cash component of the stock/cash consideration.

(2)	The increase in the price of the Banknorth common stock subsequent to June 18, 2004 reflects, among other things, the public announcement of the TD/ Banknorth merger agreement.

      Shareholders are advised to obtain current market quotations for the Banknorth common stock and the BostonFed common stock. The market price of the Banknorth common stock at the effective time of the merger or at the time shareholders of BostonFed receive certificates evidencing shares of Banknorth common stock after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT BANKNORTH

General

      Banknorth is a Maine corporation and a registered bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended. At September 30, 2004, Banknorth had consolidated assets of $29.0 billion and consolidated shareholders’ equity of $3.0 billion. Based on total assets at that date, Banknorth is one of the 35 largest commercial banking organizations in the United States.

      Banknorth’s principal asset is all of the capital stock of Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. Banknorth, NA operates under the trade name “Peoples Heritage Bank” in Maine, “Bank of New Hampshire” in New Hampshire and “Evergreen Bank” in New York to take advantage of the goodwill associated with the names of these predecessor banks. Banknorth, NA operates under its name elsewhere in its market areas. At September 30, 2004, Banknorth, NA had 387 banking offices located in Maine, New Hampshire, Massachusetts, Vermont, New York and Connecticut. Through Banknorth, NA and it subsidiaries, Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer, trust, investment advisory and insurance brokerage services.

      The executive offices of Banknorth are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

Acquisitions

      Banknorth’s profitability and market share have been enhanced in recent years through internal growth and acquisitions of both financial and nonfinancial institutions. Acquisitions of financial institutions consummated by Banknorth in the first half of 2004 and in 2003 are briefly noted below.

•	On April 30, 2004, Banknorth completed the acquisition of Massachusetts-based CCBT Financial Companies, Inc. The principal asset of CCBT was all of the capital stock of Cape Cod Bank & Trust Company, N.A. At the date of acquisition, CCBT had $1.3 billion of consolidated assets and $108.5 million of consolidated shareholders’ equity.

•	On April 30, 2004, Banknorth completed the acquisition of Massachusetts-based Foxborough Savings Bank, which had $241.8 million of consolidated assets and $22.8 million of consolidated shareholders’ equity at the date of acquisition.

•	On December 31, 2003, Banknorth completed the acquisition of Massachusetts-based First & Ocean BanCorp, or First & Ocean. The principal asset of First & Ocean was all of the capital stock of First & Ocean National Bank, which was subsequently combined with Banknorth, NA. At the date of acquisition, First & Ocean had $274.4 million of consolidated assets and $15.6 million of consolidated shareholders’ equity.

•	On February 14, 2003, Banknorth completed the acquisition of Connecticut-based American Financial Holdings, Inc., or American. The principal asset of American was all of the capital stock of American Savings Bank, which was subsequently combined with Banknorth, NA. At the date of acquisition, American had $2.7 billion of consolidated assets and $408.2 million of consolidated shareholders’ equity.

      In addition to the foregoing acquisitions, on July 1, 2004 Banknorth acquired an insurance agency located in Massachusetts for 187,871 shares of Banknorth common stock, and in 2003 Banknorth acquired two insurance agencies located in Maine and Connecticut for an aggregate of $3.2 million of cash.

      Banknorth continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.

Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of Banknorth’s book value and net income per common share may occur in connection with any future transactions. Moreover, acquisitions commonly result in significant one-time charges against earnings, although cost-savings, annually incident to in-market acquisitions, frequently are anticipated.

Management and Additional Information

      Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to Banknorth is incorporated by reference or set forth in Banknorth’s annual report on Form 10-K for the year ended December 31, 2003 and its quarterly report on Form 10-Q for the three and nine months ended September 30, 2004, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact Banknorth at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 101.

INFORMATION ABOUT BOSTONFED

General

      BostonFed is a Delaware corporation and a registered savings and loan holding company under the Home Owner’s Loan Act, as amended. BostonFed’s principal asset is all of the capital stock of Boston Federal Savings Bank, a federally-chartered savings bank. At September 30, 2004, Boston Federal Savings Bank had 16 banking offices located in Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. Through Boston Federal Savings Bank, BostonFed attracts deposits from the general public and utilizes these deposits and other sources of funds to acquire single-family residential loans and, to a lesser extent, commercial real estate, construction and consumer loans, as well as other permitted investments. Through Diversified Ventures, d/b/a Forward Financial Company, BostonFed also originates consumer loans, primarily with customers purchasing or refinancing manufactured homes, recreational vehicles and boats, and subsequently sells substantially all of these loans on a servicing-released basis. At September 30, 2004, BostonFed had consolidated assets of $1.7 billion and consolidated shareholders’ equity of $98.7 million.

      The executive offices of BostonFed are located at 17 New England Executive Park, Burlington, Massachusetts 01803, and its telephone number is (781) 273-0300.

Management and Additional Information

      Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to BostonFed is set forth herein or is incorporated by reference from BostonFed’s annual report on Form 10-K for the year ended December 31, 2003 and its quarterly report on Form 10-Q for the three and nine months ended September 30, 2004, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact BostonFed at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 101.

DESCRIPTION OF BANKNORTH CAPITAL STOCK

      Banknorth is authorized to issue up to 400,000,000 shares of Banknorth common stock and up to 5,000,000 shares of preferred stock. The capital stock of Banknorth does not represent or constitute a deposit account and is not insured by the FDIC.

      The following description of the Banknorth capital stock does not purport to be complete and is qualified in all respects by reference to Banknorth’s articles of incorporation, as amended, and bylaws, the Banknorth shareholder rights plan and the Maine Business Corporation Act.

Banknorth Common Stock

      General. Each share of Banknorth common stock has the same relative rights and is identical in all respects with each other share of Banknorth common stock. The Banknorth common stock is not subject to call for redemption and, upon receipt by Banknorth of the shares of BostonFed common stock surrendered in exchange for Banknorth common stock, each share of Banknorth common stock offered hereby will be fully paid and non-assessable.

      Voting Rights. Except as provided in any resolution or resolutions adopted by the Banknorth board of directors establishing any series of Banknorth preferred stock, the holders of Banknorth common stock possess exclusive voting rights in Banknorth. Each holder of Banknorth common stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

      Dividends. Subject to the rights of the holders of any series of Banknorth preferred stock, the holders of the Banknorth common stock are entitled to such dividends as may be declared from time to time by the Banknorth board of directors out of funds legally available therefor. The ability of Banknorth to declare dividends is subject to regulatory requirements. See “— Regulatory Limitations” below.

      Preemptive Rights. Holders of Banknorth common stock do not have any preemptive rights with respect to any shares which may be issued by Banknorth in the future; thus, Banknorth may sell shares of Banknorth common stock without first offering them to the then holders of the Banknorth common stock.

      Liquidation. In the event of any liquidation, dissolution or winding up of Banknorth, the holders of the Banknorth common stock would be entitled to receive, after payment of all debts and liabilities of Banknorth, all assets of Banknorth available for distribution, subject to the rights of the holders of any Banknorth preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the Banknorth common stock.

Banknorth Preferred Stock

      The Banknorth board of directors is authorized to issue Banknorth preferred stock and to fix and state voting powers, designations, preferences or other annual rights and the qualifications, limitations and restrictions of these shares. The Banknorth preferred stock may be issued in distinctly designated series, may be convertible into Banknorth common stock and may rank prior to the Banknorth common stock as to dividend rights, liquidation preferences, or both.

      The authorized but unissued shares of Banknorth preferred stock, as well as the authorized but unissued and unreserved shares of Banknorth common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Banknorth preferred stock, as well as Banknorth common stock, would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required under the requirements for continued listing of the Banknorth common stock on the NYSE.

Banknorth Rights

      Banknorth is party to an amended and restated rights agreement, dated as of July 25, 2000, with American Stock Transfer & Trust Company, as rights agent, as amended. The following description of the terms of the Banknorth rights agreement does not purport to be complete and is qualified in its entirety by reference thereto, a copy of which is attached as an exhibit to the Form 8-A/ A filed by Banknorth with the SEC on July 25, 2000.

      Under the Banknorth rights agreement, each share of Banknorth common stock has attached to it one preferred stock purchase right (a “Banknorth right”). Each Banknorth right entitles the registered holder to purchase from Banknorth a unit consisting of one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Banknorth at a purchase price of $80, subject to adjustment.

      The Banknorth rights will not separate from the Banknorth common stock, be distributed and become exercisable until a date (the “distribution date”) that will occur upon the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of Banknorth (an “acquiring person”), has acquired beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock (the “stock acquisition date”); or

•	10 business days (or such later date as may be determined by action of the Banknorth board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Banknorth common stock.

      Until a distribution date, the Banknorth rights will be evidenced by the Banknorth common stock certificates and will be transferred with and only with such Banknorth common stock certificates, and the surrender for transfer of any certificates for Banknorth common stock outstanding also will constitute the transfer of the Banknorth rights associated with the Banknorth common stock represented by such certificate. The Banknorth rights are not exercisable until a distribution date and will expire at the close of business on September 25, 2009, unless earlier redeemed by Banknorth, as described below.

      Unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that any person or group of affiliated or associated persons, other than employee benefit plans of Banknorth, acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Banknorth common stock having a market value of two times the exercise price of the Banknorth right. In addition, unless the Banknorth rights are earlier redeemed or expire in accordance with their terms, in the event that Banknorth is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of Banknorth common stock, each holder of a Banknorth right, other than rights beneficially owned by an acquiring person (which will be null and void), will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Banknorth right.

      At any time after a person becomes an acquiring person, Banknorth may exchange all or part of the Banknorth rights (other than Banknorth rights which previously have been voided as set forth above) for shares of Banknorth common stock at an exchange ratio of one share per Banknorth right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

      At any time until 10 days following the stock acquisition date, Banknorth may redeem the Banknorth rights in whole, but not in part, at a price of $.01 per Banknorth right. Immediately upon the action of the Banknorth board of directors ordering redemption of the Banknorth rights, the Banknorth rights will terminate and the only right of the holders of Banknorth rights will be to receive the redemption price.

      The Banknorth rights may have certain anti-takeover effects. The Banknorth rights would cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of Banknorth common stock if a triggering event thereafter occurs without the Banknorth rights having been redeemed. However, the Banknorth rights should not interfere with any merger or other business combination approved by the Banknorth board of directors because the Banknorth rights are redeemable under certain circumstances.

      In connection with the execution of the TD/Banknorth merger agreement, Banknorth amended its rights agreement to exclude the TD/Banknorth merger agreement and the transactions contemplated thereby from its terms. Banknorth Delaware does not have, and does not currently anticipate adopting, a shareholder rights plan.

Other Provisions

      The articles of incorporation and bylaws of Banknorth contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Banknorth, including provisions:

•	classifying the Banknorth board of directors into three classes to serve for three years with one class being elected annually;

•	authorizing the Banknorth board of directors to fix the size of the Banknorth board of directors between three and 25 directors;

•	authorizing directors to fill vacancies in the Banknorth board of directors;

•	increasing the vote for removal of directors by shareholders;

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and

•	requiring an increased vote of shareholders to approve specified business combinations unless certain price and procedural requirements are met or the Banknorth board of directors approves the business combination in the manner provided therein.

      The provisions in the bylaws of Banknorth include specific conditions under which persons may be nominated for election as directors of Banknorth at a meeting of shareholders and business may be transacted at a meeting of shareholders.

      In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Banknorth common stock or Banknorth preferred stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire Banknorth. Sections 1109 and 1110 of the Maine Business Corporation Act also may have the same anti-takeover effects. See “Comparison of the Rights of Shareholders — State Anti-takeover Statutes” beginning on page 95.

Transfer Agent

      The transfer agent and registrar for the Banknorth common stock is American Stock Transfer & Trust Company.

Regulatory Limitations

      Distributions. As a bank/financial holding company, Banknorth derives funds for cash distributions to its shareholders primarily from dividends received from its banking subsidiary. Banknorth, NA is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank/financial holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

      In addition to the foregoing, the ability of Banknorth and Banknorth, NA to pay dividends may be affected by the various minimum capital requirements and the capital and other standards established by U.S. federal banking agencies under applicable laws and regulations. Banknorth’s right and the rights of its shareholders and creditors to participate in any distribution of the assets or earnings of the subsidiaries of Banknorth is further subject to the prior claims of creditors of such subsidiaries.

      According to Federal Reserve Board regulations, bank/financial holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank/financial holding company may not be able to provide such support.

      Limitations on Acquisitions of Common Stock. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

      In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over, Banknorth.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

      Banknorth is a Maine corporation subject to the provisions of the Maine Business Corporation Act and BostonFed is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. When the merger is completed, shareholders of BostonFed will become shareholders of Banknorth and their rights as shareholders of Banknorth will be governed by the articles of incorporation and bylaws of Banknorth and the Maine Business Corporation Act, as amended and restated effective July 1, 2003.

      The following summary is not intended to be a complete statement of the differences affecting the rights of BostonFed shareholders who become Banknorth shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities; the summary is qualified in its entirety by reference to the articles of organization and bylaws of BostonFed, the articles of incorporation and bylaws of Banknorth and applicable laws and regulations. You should real this document and the other documents referred to herein carefully in their entirety for a more complete understanding of the differences between being a BostonFed shareholder and being a Banknorth shareholder. See “Where You Can Find More Information” on page 101.

Authorized Capital Stock

      BostonFed. BostonFed’s certificate of incorporation authorizes the issuance of up to 17,000,000 shares of BostonFed common stock, $0.01 par value per share, of which 4,782,272 shares were outstanding as of the record date for the special meeting, and up to 1,000,000 shares of BostonFed preferred stock, $0.01 par value per share, of which no shares are issued and outstanding.

      Banknorth. Banknorth’s articles of incorporation authorize the issuance of up to 400,000,000 shares of Banknorth common stock, $0.01 par value per share, of which 174,023,262 shares were outstanding as of September 30, 2004, and up to 5,000,000 shares of Banknorth preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Banknorth preferred stock is issuable in series, each series having such rights and preferences as the Banknorth board of directors may fix and determine by resolution.

Issuance of Capital Stock

      BostonFed. Under the certificate of incorporation of BostonFed and the Delaware General Corporation Law, BostonFed may issue shares of BostonFed common stock and rights or options for the purchase of shares of capital stock of BostonFed on such terms and for such consideration as may be determined by the BostonFed board of directors. Neither the Delaware General Corporation Law nor BostonFed’s certificate of incorporation and bylaws require shareholder approval of any such actions. However, BostonFed is subject to the requirements of the AMEX which generally require corporations, such as BostonFed, with securities that are traded on the AMEX to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. BostonFed also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of BostonFed common stock do not have preemptive rights with respect to any shares of BostonFed common stock that may be issued.

      Banknorth. Under the Maine Business Corporation Act, Banknorth may issue shares of Banknorth capital stock and rights or options for the purchase of shares of capital stock of Banknorth on such terms and for such consideration as may be determined by the Banknorth board of directors. Neither the current Maine Business Corporation Act nor Banknorth’s articles of incorporation and bylaws require shareholder approval of any such actions. However, Banknorth also is subject to the requirements of the NYSE, which generally require corporations, such as Banknorth, with securities that are listed on the NYSE to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Banknorth also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of Banknorth capital stock do not have preemptive rights with respect to any shares of Banknorth capital stock that may be issued.

Voting Rights

      BostonFed. Subject to the restriction noted in the following paragraph, each share of BostonFed common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of BostonFed, and shareholders of BostonFed do not have the right to cumulate votes in an election of directors.

      The certificate of incorporation of BostonFed provides that in no event shall any record owner of any outstanding BostonFed common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of BostonFed common stock be entitled or permitted to any vote in respect of the shares held in excess of such 10% limit. Beneficial ownership is determined by Rule 13d-3 under the Exchange Act and includes shares beneficially owned by that person or any of his, her or its affiliates, shares which that person or his, her or its affiliates have the right to acquire under any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which that person and his, her or its affiliates have sole or shared voting or investment power. Beneficial ownership does not include shares under a publicly solicited revocable proxy or shares that are not otherwise deemed to be beneficially owned by such person and his, her or its affiliates. No director or officer (or any affiliate thereof) of BostonFed will, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the BostonFed ESOP or any similar plan of BostonFed or Boston Federal Savings Bank or any director with respect thereto (solely by reason of such director’s capacity) be deemed to beneficially own any shares held under any such plan.

      Banknorth. Each share of Banknorth common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Banknorth, and shareholders of Banknorth do not have the right to cumulate votes in an election of directors.

Classification and Size of Board of Directors

      BostonFed. The certificate of incorporation of BostonFed provides that the number of directors of BostonFed shall be fixed by resolution duly adopted from time to time by a majority of the whole board of directors of BostonFed. Currently, the number of directors of BostonFed is nine.

      Under the certificate of incorporation and bylaws of BostonFed, the BostonFed board of directors is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve staggered, three-year terms.

      Banknorth. The articles of incorporation of Banknorth provide that the Banknorth board of directors may increase or decrease the number of directors of Banknorth by resolution, and that the shareholders of Banknorth may increase or decrease the number of directors by the affirmative vote of the holders of at two-thirds of the shares entitled to vote generally in an election of directors, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Currently, the number of directors of Banknorth is 14.

      Under the articles of incorporation and bylaws of Banknorth, the Banknorth board of directors is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve three-year terms.

Director Vacancies and Removal of Directors

      BostonFed. Under BostonFed’s certificate of incorporation and bylaws, subject to the rights of holders of any class or series of BostonFed preferred stock then outstanding, and unless the board of directors of BostonFed otherwise determines, any vacancy occurring in the board of directors of BostonFed, including any newly-created directorships resulting from an increase in the number of directors or any vacancy resulting from the death, resignation, retirement, disqualification or removal of a director or other cause, may be filled only by a majority vote of the directors then in office, even if less than a quorum. A director elected to fill such a vacancy shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which the director has been chosen expires.

      Under BostonFed’s certificate of incorporation, subject to the rights of holders of any class or series of BostonFed preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting stock of BostonFed, voting together as a single class.

      Banknorth. Any vacancy occurring in the Banknorth board of directors by reason of an increase in the number of directors may be filled by the Banknorth board of directors, and any directors so chosen shall hold office until the next election of directors by the shareholders of Banknorth. Any other vacancy in the Banknorth board of directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of Banknorth, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

      Under Banknorth’s articles of incorporation, directors of Banknorth may be removed, with or without cause, by the holders of two-thirds of the shares entitled to vote for directors at a meeting of shareholders called expressly for such purpose. Directors of Banknorth also can be removed for cause in a judicial proceeding commenced by Banknorth under provisions of the Maine Business Corporation Act.

Exculpation of Directors and Officers

      BostonFed. BostonFed’s certificate of incorporation provides that no director of BostonFed will be personally liable to BostonFed or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to BostonFed or its shareholders, (2) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under certain provisions of the Delaware General Corporation Law dealing with the unlawful declaration and payment of dividends and repurchases of capital stock or (4) for any transaction from which the director derived an improper personal benefit. BostonFed’s certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of BostonFed will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Banknorth. The Maine Business Corporation Act provides that the articles of incorporation of a Maine corporation incorporated prior to July 1, 2003, such as Banknorth, are automatically deemed to include a provision eliminating the personal liability of directors for monetary damages to the fullest extent permitted under the new law unless and until such provision is repealed or restricted by the corporation and its shareholders. Under this law, a director of such a corporation will not be liable to the corporation or its shareholders for monetary damages for an action taken or a failure to take an action as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the corporation or its shareholders, (3) a violation of the provision of the new law dealing with unlawful distributions by a corporation and (4) an intentional violation of criminal law.

Indemnification of Directors and Officers

      BostonFed. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief that his or her conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit indemnification in such situations if, any only to the extent, approved by the Delaware Court of Chancery or other relevant courts). To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, that person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

      BostonFed’s certificate of incorporation generally provides that BostonFed shall indemnify directors and officers of BostonFed against all liabilities incurred by such persons in connection with any brought or threatened proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of BostonFed to the fullest extent authorized by the Delaware General Corporation Law, provided that except with respect to proceedings to enforce rights to indemnification, BostonFed shall indemnify any such person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of BostonFed.

      BostonFed’s certificate of incorporation further provides that the right to indemnification shall include the right to be paid by BostonFed for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition, provided that if the Delaware General Corporation Law requires, an advancement of expenses shall be made only upon delivery to BostonFed of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified for such expenses under BostonFed’s certificate of incorporation or otherwise.

      Banknorth. Under the Maine Business Corporation Act, a corporation generally may indemnify an individual who is a party to a proceeding because that individual is a director of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s capacity as director, that the individual’s conduct was in the best interests of the corporation (or participants in an employee benefit plan of the corporation with respect to service to such employee benefit plan); (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Unless ordered by a court to do so, however, a corporation may not indemnify one of its directors (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above; or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity. Under the Maine Business Corporation Act, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Under the Maine Business Corporation Act, a corporation generally may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because that officer is an officer of the corporation to the same extent as a director and, in the case of an officer who is not a director, to such further extent as may be provided the corporation’s articles of incorporation, bylaws, a resolution of the corporation’s board of directors or a contract, except no indemnification may be made to such a person for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; or (iii) an intentional violation of criminal law.

      Banknorth’s bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth, or is or was serving at the request of Banknorth as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth under its bylaws.

      Banknorth’s bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

Special Meetings of Shareholders

      BostonFed. Under the certificate of incorporation and bylaws of BostonFed, subject to the rights of holders of any class or series of BostonFed preferred stock outstanding, special meetings of the shareholders of BostonFed may be called only by the board of directors of BostonFed in accordance with a resolution adopted by a majority of the whole board of directors (meaning the total number of authorized directors, regardless of vacancies).

      Banknorth. Under Banknorth’s articles of incorporation, special meetings of shareholders of Banknorth may be called by the chairman, the president or a majority of the Banknorth board of directors, and shall be called by the chairman, the president or the clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of Banknorth entitled to vote on the matter for which the meeting is called, voting together as a single class, provided, however, that under the Maine

Business Corporation Act special meetings of shareholders of Banknorth also may be called by the Superior Court of Cumberland County, Maine upon the petition of certain holders entitled to vote at the meeting.

Shareholder Nominations

      BostonFed. BostonFed’s bylaws generally provide that nominations by shareholders of candidates for election as directors at a meeting of shareholders of BostonFed must be made in writing and delivered to or received by the secretary of BostonFed not less than 90 days prior to the date of the meeting, provided, however, that if less than 100 days notice or prior disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth information concerning the nominee, the nominating shareholder and other information specified in BostonFed’s bylaws.

      Banknorth. Banknorth’s bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the clerk of Banknorth not later than (1) 90 days prior to the anniversary date of the immediately preceding annual meeting, and (2) with respect to an election of directors to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth information concerning the nominee the nominating shareholder and other information specified in Banknorth’s bylaws.

Shareholder Proposals

      BostonFed. BostonFed’s bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to or received by the secretary of BostonFed not less than 90 days prior to the date of the annual meeting, provided, however, that if less than 100 days notice or prior disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth information concerning the proposal, the proposing shareholder and other information specified in BostonFed’s bylaws.

      Banknorth. Banknorth’s bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed to the clerk of Banknorth not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. Each such notice shall set forth information concerning the proposal, the proposing shareholder and the information specified in Banknorth’s bylaws.

Shareholder Action without a Meeting

      BostonFed. The certificate of incorporation and bylaws of BostonFed provide that, subject to the rights of the holders of any class or series of BostonFed preferred stock, any action required or permitted to be taken by the shareholders of BostonFed must be effected at a duly called annual or special meeting of shareholders of BostonFed and may not be effected by any consent in writing by such shareholders.

      Banknorth. The articles of incorporation of Banknorth provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares of capital stock of Banknorth entitled to vote on such action.

Shareholder’s Right to Examine Books and Records

      BostonFed. The bylaws of BostonFed provide that a list of shareholders will be available for inspection by any shareholder for a period of not less than 10 days before and during each meeting of shareholders for a purpose which is germane to the meeting. The Delaware General Corporation Law provides that a record shareholder of a Delaware corporation such as BostonFed may, upon written demand under oath stating the purpose thereof, have the right to inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records. The Delaware General Corporation Law authorizes a shareholder of a Delaware corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection.

      Banknorth. The bylaws of Banknorth provide that a list of shareholders will be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each meeting of shareholders.

      Under the Maine Business Corporation Act, a shareholder of a Maine corporation (including in all cases a shareholder who holds shares in a voting trust or through a nominee) may inspect and copy at the corporation’s principal or registered office, during regular business hours, the following records of the corporation if a written request is provided to the corporation at least five business days before the desired inspection date: articles of incorporation, bylaws, resolutions of the board of directors establishing a class or series of stock, minutes of all shareholders’ meetings and other actions by shareholders in the last three years, all written communications to shareholders generally in the last three years, a list of the names and business addresses of the corporation’s current directors and officers and the corporation’s most recent annual report under Maine law. In addition, a shareholder of a corporation who meets the requirements set forth below generally is entitled to inspect and copy during regular business hours at a reasonable location specified by the corporation, following the provision of the same five days written notice to the corporation, the following records: (1) minutes of meetings of the board of directors, records of any committee of the board while acting in place of the board on behalf of the corporation, minutes of any meeting of the shareholders of the corporation and records of any action taken by directors and shareholders without a meeting, (2) accounting records of the corporation and (3) the record of shareholders. A shareholder generally may inspect and copy the records set forth in the preceding sentence only if (1) the shareholder’s demand is for a proper purpose, (2) the shareholder describes with reasonable particularity such purpose and the records the shareholder desires to inspect and (3) the records are directly connected with the shareholder’s purpose. The Maine Business Corporation Act authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for a court order directing the corporation to permit such inspection and, if successful, to be awarded costs, including reasonable counsel fees, incurred to obtain the order unless the corporation proves that it refused inspection in good faith because it had a reasonable basis for doubt about the right of the shareholder to inspect the records demanded.

Amendment of Governing Instruments

      BostonFed. The certificate of incorporation of BostonFed provides that in addition to any vote required by law or BostonFed’s certificate of incorporation, the affirmative vote of the holders of at least 80% of the outstanding voting stock of BostonFed entitled to vote generally in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class, is required to amend or repeal specific provisions of the certificate of incorporation, including the provisions limiting voting rights, relating to actions by stockholder and the calling of special meetings of stockholders, the number, classification and removal of directors, the approval of certain business combinations, director and officer indemnification and amendment of BostonFed’s bylaws and certificate of incorporation.

      The certificate of incorporation of BostonFed provides that BostonFed’s bylaws may be amended or repeated by a majority of the whole board of directors or by a vote of the holders of at least 80% of the outstanding voting stock of BostonFed entitled to vote generally in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class.

      Banknorth. No amendment to the articles of incorporation of Banknorth generally may be made unless it is first adopted by the affirmative vote of a majority of the board of directors of Banknorth then in office and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote on such amendment, provided that the affirmative vote of the holders of at least 75% of the shares of

Banknorth entitled to vote generally in an election of directors, voting together as a single class, is required to approve any amendment to the provisions in the Banknorth articles of incorporation dealing with preemptive rights, convertible debt securities, the board of directors, actions by shareholders, bylaws and procedures to amend the articles of incorporation unless the amendment is approved by the affirmative vote of at least two thirds of the whole Banknorth board of directors (the total number of directors that Banknorth would have if there were no vacancies) and a majority of the Banknorth directors who are not affiliated with a “related person” (which generally is defined in the articles of incorporation to mean any person which holds 10% or more of the voting shares of Banknorth). Notwithstanding the foregoing, the “fair price” provision in the articles of incorporation of Banknorth may not be amended except in the manner set forth therein. See “— Mergers, Consolidations and Sales of Assets” below.

      The articles of incorporation and bylaws of Banknorth provide that the Banknorth board of directors shall have the exclusive power to adopt, amend or repeal the bylaws of Banknorth.

Mergers, Consolidations and Sales of Assets

      BostonFed. The Delaware General Corporation Law generally requires the approval of the BostonFed board of directors and the holders of at least a majority of the outstanding BostonFed common stock for mergers and consolidations in which BostonFed is a participating corporation and for sales of all or substantially all of BostonFed’s assets.

      The certificate of incorporation of BostonFed contains a provision which requires that mergers and certain other business combinations with an “interested stockholder” (as defined in the certificate of incorporation of BostonFed), or an “affiliate” of an interested stockholder (also as so defined), be approved by the holders of at least 80% of the outstanding voting stock of BostonFed entitled to vote in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class, unless certain price and procedural requirements are met or a majority of BostonFed’s “disinterested directors” (as defined therein) approves the merger or other business combination. An “interested stockholder” generally is defined to include any person, firm or entity, other than BostonFed or any subsidiary of BostonFed, which is the beneficial owner of more than 10% of the voting shares of BostonFed and a “disinterested director” generally is defined as any director of BostonFed who is unaffiliated with an interested stockholder and who was a director of BostonFed prior the time that the interested stockholder became such.

      Banknorth. The Maine Business Corporation Act generally requires the approval of the Banknorth board of directors and the holders of at least a majority of the outstanding Banknorth common stock for mergers, consolidations and share exchanges in which Banknorth is a participating corporation and for sales of all or substantially all of Banknorth’s property and assets. The Maine Business Corporation Act allows the board of directors of a Maine corporation to require a greater vote, as well as provides that the corporation’s articles of incorporation may provide that a plan of merger or a plan of share exchange may be approved by a lesser vote, but in no case less than a majority of the votes cast at a meeting at which there exists a quorum of at least a majority of the votes to be cast on the plan by the voting group entitled to vote on the plan.

      The articles of incorporation of Banknorth contain a provision which requires that mergers and certain other business combinations with a “related person,” as defined in the articles, be approved by the holders of not less than 80% of the outstanding voting stock of Banknorth and an “independent majority of stockholders,” as defined in the articles, unless certain price and procedural requirements are met or the Banknorth board, including a majority of the “continuing directors,” as defined, approves the merger or other business combination in the manner provided in the articles of incorporation. A “related person” generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of Banknorth, and a “continuing director” generally is defined as any director who was a director of Banknorth prior to the time the “related person” became such and who is not an affiliate or associate of a “related person.”

State Anti-takeover Statutes

      BostonFed. Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation such as BostonFed which has not “opted out” of coverage by this section in the prescribed manner shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an “interested stockholder” unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder;” or (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.” The three-year prohibition on business combinations with an “interested stockholder” does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market or (3) held of record by more than 2,000 shareholders, unless in each case this result was directly or indirectly caused by the “interested stockholder” or from a transaction in which a person became an “interested stockholder.”

      An “interested stockholder” generally means any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an “interested stockholder;” and the affiliates and associates of such a person. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation’s assets and various other transactions which may benefit an “interested stockholder.”

      Banknorth. Section 1109 of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Exchange Act, such as Banknorth, may not engage in any business combination for five years following an “interested shareholder’s” “share acquisition date” unless the business combination is (1) approved by the corporation’s board of directors prior to that “interested shareholder’s” “share acquisition date” or (2) approved, subsequent to that “interested shareholder’s” “share acquisition date,” by the board of directors of the corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that “interested shareholder” or any affiliate or associate of that “interested shareholder” or by persons who are either directors or officers and also employees of the corporation. An “interested shareholder” is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Exchange Act, which is not then reportable on a Schedule 13D under the Exchange Act, and “share acquisition date” is defined to mean the date that any person, firm or entity first becomes an “interested shareholder” of that corporation.

      Section 1110 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Exchange Act with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a “controlling person,” which generally is defined to mean an individual, firm or entity (or a group comprised of individuals, firms or entities) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the “controlling person” within 30 days after the “controlling person” provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a “controlling person.” Section 1110 could be interpreted to provide that a person or group of persons could become a “controlling person” for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

Dissenters’ Rights of Appraisal

      BostonFed. Under the Delaware General Corporation Law, a shareholder of a Delaware corporation such as BostonFed generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law generally does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. Even if a corporation’s stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts in respect thereof, or such shares or depository receipts plus cash in lieu of fractional interests, or (2) shares of any other corporation, or depository receipts in respect thereof, plus cash in lieu of fractional interests, unless such shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, or any combination of the foregoing.

      Banknorth. Under the Maine Business Corporation Act, a shareholder of a Maine corporation such as Banknorth generally has the right to dissent from, and obtain the fair value of his shares in the event of, a merger, share exchange, disposition of assets required to be approved by shareholders and other specified circumstances, subject to specified procedural requirements. The Maine Business Corporation Act generally does not confer appraisal rights, however, with respect to any class of shares that (1) is listed on the NYSE or the AMEX or is designated as a national market stock on the Nasdaq National Market or (2) has at least 2,000 shareholders and a market value of at least $20 million, exclusive of shares held by the corporation’s subsidiaries, senior executives, directors and shareholders who beneficially own more than 10% of such shares. Even if a corporation’s stock meets either of the foregoing requirements, however, the Maine Business Corporation Act provides that appraisal rights will be permitted if shareholders are required to accept for their stock, by the terms of a corporate action requiring appraisal rights, anything other than cash or shares of a corporation that satisfies either of the requirements set forth in the preceding sentence at the time that the corporate action becomes effective, as well as under other specified circumstances.

Shareholder Rights Plans

      BostonFed. BostonFed does not maintain a shareholder rights plan of the type maintained by Banknorth.

      Banknorth. Banknorth has adopted a shareholder rights plan, which is described under “Description of Banknorth Capital Stock — Banknorth Rights” beginning on page 84.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal Two)

      In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. Under BostonFed’s bylaws, written notice of an adjourned meeting need not be given to shareholders if the date, place and time thereof are announced at the special meeting and the date of the adjourned meeting is not more than 30 days after the original date of the special meeting.

      In order to allow proxies that have been received by BostonFed at the time of the special meeting to be voted for an adjournment, if necessary, BostonFed has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of BostonFed recommends that shareholders vote “FOR” the adjournment proposal.

CERTAIN BENEFICIAL OWNERS OF BOSTONFED COMMON STOCK

      The following tables set forth certain information as of September 30, 2004 regarding (i) each person known by BostonFed to own beneficially more than 5% of the BostonFed common stock, (ii) each director of BostonFed, (iii) the executive officers of BostonFed named in the Summary Compensation Table contained in its 2004 annual proxy statement and (iv) all directors and executive officers of BostonFed as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

	Number of Shares of		Number of Shares that	Percent of
	BostonFed Common		may be Acquired Within	BostonFed
	Stock Owned		60 days Upon Exercise of	Common Stock
Beneficial Owner	(Excluding Options)		Stock Options	Outstanding(1)

Beneficial owner of more than 5%:
Boston Federal Savings Bank	554,141	(2)	—	11.69%
Employee Stock Ownership Plan (“ESOP”)
17 New England Executive Park
Burlington, Massachusetts 01803
Jeffrey L. Gendell	437,400	(3)	—	9.23
Tontine Partners, L.P.
Tontine Financial Partners, L.P.
Tontine Associates, L.L.C.
Tontine Management L.L.C.
Tontine Overseas Associates, L.L.C.
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
Wellington Management Company, LLP	401,300	(4)	—	8.47
75 State Street
Boston, Massachusetts 02109
Bruce S. Sherman	388,488	(5)	—	8.20
Gregg J. Powers
Private Capital Management, L.P.
8889 Pelican Bay Boulevard
Naples, Florida 34108
Thomson Horstmann & Bryant, Inc.	274,500	(6)	—	5.79
Park 80 West, Plaza Two
Saddle Brook, New Jersey 07663
Directors and Executive Officers:
Richard J. Caturano(7)	700	(8)	1,000	*
David P. Conley	37,543	(9)	—	*
Richard J. Fahey	3,587	(10)	4,000	*
Patricia M. Flynn, PhD.	4,887	(10)	4,000	*
David F. Holland	156,742	(9)(11)	65,886	3.26
Kija Kim	1,669	(8)	2,500	*
Joanna T. Lau	2,119	(8)	3,000	*
Shaun W. McGee	3,400		12,000	*
John D. Mullen	3,355		12,000	*
W. Russell Scott, Jr.	5,619	(8)	—	*
John A. Simas	81,819	(9)	14,886	1.72
Catherine Friend White	1,719	(8)	3,000	*
All directors and executive officers as a group (19 persons)	427,164	(12)	142,272	8.75

*	Represents less than 1% of shares outstanding.

(1)	Based upon 4,739,672 shares of Boston Fed common stock outstanding as of September 30, 2004, plus the number of shares of BostonFed common stock that such person has the right to acquire within 60 days of such date upon the exercise of stock options.

(2)	All 554,141 shares listed have been allocated to participants’ accounts. Under the terms of the ESOP, the ESOP trustee will vote all shares allocated to participants’ accounts in the manner directed by the participants. Subject to its fiduciary duty, the ESOP trustee will vote allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received timely voting instructions from participants.

(3)	Based on information contained in an amended Schedule 13G filed jointly on February 12, 2004. According to this filing, Jeffrey L. Gendell has sole voting and investment power with respect to 5,000 shares and shared voting and investment power with respect to 432,400 shares, Tontine Partners, L.P. has shared voting and investment power with respect to 34,540 shares, Tontine Financial Partners, L.P. has shared voting and investment power with respect to 346,000 shares, Tontine Associates, L.L.C. has shared voting and investment power with respect to 3,600 shares, Tontine Management, L.L.C. has shared voting and investment power with respect to 380,540 shares and Tontine Overseas Associates, L.L.C. has shared voting and investment power with respect to 48,260 shares.

(4)	Based upon information in a Schedule 13G filed on February 12, 2004. According to this filing, Wellington Management Company, LLP has shared voting power with respect to 112,800 shares and shared investment power with respect to 401,300 shares.

(5)	Based upon information in a Schedule 13G filed jointly on February 13, 2004. According to this filing, Bruce S. Sherman has sole voting and investment power with respect to 16,800 shares and shared voting and investment power with respect to 371,688 shares and Private Capital Management, L.P. and Gregg J. Powers have shared voting and investment power with respect to 371,688 shares.

(6)	Based upon information in a Schedule 13G filed on January 21, 2004. According to this filing, Thomson Horstmann & Bryant, Inc. has sole voting power with respect to 164,800 shares, sole investment power with respect to 274,500 shares and shared voting power with respect to 0 shares.

(7)	Joined the BostonFed board of directors effective March 1, 2004.

(8)	Includes unvested shares of restricted common stock that were awarded under the BostonFed 1996 Stock-Based Incentive Plan (the “Incentive Plan”) in the amounts of Ms. Kim, 400 and Ms. Lau, 400; and under the 1997 Stock Option Plan (“Incentive Plan-2”) of Mr. Scott, 400, Ms. White, 400 and Mr. Caturano, 700. Such awards and options under the Incentive Plan and Incentive Plan-2 (collectively, the “Incentive Plans”) vest at a rate of 200 shares per year and began vesting on April 30, 2002, except for the awards granted to Mr. Caturano which vest at a rate of 140 share per year and begin vesting on October 15, 2004. Each participant currently has voting, but not investment, power as to the unvested shares.

(9)	Does not include 1,934, 14,843 and 22 common stock share equivalents credited to the accounts of Messrs. Conley, Holland and Simas, respectively, under the BostonFed defined contribution restoration plan.

(10)	Includes unvested shares of restricted common stock in the following amounts: Mr. Fahey, 500 and Dr. Flynn, 500 that were awarded under the Incentive Plan. Such awards vest as a rate of 500 shares per year. Each participant currently has voting, but not investment, power as to the unvested shares.

(11)	Represents shares over which Mr. Holland has the following: sole voting power with respect to 3,347 shares; sole investment power with respect to 15,977 shares; and shared voting power with respect to 137,182 shares.

(12)	Includes a total of 3,800 shares awarded under the Incentive Plans as to which voting may be directed.

LEGAL OPINION

      The validity of the Banknorth common stock to be issued in the merger will be passed upon for Banknorth by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

EXPERTS

      The consolidated financial statements of Banknorth as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein from Banknorth’s annual report on Form 10-K for the year ended December 31, 2003 in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets and a change in accounting for acquisitions of certain financial institutions.

      The consolidated financial statements of BostonFed as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein from BostonFed’s annual report on Form 10-K for the year ended December 31, 2003 in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets.

      Representatives of KPMG LLP are expected to be present at the special meeting and are expected to be available to respond to appropriate questions from BostonFed shareholders at the special meeting.

      The consolidated financial statements of TD and its subsidiaries at October 31, 2004 and 2003 and for the years then ended included in TD’s Form 40-F for the year ended October 31, 2004 filed with the SEC, which is incorporated by reference in this proxy statement/ prospectus, have been audited by Ernst & Young LLP and PricewaterhouseCoopers LLP, independent auditors, as set forth in their reports appearing therein, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

PROPOSALS FOR THE 2005 ANNUAL MEETING

      Under Rule 14a-8 under the Exchange Act, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by BostonFed in connection with the annual meeting of shareholders of BostonFed, which would be expected to be held in April 2005 if the merger is not consummated before the time of such annual meeting, was December 2, 2004.

      Our bylaws provide that a shareholder must give written advance notice, together with all supporting documentation required by our bylaws, of a shareholder proposal or a nomination for election of a person as a director to the secretary of BostonFed not less than 90 days before the date originally fixed for such meeting, provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the date on which BostonFed’s notice to shareholders of the annual meeting was mailed or such public disclosure was made. Any such proposals or nominations should be mailed to: John A. Simas, Executive Vice President and Secretary, BostonFed Bancorp, Inc., 17 New England Executive Park, Burlington, Massachusetts 01803.

      We currently do not anticipate having an annual meeting in 2005 in view of the proposed merger with Banknorth.

OTHER MATTERS

      As of the date of this document, the BostonFed board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this document.

WHERE YOU CAN FIND MORE INFORMATION

      Each of Banknorth, BostonFed and TD files reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by Banknorth, BostonFed and TD at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Banknorth’s, BostonFed’s and TD’s SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

      Banknorth has filed with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the SEC’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

      The SEC allows Banknorth, BostonFed and TD to “incorporate by reference” into this document, which means that Banknorth, BostonFed and TD can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of Banknorth, BostonFed and TD incorporates by reference the respective documents filed by them with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the election deadline date.

Banknorth SEC Filings (File No. 001-31251)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Three months ended March 31, 2004, June 30, 2004 and September 30, 2004
Current Reports on Form 8-K	Filed on January 2, 2004, January 20, 2004, February 26, 2004, March 3, 2004, March 15, 2004, April 22, 2004, April 26, 2004, April 27, 2004, May 3, 2004, May 5, 2004, June 22, 2004, July 19, 2004, August 31, 2004, September 10, 2004, September 21, 2004, September 24, 2004, September 29, 2004, October 5, 2004, October 18, 2004, October 21, 2004, October 28, 2004, November 5, 2004, November 12, 2004 and November 23, 2004 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K, or their predecessors).

BostonFed SEC Filings (File No. 001-13936)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Three months ended March 31, 2004, June 30, 2004 and September 30, 2004
Current Reports on Form 8-K	Filed on January 27, 2004, February 11, 2004, March 2, 2004, March 4, 2004, April 27, 2004, June 22, 2004, July 27, 2004 and November 1, 2004 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K, or their predecessors).

TD SEC Filings (File No. 001-14446)	Period/Date

Annual Report on Form 40-F	Year ended October 31, 2004
Reports of Foreign Issuer on Form 6-K	November 30, 2004 and December 13, 2004 (two reports).

      You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

Banknorth Group, Inc.	BostonFed Bancorp, Inc.	The Toronto-Dominion Bank
P.O. Box 9540	17 New England Executive Park	66 Wellington Street West
Two Portland Square	Burlington, Massachusetts 01803	Toronto, Ontario M5K 1AZ
Portland, Maine 04112-9540	Attention: John A. Simas	Attention: Investor Relations
Attention: Jeff Nathanson	(781) 273-0300	(416) 982-5075
(207) 761-8517

      To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by January 4, 2005.

      You should rely only on the information contained or incorporated by reference in this document. Neither Banknorth nor BostonFed has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Banknorth nor BostonFed is making an offer to sell or soliciting an offer to buy any securities other than the Banknorth common stock to be issued by Banknorth in the merger, and neither Banknorth nor BostonFed is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF TD

      The following financial statements set forth selected unaudited pro forma consolidated financial data of TD. The pro forma amounts have been prepared in accordance with Canadian GAAP (except as noted in note 5) and are based on the purchase method of accounting and are presented as if the TD mergers had occurred (1) as at October 31, 2004 for purposes of the pro forma consolidated balance sheet and (2) as at November 1, 2003 for purposes of the unaudited pro forma consolidated statements of income for the fiscal year ended October 31, 2004. The pro forma amounts below do not include the anticipated financial benefits from such items as cost savings and revenue enhancements arising from the TD mergers, nor do these amounts include restructuring and other costs that may be incurred by TD or Banknorth in connection with the TD mergers. In addition, the pro forma amounts do not include the impact of the BostonFed/Banknorth merger because of its immateriality to Banknorth.

      You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of TD and Banknorth incorporated into this proxy statement/ prospectus by reference. See “Where You Can Find More Information” beginning on page 101. The pro forma amounts below are presented for informational purposes only. You should not rely on the pro forma amounts as being necessarily indicative of the financial position or results of operations of TD that would have actually occurred had the TD mergers been effective during the periods presented or of the future financial position or results of operations of TD. The consolidated financial information as at the date and for the periods presented may have been different had the TD mergers actually been effective as at such date or during those periods.

      TD pro forma financial information is presented in this document because if both the BostonFed/ Banknorth merger and the TD mergers are consummated, and you do not sell your shares of BostonFed common stock or Banknorth common stock, then upon completion of the TD mergers you will become a shareholder of TD and Banknorth Delaware. There can be no assurance that the TD mergers will be consummated, or, if they are consummated, when the closing will occur.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at October 31, 2004
(C$ in millions, except where noted)

			BANKNORTH

			In millions of				Pro Forma
			U.S.$		C$		Adjustments		Reference		Pro Forma
	TD										Consolidated
			As at		As at
	As at		September 30,		September 30,						As at
	October 31, 2004		2004		2004						October 31, 2004

ASSETS
Cash resources	C$	9,038	U.S.$	580	C$	734	C$	—			C$	9,772
Securities purchased under resale agreements		21,888		—		—						21,888
Securities
Investment		31,387		7,511		9,500		10	3	(a)&(j)		40,897
Trading		66,893		—		—						66,893

		98,280		7,511		9,500		10				107,790

Loans
Residential mortgages		51,420		3,097		3,917		(38)	3	(a)		55,299
Consumer, installment and other personal		51,423		5,275		6,672		38	3	(a)		58,133
Business and government		22,264		10,039		12,697		(15)	3	(a)		34,946

		125,107		18,411		23,286		(15)				148,378
Allowance for credit losses		(1,183)		(243)		(307)						(1,490)

Loans (net of allowance for credit losses)		123,924		18,168		22,979		(15)				146,888

Customer liabilities under acceptances		5,507		4		5						5,512
Trading derivatives’ market revaluation		33,697		—		—						33,697
Intangible assets		2,144		53		67		613	3	(a)		2,824
Goodwill		2,225		1,369		1,732		2,711	3	(a)&(j)		6,668
Land, buildings and equipment		1,330		286		362						1,692
Other assets		12,994		1,015		1,283						14,277

Total assets	C$	311,027	U.S.$	28,986	C$	36,662	C$	3,319			C$	351,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Personal	C$	111,360	U.S.$	13,335	C$	16,866		8	3	(a)	C$	128,234
Banks		11,459		2		3						11,462
Business and government		84,074		6,033		7,630		2,960	3	(a)		94,664

Total deposits		206,893		19,370		24,499		2,968				234,360

Acceptances		5,507		4		5						5,512
Obligations related to securities sold short		17,671		—		—						17,671
Obligations related to securities sold under repurchase agreements		9,846		3,286		4,156						14,002
Trading derivatives’ market revaluation		33,873		—		—						33,873
Other liabilities and other borrowings		16,365		2,619		3,313		255	3	(a),(i)&(j)		19,933
Subordinated notes and debentures		5,644		661		836		104	3	(a)		6,584
Non-controlling interest in subsidiaries		1,250		—		—		1,895	3	(h)&(j)		3,145

Shareholders’ equity
Preferred shares		1,310		—		—						1,310
Common shares		3,373		2		3		1,947	3	(a)&(b)		5,323
Contributed surplus		20		1,352		1,710		(1,710)	3	(a)		20
Foreign currency translation adjustments		(265)		—		—						(265)
Retained earnings		9,540		1,692		2,140		(2,140)	3	(a)		9,540

		13,978		3,046		3,853		(1,903)				15,928

Total liabilities and shareholders’ equity	C$	311,027	U.S.$	28,986	C$	36,662	C$	3,319			C$	351,008

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Year Ended October 31, 2004
(C$ in millions, except share data)

			BANKNORTH
							Pro Forma		Pro Forma
	TD		In millions of U.S.$		C$		Adjustments	Reference	Consolidated

	Year Ended		Twelve Months Ended		Twelve Months Ended				Year Ended
	October 31, 2004		September 30, 2004		September 30, 2004				Oct. 31, 2004

Interest income
Loans	C$	6,958	US$	897	C$	1,187			C$	8,145
Securities		3,657		321		425				4,082
Deposits with banks		517				—				517

		11,132		1,218		1,612	—			12,744

Interest expense
Deposits		3,853		160		212	104	3(e)		4,169
Subordinated notes and debentures		312		13		17	0			329
Other obligations		1,024		144		191	—			1,215

		5,189		317		420	104			5,713

Net interest income		5,943		901		1,192	(104)			7,031
Provision for credit losses		(386)		40		53				(333)

Net interest income after credit loss provisions		6,329		861		1,139	(104)			7,364

Other income
Investment and securities services		2,296		19		25				2,321
Credit fees		343		—		—				343
Net investment securities gains		192		13		17				209
Trading income		(153)		—		—				(153)
Service charges		673		107		142				815
Loan securitizations		390		—		—				390
Card services		172		48		64				236
Insurance, net of claims		593		50		66				659
Trust fees		78		38		50				128
Other		299		79		105				404

		4,883		354		469	—			5,352

Net interest and other income		11,212		1,215		1,608	(104)			12,716
Non-interest expenses
Salaries and employee benefits		3,780		348		460	48	3(j)&(m)		4,288
Occupancy including depreciation		612		62		82				694
Equipment including depreciation		562		48		64				626
Amortization of intangible assets		626		9		12	135	3(d)		773
Restructuring, merger & consolidation costs		(7)		13		17				10
Marketing and business development		384		25		33				417
Brokerage related fees		228				—				228
Professional and advisory services		446				—				446
Communications		207				—				207
Other		1,169		149		197	20	3(f)		1,386

		8,007		654		865	203			9,075

Income before provision for income taxes		3,205		561		743	(307)			3,641
Provision for income taxes		803		185		245	(111)	3(g)&(l)		937

Income before non-controlling interest in subsidiaries		2,402		376		498	(196)			2,704
Non-controlling interest in net income of subsidiaries		92		—		—	229	3(h)		321

Net income		2,310		376		498	(425)			2,383
Preferred dividends		78		—		—				78

Net income applicable to common shares		$2,232		$376		$498	($425)			$2,305

Average number of common shares outstanding (millions)
Basic		654.5						4		697.9
Diluted		659.4						4		702.8
Earnings per common share
Basic		$3.41						4		$3.30

Diluted		$3.39						4		$3.28

1.	Basis of Presentation

      The unaudited pro forma consolidated financial statements (which we refer to in this document as pro forma financial statements) give effect to the proposed acquisition of Banknorth by TD as if it had occurred (1) as at October 31, 2004 for purposes of the pro forma consolidated balance sheet and (2) as at November 1, 2003 for purposes of the pro forma consolidated statement of income for the fiscal year ended October 31, 2004. The pro forma financial statements have been prepared by TD’s management and are based on Banknorth’s U.S. GAAP consolidated financial statements as adjusted to Canadian GAAP and TD’s Canadian GAAP consolidated financial information contained within its consolidated financial statements.

      The unaudited pro forma consolidated balance sheets as at October 31, 2004 and the unaudited pro forma consolidated statement of income for the year ended October 31, 2004 have been prepared using the following information:

(a) Audited consolidated financial statements of TD for the fiscal year ended October 31, 2004 which are incorporated by reference in this proxy statement/ prospectus.

(b) Audited consolidated financial statements of Banknorth for the fiscal year ended December 31, 2003, which are incorporated by reference in this proxy statement/ prospectus.

(c) Unaudited interim consolidated financial statements of Banknorth for the nine months ended September 30, 2004 which are incorporated by reference in this proxy statement/ prospectus.

(d) Unaudited financial information of Banknorth for the three months ended December 31, 2003 has been compiled from the financial statements publicly filed by Banknorth with the SEC by subtracting Banknorth’s publicly disclosed results of operations for the nine months ended September 30, 2003 from its publicly disclosed results of operations for the year ended December 31, 2003. During the three month period ended December 31, 2003, Banknorth’s total interest income was C$378 million and its net income was C$119 million.

(e) Such other supplementary information as was considered necessary to reflect the proposed transaction in these pro forma consolidated financial statements.

      The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position that would have actually resulted had the transaction been effected on the dates indicated or the results which may be obtained in the future. The pro forma financial statements should be read in conjunction with the other sections of this proxy statement/ prospectus and the consolidated financial statements of TD and Banknorth incorporated by reference in this proxy statement/ prospectus.

      Banknorth’s U.S. GAAP consolidated financial information has been translated into Canadian dollars using the average rate of exchange in effect during the 12 months ended September 30, 2004 for the pro forma statement of income and the rate of exchange at September 30, 2004 for purposes of the pro forma balance sheet.

      The pro forma adjustments reflecting the acquisition of Banknorth under the purchase method of accounting are based on certain estimates and assumptions. The actual adjustments to TD’s consolidated financial statements upon completion of the transaction and the allocation of the purchase price of Banknorth will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Banknorth’s operating results between the date of preparation of these pro forma financial statements and the completion of the transaction. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. TD’s management believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transaction contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial statements.

      The excess of the purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. The pro forma financial statements do not include the anticipated financial benefits from such items as cost savings and revenue enhancements arising from the transaction.

      Certain elements of the Banknorth consolidated financial statements have been reclassified to conform to the presentation used by TD.

2.	Pro Forma Assumptions

      For the purposes of these unaudited pro forma financial statements, the financial position and the results of operations of TD and Banknorth have been combined to give effect to TD’s acquisition of 51% of the common stock of the new Banknorth and the related issue of TD common shares and wholesale deposits (described below) as if the transactions had occurred using the following assumptions:

(a) The acquisition of Banknorth will result in the acquisition by TD of 51% of the outstanding common stock of the new Banknorth for C$4.935 billion in aggregate in cash payments and TD common shares issued at the time of the completion of the transaction. The funding of the purchase will be as follows:

(1) the issuance of 43.4 million TD common shares valued at C$1.95 billion; and

(2) C$2.96 billion gross proceeds from the issue of wholesale deposits.

For purposes of calculating the purchase consideration used in the pro forma financial statements, the price of the TD common shares to be issued is assumed to be C$44.884 per common share, which represents the average closing price of the TD common shares on the Toronto Stock Exchange, for the period commencing two business days prior to and after the announcement of the proposed transaction on August 26, 2004. In addition to the 175.9 million Banknorth shares outstanding at October 31, 2004, an assumption was made that all vested options to acquire shares of Banknorth common stock will be exercised prior to the completion of the transaction, resulting in the issuance of 8.6 million additional shares of Banknorth common stock, and that 184.5 million Banknorth shares will thus be outstanding at the completion of the transaction. This assumed number of shares outstanding does not include shares of Banknorth common stock issuable in connection with Banknorth’s pending acquisition of BostonFed Bancorp, Inc. because of its immateriality to Banknorth. The assumption regarding the exercise, prior to the completion of the transaction, of all vested options to acquire shares of Banknorth common stock was based on TD’s assumption that option holders would want to receive the premium for the 51% of shares of Banknorth common stock that are converted in the transaction into cash and TD common shares that they will not be entitled to receive if they do not exercise their options and their options are instead converted, under the terms of the merger agreement, into options to purchase Banknorth Delaware common stock. The aggregate value of the 43.4 million TD shares assumed to be issued in exchange for all Banknorth shares for purposes of calculating the purchase consideration used in the pro forma financial statements is C$1.95 billion. At the completion of the transaction, all unexercised options to purchase shares of Banknorth common stock will be converted on a one-for-one basis into options to purchase Banknorth Delaware common stock. TD estimates that there will be approximately 4 million unexercised options at the completion of the transaction. This conversion of unexercised options has no impact on the purchase price calculation or the pro forma adjustments.

(b) The acquisition of Banknorth has been accounted for using the purchase method of accounting. The purchase equation is as follows:

	October 31, 2004

	(in millions of
	Canadian dollars)
Purchase consideration (including estimated transaction costs of C$25 million)	C$	4,935
Less fair value of net tangible assets acquired		920

Net intangible assets and goodwill	C$	4,015

The excess of the purchase price over the estimated fair value of the net tangible assets acquired has been allocated, as follows:

Core deposit intangible	C$	277
Loan intangible		370
Deferred tax liability on intangibles		(226)
Goodwill		3,594

	C$	4,015

      The intangible assets acquired and the goodwill amounts presented in the pro forma balance sheet are equal to the portion of the purchase price allocable to each item in the table above less 51% of the intangible assets and goodwill amounts, respectively, on Banknorth’s balance sheet as at September 30, 2004. Accordingly, the amount of the goodwill adjustment of C$2,711 on the pro forma balance sheet is equal to C$3,594 (the portion of the purchase price allocable to goodwill) less 51% of C$1,732 (the amount of goodwill on Banknorth’s balance sheet as at September 30, 2004).

      The intangible assets will be amortized on an accelerated basis over ten years, based upon their expected lives. Using the balances estimated in these pro forma financial statements, the amortization of the intangible assets for the years ended October 31, 2004 to 2009 would be as follows: C$135 million, C$110 million, C$92 million, C$76 million, C$62 million and C$51 million, respectively. The tax rate used to calculate the deferred tax liability on the intangible assets is 35%. Goodwill will not be amortized but will be subject to an annual impairment assessment.

	October 31, 2004

	100% of		TD’s 51%
	Banknorth		interest

	(in millions of
	Canadian dollars)
Fair value of net tangible assets acquired:
Book value of Banknorth	C$	3,853	C$	1,965
Less Banknorth’s previously recorded intangibles and goodwill		(1,799)		(917)
Less fair value decrements		(412)		(210)
Plus deferred tax on fair value decrements		145		74
Plus Canadian GAAP adjustments		16		8

Fair value of net tangible assets	C$	1,803	C$	920

TD’s 51% interest acquired	C$	920

      Purchase accounting requires that the assets and liabilities purchased be recorded at their fair value as at the date of the completion of the transaction. The fair value decrements have been estimated based on information available at the current time. The tax rate used to calculate the deferred tax asset on the fair value decrements is 35%.

	October 31, 2004

	100% of		TD’s 51%
	Banknorth		interest

	(in millions of
	Canadian dollars)
Fair value decrements:
Investment securities	C$	22	C$	11
Loans		29		15
Deposits		16		8
Other liabilities		345		176

Fair value of net tangible assets		412	C$	210

TD’s 51% interest acquired	C$	210

3.	Pro Forma Adjustments

      The pro forma adjustments contained in these unaudited pro forma financial statements are based on estimates and assumptions by management of TD based on available information. The adjustments for the actual transaction may differ as a result of changes arising from the evaluation of the fair value of Banknorth’s net assets by TD after the completion of the transaction, as well as changes in foreign exchange rates. The following adjustments have been made to reflect the proposed transaction:

(a) TD’s acquisition of 51% of the outstanding common stock of the new Banknorth and the related decrease in fair value of purchased assets and liabilities, as described in note 2 above, and the elimination of Banknorth’s shareholders’ equity and the creation of a non-controlling interest in subsidiaries to reflect the acquisition of Banknorth by TD.

(b) The issuance of TD common shares in the gross amount of C$1.95 billion, which will satisfy a portion of the purchase price.

(c) The issuance of wholesale deposits in the gross amount of C$2.96 billion, the proceeds of which will satisfy a portion of the purchase price.

(d) The amortization of intangible assets, as described in note 2 above.

(e) The interest expense on the wholesale deposits at an assumed rate of 3.50% per annum. This borrowing rate was estimated based on TD’s historical cost of borrowing relative to prevailing interest rates and current interest rates. A 1% increase (decrease) in borrowing costs would increase (decrease) interest expense by C$30 million per year before tax.

(f) Capital tax expense of C$20 million owing on the TD common shares issued to satisfy a portion of the purchase price.

(g) Withholding taxes owing on the common dividends received by TD from its 51% interest in the new Banknorth at an assumed tax rate of 5.00%.

(h) The 49% portion of the new Banknorth’s earnings attributable to non-controlling shareholders.

(i) Liability for investment banker and professional fees and other transaction expenses of C$25 million. These fees are the total estimated transaction costs included in the purchase price.

(j) Adjustments to conform Banknorth’s financial statements to Canadian GAAP. On the consolidated pro forma balance sheet, available for sale securities were increased by C$21 million to their historical book value and the loss in comprehensive income was eliminated (refer to note 5(c)). On the consolidated pro informa income statements, salaries and employee benefits expense was increased by C$31 million in the year ended October 31, 2004 representing the amortization of the fair value of stock options granted to employees and recognized over the vesting periods of the option grants. The fair value of the options granted was estimated using the Black Scholes option-pricing model, including assumptions described in note 19 to the consolidated financial statements of Banknorth for the fiscal year ended December 31, 2003.

(k) No adjustment has been made for restructuring costs to integrate the operations of the new Banknorth with TD.

(l) Represents the income tax effects, at an assumed rate of 35%, of the above adjustments to the statements of operations.

(m) Salary expense related to restricted stock units to be granted to executive officers of Banknorth upon completion of the transaction. Costs related to restricted stock units and continued employment will be expensed ratably over three years.

4.	Earnings Per Common Share

      Pro forma earnings per common share for the year ended October 31, 2004 have been calculated using the estimated weighted average number of common shares on a pro forma basis as described below:

(a) The pro forma weighted average number of basic common shares of TD after giving effect to the acquisition merger is 697.9 million for the year ended October 31, 2004.

(b) The pro forma weighted average number of diluted common shares after giving effect to the acquisition is 702.8 million for the year ended October 31, 2004.

      The weighted average number of common shares for all pro forma earnings per share calculations in both periods reflect the issuance of 43.4 million TD common shares as described in note 2(b) above.

5.     Reconciliation of Canadian GAAP and U.S. GAAP

      The consolidated financial statements of TD are prepared in accordance with Canadian GAAP. The consolidated financial statements of Banknorth are prepared in accordance with U.S. GAAP. For purposes of the unaudited pro forma financial statements, certain adjustments have been made to conform Banknorth’s consolidated financial statements to Canadian GAAP. Material differences between the information included in the unaudited pro forma consolidated financial statements, as presented in accordance with Canadian GAAP, and that information as it would be presented in accordance with U.S. GAAP, as at October 31, 2004, and for the year ended October 31, 2004 are described below.

Pro forma Consolidated Statements of Net Income

	Year Ended
	October 31,
	2004

	(In millions of
	Canadian dollars,
	except per share data)
Net income based on Canadian GAAP	C$	2,383
Non-controlling interest in TD Mortgage Investment Corporation (note 5(a))		(25)
Derivative instruments and hedging activities (note 5(b))		(475)
Other		(47)

Income taxes on the above items		118
Net income based on U.S. GAAP		1,954
Preferred dividends		(53)

Net income applicable to common shares — U.S. GAAP	C$	1,901

Basic earnings per common share — U.S. GAAP	C$	2.72
Diluted earnings per common share — U.S. GAAP	C$	2.70

Pro forma Consolidated Statements of Comprehensive Income

	Year
	Ended
	October 31, 2004

	(In millions of
	Canadian dollars)
Net income based on U.S. GAAP	C$	1,954
Change in net unrealized gains on available for sale securities, net of income taxes (note 5(c))		16
Change in gains and losses on derivative instruments designated as cash flow hedges, net of income taxes (note 5(b))		141
Change in unrealized foreign currency translation gains and losses, net of income taxes (note 5(d))		(91)
Other		40

Comprehensive income based on U.S. GAAP	C$	2,060

Pro forma Balance Sheet

	As at October 31, 2004

	Canadian
	GAAP		Adjustments		U.S. GAAP		Note

	(In millions of Canadian dollars)
ASSETS
Cash resources	C$	9,772	C$	297	C$	10,069
Securities purchased under resale agreements		21,888		—		21,888
Securities:
Investment		40,897		3,907		44,804	5(c	),5(g)
Trading		66,893		216		67,109	5(c	)
Loans (net)		146,888		46		146,934	5(f	)
Derivatives’ market revaluation		33,697		1,827		35,524	5(b	)
Intangible assets		2,824		33		2,857
Goodwill		6,668		64		6,732
Other assets		21,481		69		21,550

Total assets	C$	351,008	C$	6,459	C$	357,467

LIABILITIES
Deposits	C$	234,360	C$	350	C$	234,710
Derivatives’ market revaluation		33,873		1,138		35,011	5(b	)
Other liabilities		57,118		4,662		61,780	5(f	),5(g)
Subordinated notes debentures and other debt		6,584		82		6,666	5(f	)
Non-controlling interest in subsidiaries		3,145		110		3,255

Total liabilities		335,080		6,342		341,422

Shareholders’ equity
Preferred shares		1,310		(350)		960	5(a	)
Common shares		5,323		37		5,360	5(a	)
Contributed surplus		20		2		22
Foreign currency translation adjustments		(265)		265		—	5(d	)
Retained earnings		9,540		(155)		9,385
Accumulated other comprehensive income:
Net unrealized gains on available for sale securities				327		327	5(c	)
Foreign currency translation adjustments				(265)		(265)	5(d	)
Derivative instruments				261		261	5(b	)
Minimum pension liability adjustment				(5)		(5)

Total shareholders’ equity		15,928		117		16,045

Total liabilities and shareholders’ equity	C$	351,008	C$	6,459	C$	357,467

(a) Non-controlling interest in TD Mortgage Investment Corporation

      Under U.S. GAAP, preferred shares of TD’s subsidiary, TD Mortgage Investment Corporation, are presented as a noncontrolling interest on the consolidated balance sheet, and the net income applicable to the non-controlling interest is presented separately on the consolidated statements of income. Under Canadian GAAP, these preferred shares are included within the total preferred shares presented on the consolidated balance sheet.

(b) Derivative instruments and hedging activities

      U.S. GAAP requires that all derivative instruments be reported on the consolidated balance sheet at their fair values, with changes in the fair value for derivatives that are not hedges reported through the consolidated statement of income. U.S. GAAP provides specific guidance on hedge accounting, including the measurement of hedge ineffectiveness, limitations on hedging strategies and hedging with intercompany derivatives. The ineffective portion of hedging derivative instruments’ changes in fair values are immediately recognized in income. Under Canadian GAAP, prior to November 1, 2003, TD recognized only derivatives used in trading activities at fair value on the consolidated balance sheet, with changes in fair value included in income. Subsequent to November 1, 2003, non-trading derivatives not designated in a hedging relationship, or part of an ineffective hedging relationship, are also carried at fair value and included in income. In fiscal 2004, the majority of the net income adjustment for derivative instruments and hedging activities resulted from TD entering into a hedge for the cash portion of the purchase price for the proposed acquisition of Banknorth. Under U.S. GAAP, the hedge of the proposed Banknorth acquisition is not eligible for designation as a hedged transaction in a cash flow hedge given that the forecasted transaction involves a business combination. As a result, changes in the fair value of the derivative have been reported through U.S. GAAP net income. However, under Canadian GAAP, the forecasted transaction is eligible for hedge accounting, given that it is a hedge of foreign exchange risk.

(c) Available for sale securities

      U.S. GAAP requires that investment securities be classified as either “available for sale” or “held to maturity”, and requires available for sale securities to be reported on the consolidated balance sheet at their estimated fair values. Unrealized gains and losses arising from changes in the fair value of available for sale securities are reported net of income taxes in other comprehensive income. Other than temporary declines in fair value are recorded by transferring the unrealized loss from other comprehensive income to the consolidated statements of operations. For U.S. GAAP, TD accounts for the majority of its investment securities as available for sale. Under Canadian GAAP, investment securities are carried at cost or amortized cost, with other than temporary declines in value recognized based upon expected net realizable values.

(d) Foreign currency translation adjustments

      U.S. GAAP requires foreign currency translation adjustments arising from subsidiaries where the functional currency is other than the Canadian dollar to be presented net of taxes in other comprehensive income. Under Canadian GAAP, TD presents foreign currency translation adjustments as a separate component of shareholders’ equity.

(e) Minimum pension liability adjustment

      U.S. GAAP requires an additional minimum liability to be recorded if the accumulated benefit obligation is greater than the fair value of plan assets. In fiscal 2002 a liability was established. In fiscal 2003, TD’s contribution to its principal pension plan, The Pension Fund Society of The Toronto-Dominion Bank, increased the fair value of plan assets such that they exceeded the accumulated benefit obligation. Therefore the minimum pension liability was reversed in fiscal 2003. Canadian GAAP has no such requirement.

(f) Variable interest entities balance sheet adjustments

      Under U.S. GAAP TD consolidates variable interest entities, or VIEs, where it is the primary beneficiary of such entities. At October 31, 2004 TD held significant variable interests in certain VIEs where it is not considered the primary beneficiary. The first of these are multi-seller conduits which TD created in fiscal years 1993, 1998, 1999 and 2000 with a total of $8 billion of assets. While the probability of loss is negligible, TD’s maximum potential exposure to loss for these conduits is $8 billion as of October 31, 2004 (through sole provision of liquidity facilities only available in the event of a general market disruption).

      The second is a single-seller conduit which TD created in fiscal year 2000 with $3 billion of assets. TD’s maximum potential exposure to loss for this conduit is $3 billion as of October 31, 2004 (through sole provision of liquidity facilities only available in the event of a general market disruption), however, the probability of loss is negligible. Under Canadian GAAP, TD will start to consolidate VIEs where it is the primary beneficiary of such entities in the fiscal year commencing November 1, 2004.

(g) Investment securities — non-cash collateral

      Under U.S. GAAP, certain non-cash collateral received in securities lending transactions is recognized as an asset and a liability is recorded for obligations to return the collateral. Under Canadian GAAP, non-cash collateral received as part of a securities lending transaction is not recognized in the consolidated balance sheet.

ANNEX I

AGREEMENT AND PLAN OF MERGER

dated as of June 20, 2004

between

BANKNORTH GROUP, INC.

and

BOSTONFED BANCORP, INC.

I

I-i

I-ii

      AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2004 (the “Agreement”), between Banknorth Group, Inc. (“Parent”), a Maine corporation, and BostonFed Bancorp, Inc. (the “Company”), a Delaware corporation.

RECITALS

      WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”); and

      WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Banknorth, National Association (the “Parent Bank”), a national bank and a wholly-owned subsidiary of Parent, and Boston Federal Savings Bank (the “Company Bank”), a federally-chartered savings bank and a wholly-owned subsidiary of the Company, will enter into an agreement and plan of merger (the “Bank Merger Agreement”) providing for the merger of the Company Bank with and into Parent Bank (the “Bank Merger”), it being intended that the Bank Merger be consummated immediately prior to consummation of the Merger; and

      WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of the Company is entering into an agreement, in the form of Exhibit A hereto, pursuant to which such persons have agreed, among other things, to vote their shares of Company Common Stock (as defined herein) in favor of this Agreement; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

      1.01.     Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving the Company or any Subsidiary of the Company whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of the Company and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of the Company) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole in a single transaction or series of transactions; (iii) any purchase or other acquisition of or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding shares of the common stock of the Company or any Subsidiary of the Company whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or

(ii) involving only the Company and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.03.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Bank Merger” has the meaning ascribed thereto in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BIF” means the Bank Insurance Fund administered by the FDIC.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or The Commonwealth of Massachusetts are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.02(a).

“Change in Recommendation” has the meaning set forth in Section 6.02.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliate” has the meaning set forth in Section 6.13.

“Company Articles” means the Certificate of Incorporation of the Company.

“Company Bank” has the meaning ascribed thereto in the recitals to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 5.01(p)(i).

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended as of the date hereof.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth at the beginning of Section 5.01.

“Company ERISA Affiliate” has the meaning set forth in Section 5.01(p)(iv).

“Company Financial Advisor” means Sandler O’Neill & Partners, L.P.

“Company Insurance Policies” has the meaning set forth in Section 5.01(z)(i).

“Company Intellectual Property” has the meaning set forth in Section 5.01(x).

“Company Leases” has the meaning set forth in Section 5.01(w)(ii).

“Company Loan Property” has the meaning set forth in Section 5.01(r).

“Company Loans” has the meaning set forth in Section 5.01(v)(i).

“Company Options” means the options to acquire Company Common Stock issued under the Company Stock Plans.

“Company Pension Plan” has the meaning set forth in Section 5.01(p)(ii).

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company SEC Reports” has the meaning set forth in Section 5.01(j).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plans” means the Company’s 1996 Stock-Based Incentive Plan and 1997 Stock Option Plan.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(b).

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding or undertaking of any kind or character to which a Person is a Party or that is binding on any Person or its capital stock, assets or business.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Election Deadline” has the meaning set forth in Section 3.02(b).

“Election Form” has the meaning set forth in Section 3.02(a).

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means American Stock Transfer & Trust Company, or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.04.

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a)(iii).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.08(a).

“Insurance Amount” has the meaning set forth in Section 6.08(d).

“Intellectual Property” means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known in the course of the performance of their duties to the Company or Parent, as applicable, by the executive officers and directors of the Company or Parent, as applicable, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by that Person.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, restriction or encumbrance.

“Loans” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and similar interest-bearing assets.

“Maine Superintendent” means the Superintendent of the Bureau of Banking of the State of Maine.

“Material Adverse Effect” means with respect to a Party (a) any effect that is material and adverse to the financial position, results of operations or business of the Party and its Subsidiaries taken as a whole, or which would materially impair the ability of the Party to perform its material obligations under this Agreement or the ability of the Party or its banking subsidiary to consummate the transactions contemplated hereby on a timely basis; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) changes in general economic conditions (including prevailing interest rates, currency exchange rates or other economic or monetary conditions) affecting banks or bank holding companies generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with such transactions, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated hereby, (vi) with respect to a Party, the effects of any action or omission taken with the prior consent of the other Party or required to be taken hereunder and (vii) public disclosure of the execution and delivery of this Agreement by the Parties.

“MBCA” means the Maine Business Corporation Act, as amended.

“Merger” has the meaning ascribed thereto in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.01(a)(iii).

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NYSE” means The New York Stock Exchange, Inc.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” has the meaning set forth in Section 5.01(v)(i).

“OTS” means the Office of Thrift Supervision.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Amended and Restated Articles of Incorporation of Parent, as amended.

“Parent Bank” has the meaning ascribed thereto in the recitals to this Agreement.

“Parent Board” means the Board of Directors of Parent.

“Parent Bylaws” means the Bylaws of Parent, as amended.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent, and unless the context otherwise requires, related Parent Rights.

“Parent Disclosure Schedule” has the meaning set forth at the beginning of Section 5.02.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Rights” means the rights attached to shares of Parent Common Stock pursuant to the Parent Rights Agreement.

“Parent Rights Agreement” means the Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Parent and American Stock Transfer & Trust Company, as Rights Agent, as amended as of the date hereof.

“Parent SEC Reports” has the meaning set forth in Section 5.02(j).

“Parent Stock Plans” means any Parent Benefit Plan maintained by Parent as of the date hereof that provides for Parent Stock-Based Awards, including, without limitation, Parent’s 1986 Stock Option and Stock Appreciation Rights Plan, as amended, Amended and Restated Employee Stock Purchase Plan, Amended and Restated Restricted Stock Plan for Non-Employee Directors, Amended and Restated 1995 Stock Option Plan for Non-Employee Directors, Amended and Restated 401(k) Plan, 1996 Equity Incentive Plan, as amended, 2003 Equity Incentive Plan, Dividend Reinvestment Plan and all other stock option or equity compensation plans, including, without limitation, stock option and equity compensation plans assumed in connection with acquisitions under which there are Rights to purchase Parent Common Stock outstanding.

“Party” means either the Company or Parent, and “Parties” shall mean both the Company and Parent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/ Prospectus” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Release Agreements” has the meaning set forth in Section 6.16(a).

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.01(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or which provide payments or benefits measured by the value of its capital stock.

“SAIF” means the Savings Association Insurance Fund administered by the FDIC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder Agreements” has the meaning ascribed to such term in the recitals to this Agreement.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Stock Consideration” has the meaning set forth in Section 3.01(a)(iii).

“Stock/ Cash Consideration” has the meaning set forth in Section 3.01(a)(iii).

“Stock/ Cash Exchange Ratio” has the meaning set forth in Section 3.01(a)(iii).

“Subsidiary” means, with respect to any Party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Company Board determines in good faith, after consultation with its financial advisor(s), to be more favorable from a financial point of view to the Company’s shareholders than the Merger, (ii) that constitutes a transaction that, in the good faith judgment of the Company Board, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board based on a written opinion, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to the Company, is highly likely to be obtained by such third party.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes required to be filed with the IRS or any other taxing authority.

“Transferred Employees” has the meaning set forth in Section 6.09(a).

“Treasury Stock” means shares of Company Stock held by the Company or by Parent, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II

THE MERGER

      2.01.     The Merger.

      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with Section 1102 of the MBCA and Section 252 of the DGCL, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the MBCA (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

      (b) Name. The name of the Surviving Corporation shall be “Banknorth Group, Inc.”

      (c) Articles and Bylaws. The Parent Articles as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with their terms, and the Parent Bylaws as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with their terms.

      (d) Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors are duly elected and qualified.

      (e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 1107(1) of the MBCA and Sections 259-61 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      (f) Tax Consequences. It is intended that each of the Bank Merger and the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of the Bank Merger Agreement and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

      (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

      2.02.     Effective Date and Effective Time; Closing.

      (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Maine pursuant to the MBCA and a certificate of Merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing, provided that in no event shall Articles of Merger or a Certificate of Merger be filed, or the Bank Merger and the Merger be consummated, prior to January 1, 2005. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

      (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the Parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

      3.01.     Effect on Capital Stock.

      (a) At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i) each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger;

(ii) each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor; and

(iii) each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into the right to receive 1.241 shares (subject to adjustment as provided in Section 3.01(b) and Section 8.01(i), the “Exchange Ratio”) of Parent Common Stock (the “Stock Consideration”) or, at the election of a holder of Company Common Stock pursuant to Section 3.02(a), 1.055 shares of Parent Common Stock (subject to adjustment as provided in Section 3.01(b) and Section 8.01(i), the “Stock/ Cash Exchange Ratio”) and $6.12 in cash, without interest (the “Stock/ Cash Consideration”). The Stock Consideration and the Stock/ Cash Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

      (b) The Exchange Ratio and the Stock/ Cash Exchange Ratio shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Parent’s capitalization (a “Capital Change”). In addition, if Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Company shareholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

      3.02.     Election Procedures.

      (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to certificates evidencing shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of such Certificates to an unaffiliated bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Parent shall mutually agree (the “Election Form”), shall be mailed no later than 15 days prior to the anticipated Effective Time or on such earlier date as Parent and the Company may mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of a date which is no more than ten days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit each holder of record of Company Common Stock as of the Election Form Record Date (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect to receive the Stock/ Cash Consideration for all or some of such holder’s shares (a “Stock/ Cash Election”) and shall provide that in the absence of such an election by a holder all of such holder’s shares of Company Common Stock shall be converted into the Stock Consideration. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Company Common Stock held by that Representative for a particular beneficial owner.

      (b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th calendar day following but not including the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the “Election Deadline”).

      (c) An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline, the shares of Company Common Stock held by such holder shall be converted into the Stock Consideration in accordance with the terms of this Agreement. Parent shall cause the Certificates described in clause (ii) of the immediately preceding sentence to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

      3.03.     Exchange Procedures.

      (a) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock and deliver to the Exchange Agent certificates evidencing such number of shares of Parent Common Stock issuable and

(ii) Parent shall deliver, or cause Parent Bank to deliver, to the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III in exchange for Certificates representing outstanding shares of Company Common Stock (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and any such cash are hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

      (b) As soon as practicable after the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 3.01 of this Agreement (which in all such cases shall be comprised of the Stock Consideration). Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of the Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Parent Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Parent Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 3.01 and 3.02 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 3.03. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

      (c) No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.03. After the surrender of a Certificate in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

      (d) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (e) At and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration provided under this Article III. On or after the Effective Time, any Certificates presented to Parent or the Exchange Agent shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and any payment of cash as provided herein.

      (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of Company who have not theretofore complied with Section 3.03(b) shall thereafter look only to Parent for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

      (g) Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

      (h) Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.13.

      3.04.     Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of the Company Common Stock owned by such holder at the Effective Time) by the closing price of a share of Parent Common Stock on the NYSE on the Business Day immediately preceding the Effective Date (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

      3.05     Company Options.

      (a) At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Human Resources and Compensation Committee of its Board of Directors shall be substituted for the Company and the committee of the Company Board (including, if applicable, the entire Company Board) administering such Company Stock Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Accordingly, with respect to any Company Option which is an incentive stock option, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.05.

      (b) Within five Business Days after the Effective Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (a) of this Section 3.06 and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

ARTICLE IV

ACTIONS PENDING ACQUISITION

      4.01.     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the current officers and employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

      (a) Capital Stock. Other than pursuant to the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

      (b) Dividends and Other Distributions. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than (i) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of the regular quarterly cash dividend declared prior to the date of this Agreement on the Company Common Stock, provided that after the date of this Agreement the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with Parent’s declaration of regular quarterly dividends on the Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holders receive in exchange therefor in the Merger, (ii) dividends paid by any Subsidiary of the Company to the Company or to any wholly-owned Subsidiary of the Company and (iii) dividends paid to the holders of trust preferred securities issued by affiliated trusts, in each case in the ordinary course of business consistent with past practice.

      (c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for (i) normal individual increases in compensation to employees (other than any employee who is party to an employment agreement or a change-in-control agreement) in the ordinary course of business consistent with past practice, provided that no such individual increase shall result in an annual adjustment of more than 4.0% and any such increases to all employees shall not exceed 2.5% in the aggregate, and (ii) the payment of cash bonuses pursuant to the Company Bank’s Short-Term Incentive Plan for services rendered in 2004 in accordance with the criteria set forth in Section 4.01(c) of the Company Disclosure Schedule.

      (d) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(d) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable.

      (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to Parent, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

      (f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

      (g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction or transactions that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

      (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

      (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $500,000 in the aggregate.

      (j) Governing Documents. Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

      (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

      (l) Contracts. Except in the ordinary course of business consistent with past practice, enter into, amend, modify or terminate any material Contract other than normal renewals without materially adverse changes, additions or deletions of terms.

      (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

      (n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

      (o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

      (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

      (q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

      (r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(r) of the Company Disclosure Schedule, (i) make any Loan secured by undeveloped land, other than loans to developers of single-family residential properties in the ordinary course of business consistent with past practice, or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in the ordinary course of business consistent with past practice.

      (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

      (t) Taxes. Except as may be required by applicable laws or regulations, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment. For purposes of this subparagraph (t), “material” shall mean affecting or relating to $50,000 or more of Taxes.

      (u) Compliance with Agreements. Knowingly commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any material Contract to which any of them is a party or by which any of them or their respective properties is bound.

      (v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

      (w) Certain Communications. Except for communications in the ordinary course of business that do not relate in any manner to the Transactions, issue any broadly distributed communication of a general nature to its customers or employees (including, without limitation, any general communications relating to benefits or compensation).

      (x) Reorganization. Knowingly take any action that would, or would be reasonably expected to, prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      (y) Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except in each case as may be required by applicable law or regulation.

      (z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.02.     Covenants of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

      (a) Reorganization. Knowingly take any action that would, or would be reasonably expected to, prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      (b) Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

      (c) Governing Documents. Amend the Parent Articles or the Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

      (d) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.03.     Transition. Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of their respective businesses, operations and organizations following consummation of the Merger and the Bank Merger in an effort to realize at the earliest possible time following the Effective Time the synergies, operating efficiencies and other benefits expected to be realized by Parent as a result of the consummation of such transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

      5.01     Representations and Warranties of the Company. Except as set forth in a disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the date hereof (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV or VI, provided, that (i) no such item is required to be set forth in the Company Disclosure Schedule as an exception to any representation or warranty of the Company if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 9.02 and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect with respect to the Company), the Company hereby represents and warrants to Parent as follows:

      (a) Corporate Organization. The Company is duly organized and validly existing under the laws of the State of Delaware and is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. The Company has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company is duly registered as a savings and loan holding company under the Home Owner’s Loan Act, as amended. The Company Articles and Company Bylaws, copies of which have been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      (b) Company Capital Stock.

(i) The authorized capital stock of the Company consists solely of 17,000,000 shares of Company Common Stock, of which 4,540,196 shares are outstanding as of the date hereof, and 1,000,000 shares of Company Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, 2,049,421 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company and no shares of Company Stock were reserved for issuance, other than 435,398 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans, including 413,598 shares reserved for issuance upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Except as set forth above, as of the date of this Agreement, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

(ii) Section 5.01(b) of the Company Disclosure Schedule sets forth as of the date hereof, and shall be updated to set forth as of the Effective Date, for each outstanding Company Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share.

      (c) Subsidiaries; Equity Investments.

(i) (A) Section 5.01(c)(i) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation and record and beneficial owners of the outstanding shares of capital stock for each direct or indirect Subsidiary of the Company, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or any of its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities and (F) all the equity securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens. The Company Bank is the only Significant Subsidiary of the Company.

(ii) Each of the Company’s Subsidiaries (A) has been duly organized and is validly existing under the laws of the jurisdiction of its organization, (B) has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as now conducted and (C) is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of the Company, copies of which have been delivered or made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(iii) The Company Bank is the only Subsidiary of the Company that is an insured depository institution and it is a member of the SAIF. The deposit accounts of the Company Bank are insured by the FDIC (SAIF and, with respect to certain deposits, BIF) to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(iv) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and for securities listed in Section 5.01(t) of the Company Disclosure Schedule, the Company does not own beneficially, directly or indirectly, or have any Right with respect to, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

      (d) Authority; No Violation.

(i) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of all necessary consents and approvals of Governmental Authorities and the approval of the Company’s shareholders of this Agreement, to consummate the transactions contemplated hereby. Subject to the approval of this Agreement by the shareholders of the Company, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board has directed that this Agreement be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, no other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 5.01(e) and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      (e) Consents and Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company and the Company Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the transactions contemplated hereby and thereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, as applicable, the Federal Reserve Board, the OCC, the OTS, the FDIC and the Maine Superintendent, (ii) any required filing under the HSR Act, (iii) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company and Parent for approval and the issuance of Parent Common Stock in the Merger, (iv) any consents or approvals of, or filings or registrations with, any Governmental Authority in connection with compliance with the applicable provisions of federal and state laws and/or rules of self-regulatory organizations relating to the regulation of insurance companies and agents, or that are required under consumer finance, mortgage banking and other similar laws, (v) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and a comparable filing with the OCC relating to the Bank Merger, (vi) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock and (vii) as set forth in Section 5.01(e) of the Company Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the consents and approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in the proviso clause in such section.

      (f) Financial Statements. The Company has previously made available to Parent copies of (i) the consolidated statement of condition of the Company and its Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the fiscal years 2001 through 2003, inclusive, as included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company, and (ii) the unaudited consolidated statement of condition of the Company and its Subsidiaries as of March 31, 2004 and the related unaudited consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the three-month period then ended as included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 filed with the SEC under the Exchange Act. The December 31, 2003 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.01(f) (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. KPMG LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

      (g) Undisclosed Liabilities; Corporate Records.

(i) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2004 in the ordinary course of business consistent with past practice and (iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries do not have, and since March 31, 2004, the Company and its Subsidiaries have not incurred (except as permitted by Section 4.02) any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with GAAP).

(ii) The books and records of the Company and its Subsidiaries have been and are being maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

      (h) Absence of Certain Changes or Events.

(i) Except as reflected in the Company’s unaudited balance sheet as of March 31, 2004, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(ii) Since December 31, 2003, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices (except for the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

(iii) Except as set forth in Section 5.01(h)(iii) of the Company Disclosure Schedule or disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2003 through the date hereof, neither the Company nor any of its Subsidiaries has (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2003 other than in the ordinary course of business consistent with past practice, granted any severance or termination pay other than in the ordinary course of business to non-officer employees, entered into any contract to make or grant any severance or termination pay, or paid any bonus to any director or officer, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Company Stock, other than regular quarterly cash dividends on the Company Common Stock, (C) effected or authorized any split, combination or reclassification of any Company Stock, or issued, granted or authorized any Rights or Company Stock, or issued any other securities in respect of, in lieu of or in substitution for shares of Company Stock, other than Company Common Stock issued in the ordinary course of business upon the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule, (D) changed in any material respect any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any material tax election by the Company or its Subsidiaries or any settlement or compromise of any material income tax liability by the Company or its Subsidiaries, (F) made any material change in the Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (G) suffered any strike, work stoppage, slow-down or other like labor disturbance, (H) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (I) had any union organizing activities, (J) made any contribution to or in respect of the Company Employee Stock Ownership Plan or (K) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

      (i) Disclosure Controls and Procedures. Since not later than August 29, 2002, the Company has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. In addition, the Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the presentation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant weaknesses or deficiencies in the design or operation of its internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and the audit committee of the Company Board since January 1, 2002. None of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

      (j) SEC Reports. The Company has previously made available to Parent a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Reports”) and (ii) communication mailed by the Company to its shareholders since December 31, 2000, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Company SEC Reports.

      (k) Regulatory Matters.

(i) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and its Subsidiaries, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries, since December 31, 2000. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries. Each of the Company and the Company Bank is “well capitalized” as defined in applicable laws and regulations, and the Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to financial holding companies, national banks and their affiliates. Neither the Company nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      (l) Legal Proceedings.

(i) Section 5.01(l)(i) of the Company Disclosure Schedule contains a true and correct summary description as of the date hereof of any pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought.

(ii) Except as set forth in Section 5.01(l)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company.

(iii) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, other than those generally applicable to financial holding companies, national banks and their affiliates. Neither the Company nor any Subsidiary of the Company has been advised of, or is aware of, the threat of any such action.

      (m) Compliance with Laws. Each of the Company and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist)

      (n) Certain Contracts; Defaults.

(i) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract as of the date hereof (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of the Company or its Subsidiaries to indemnification from the Company or its Subsidiaries (other than the indemnity provisions in the Company Bylaws and comparable provisions in the bylaws of the Company’s Subsidiaries), (C) which is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports, (D) which materially restricts the conduct of any business by the Company or any of its Subsidiaries or upon consummation of the Merger would materially restrict the ability of the Surviving Corporation to engage in any business in which a financial holding company may lawfully engage under the BHC Act or (E) any Contract, other than a Loan or a Derivative Transaction but including data processing, software programming and licensing contracts, that involves expenditures or receipts by the Company or any of its Subsidiaries in excess of $250,000 per year. The Company has previously delivered or made available to Parent true, complete and correct copies of each such document.

(ii) Each Contract to which the Company or any of its Subsidiaries is a party, by which any of its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, is a valid and legally binding obligation of the Company or a Subsidiary of the Company, as applicable, and to the Knowledge of the Company, the other party or parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Neither the Company nor any of its Subsidiaries is in default under any Contract to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

      (o) Brokers. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that the Company has engaged, and will pay a fee or commission to, the Company Financial Advisor in accordance with the terms of a letter agreement between the Company Financial Advisor and the Company, a true, complete and correct copy of which has been previously delivered by the Company to Parent.

      (p) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company and its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Section 5.01(p)(i) of the Company Disclosure Schedule. The Company has delivered or made available to Parent prior to the date of this Agreement true, correct and complete copies of the following documents: (A) each Company Benefit Plan, (B) all trust agreements or other funding arrangements for the Company Benefit Plans (including insurance Contracts) and all amendments thereto (all of which are disclosed in Section 5.01(p)(i) of the Company Disclosure Schedule), (C) with respect to any such Company Benefit Plans or amendments, the most recent determination letters and all material rulings, material opinion letters, material information letters or material advisory opinions issued by the IRS, the United States Department of Labor or the PBGC, (D) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Company Benefit Plans with respect to the most recent plan year and (E) the most recent summary plan descriptions and any material modifications thereto.

(ii) All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Code and any other applicable laws and regulations. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all changes in Tax laws prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and, to the Company’s Knowledge, there are no circumstances that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. Each trust created under any Company Benefit Plan subject to ERISA has been determined to be exempt from Tax under Section 501(a) of the Code and, to the Company’s Knowledge, there are no circumstances that would reasonably be expected to result in revocation of such exemption.

(iii) There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof or the Effective Date, would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iv) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). Neither the Company nor any of its Subsidiaries has incurred in the six years prior to the date hereof, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or, to the Company’s Knowledge, will be required to be filed in connection with the transactions contemplated by this Agreement.

(v) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company SEC Reports to the extent required by the terms of any such Company Benefit Plan and to the extent required by GAAP and there is no Lien, nor is there expected to be a Lien, under Section 412(n) of the Code or Section 302(f) of ERISA or Tax under Section 4971 of the Code imposed against any Company Benefit Plan. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and, to the Knowledge of the Company, no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(vi) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof for which the Company has an actuarial valuation, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

(vii) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Subject to applicable law, the Company or any of its Subsidiaries may amend or terminate any retiree health or life benefits under any Company Benefit Plan at any time without incurring any liability thereunder.

(viii) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Plan, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (C) result in any breach or violation of, or a default under, any Company Benefit Plan, (D) limit or restrict the ability to merge, amend or terminate any Company Benefit Plan or (E) result in any payment which may be nondeductible for federal income tax purposes pursuant to Section 280G of the Code and the regulations issued thereunder.

      (q) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its

Subsidiaries pending or, to the Company’s Knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      (r) Environmental Matters. (i) The Company and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to the Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither the Company nor any of its Subsidiaries could be deemed under applicable law to be the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vii) to the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law or adversely affect the value of any Company Loan Property.

      (s) Tax Matters.

(i)(A) All Tax Returns required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been timely filed, (B) all such Tax Returns are accurate and complete, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been timely paid in full or have been adequately reserved for in accordance with GAAP, (D) the United States federal, state and local income Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate taxing authority for the periods set forth in Section 5.01(s) of the Company Disclosure Schedule or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, except any such amount as is being contested in good faith and has been adequately reserved for in accordance with GAAP, (F) no material issues have been raised by the relevant taxing authority in connection with any audit, action, suit or proceeding which is currently pending with respect to any of the Tax Returns referred to in clause (A) and (G) neither the Company nor any of its Subsidiaries has agreed to any currently effective waiver of any statute of limitation with respect to the assessment or collection of any Taxes of the Company or any of its Subsidiaries.

(ii) The Company has made available to Parent true and correct copies of the United States federal, state and local income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2003.

(iii) Neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company or any predecessor of the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within the past five years.

(vi) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method.

(vii) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(ix) As of the date hereof, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or the opinion of tax counsel referred to in Section 7.01(f) from being obtained on a timely basis.

(x) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code within the past two years or otherwise as part of a plan (or series of related transactions) of which the Merger is also part.

      (t) Investment Securities. Section 5.01(t) of the Company Disclosure Schedule sets forth a true, correct and complete list of the investment securities and mortgage backed securities held for sale and held for investment by the Company and its Subsidiaries, (the “Company Investment Securities”) as of May 31, 2004, as well as, with respect to such securities, their respective book and market values and coupon rates. Except for pledges to secure public and trust deposits, Federal Home Loan Bank advances and repurchase agreements entered into in arms’-length transactions in the ordinary course of business with customary commercial terms and conditions and other pledges required by law, none of the Company Investment Securities is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding any such investment security to freely dispose of such investment security at any time. Except as set forth in Section 5.01(t) of the Company Disclosure Schedule, no Company Investment Security held by the Company or any of its Subsidiaries, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import.

      (u) Derivative Transactions.

(i) All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its

Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) Except as set forth in Section 5.01(u)(ii) of the Company Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and, except set forth in Section 5.01(u)(ii) of the Company Disclosure Schedule, as of the date hereof, no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $1.0 million.

      (v) Loans; Nonperforming and Classified Assets.

(i) Except as set forth in Section 5.01(v)(i) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (A) Loan of the Company or any Company Subsidiary (collectively, the “Company Loans”) under the terms of which the obligor was, as of May 31, 2004, over sixty days delinquent in payment of principal or interest or in default of any other provision, or (B) Company Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. Section 5.01(v)(i) of the Company Disclosure Schedule identifies (A) each Company Loan that as of May 31, 2004 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company, any Company Subsidiary or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Company Loan and the identity of the borrower thereunder, and (B) each asset of the Company or any Company Subsidiary that as of May 31, 2004 was classified as other real estate owned and the book value thereof as of such date.

(ii) Each Company Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii) The loan documents with respect to each Company Loan were in material compliance with applicable laws and regulations and the Company’s lending policies at the time of origination or acquisition of such Company Loans and are complete and correct.

(iv) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company or any of its Subsidiaries to repurchase from any such Person any Company Loan or other asset of the Company or any of its Subsidiaries.

      (w) Tangible Properties and Assets.

(i) Section 5.01(w)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any Company Subsidiary. Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of the Company and the Company Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (A) statutory Liens for amounts not yet delinquent and (B) Liens incurred in the ordinary course of business that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(ii) Section 5.01(w)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which each of the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, real property (the “Company Leases”). Each Company Lease is a valid and binding obligation of the Company or its applicable Subsidiary and is in full force and effect and, as of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Company Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Company or any Company Subsidiary of, or material default by the Company or any Company Subsidiary in, the performance of any covenant, agreement or condition contained in any Company Lease, and to the Company’s Knowledge, no lessor under a Company Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Company Lease. The Company and the Company Subsidiaries have paid all rents and other charges to the extent due under the Company Leases.

      (x) Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries (the “Company Intellectual Property”) and the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any Person. The consummation of the Merger and the Bank Merger will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property, and Parent will have substantially the same rights to own or use the Company Intellectual Property following the consummation of the Merger and the Bank Merger as the Company and its Subsidiaries had prior to the consummation of the Merger and the Bank Merger, subject to the receipt of any required consents of the applicable counterparties to any licenses to use Company Intellectual Property.

      (y) Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

      (z) Insurance.

(i) Section 5.01(z)(i) of the Company Disclosure Schedule identifies all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries, other than credit-life policies (the “Company Insurance Policies”), including the insurer, policy numbers and any pending claims thereunder involving more than $50,000. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All Company Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(ii) Section 5.01(z)(ii) of the Company Disclosure Schedule sets forth a true and correct summary description of all bank-owned life insurance owned by the Company or any of its Subsidiaries. The value of such bank-owned life insurance is fairly and accurately reflected in the Company financial statements included in the Company SEC Reports in accordance with GAAP consistently applied.

      (aa) Transactions with Affiliates. All “covered transactions” between the Company Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

      (bb) Antitakeover Provisions. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail” or other form of antitakeover statute or regulation of any jurisdiction, including without limitation Section 203 of the DGCL. This Agreement and the transactions contemplated hereby have been approved by a majority of the Disinterested Directors of the Company, as defined in Article Eight of the Company Articles, and such majority has affirmatively determined that the requirements of such article relating to special voting requirements for certain business combinations do not apply to this Agreement or the transactions contemplated hereby.

      (cc) Fairness Opinion. Prior to the execution of this Agreement, the Company Board has received the written opinion of the Company Financial Advisor to the effect that as of the date hereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

      (dd) Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company or its representatives for inclusion in the Proxy Statement/ Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/ Prospectus (except for such portions thereof as relate only to or are supplied by Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act.

      (ee) Disclosure. The representations and warranties contained in this Section 5.01 are true, correct and complete and do not omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading under the circumstances.

      5.02     Representations and Warranties of Parent. Except as set forth in a disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) prior to the date hereof (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV or VI., provided, that (i) no such item is required to be set forth in the Parent Disclosure Schedule as an exception to any representation or warranty of Parent if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 9.02 and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Parent), Parent hereby represents and warrants to the Company as follows:

      (a) Corporate Organization. Parent is duly organized and validly existing under the laws of the State of Maine. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. Parent has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Parent is duly registered as a bank holding company and has become a financial holding company under the BHC Act and meets the requirements of Section 4(l) of the BHC Act. The Parent Articles and Parent Bylaws, copies of which have been delivered to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      (b) Parent Capital Stock.

(i) The authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock, of which no more than 172,409,115 shares were outstanding as of May 31, 2004, and 5,000,000 shares of Parent Preferred Stock, of which no shares are outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Stock Plans and upon exercise or vesting of Rights granted pursuant thereto, (ii) shares of Parent Common Stock and/or Parent Preferred Stock issuable upon the exercise of Parent Rights and (iii) by virtue of this Agreement. At the Effective Time, the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive Right.

      (c) Subsidiaries.

(i) (A) Section 5.02(c)(i) of the Parent Disclosure Schedule lists the name, jurisdiction of incorporation and record and beneficial owners of the outstanding shares of capital stock for each direct or indirect Significant Subsidiary of Parent, (B) Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to Parent or any of its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Significant Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Parent’s rights to vote or to dispose of such securities and (F) all the equity securities of Parent’s Significant Subsidiaries held by Parent or its Subsidiaries are fully paid and nonassessable (except in the case of Parent Bank as provided in 12 U.S.C. §55) and are owned by Parent or its Subsidiaries free and clear of any Liens.

(ii) Each of Parent’s Significant Subsidiaries (A) has been duly organized and is validly existing under the laws of the jurisdiction of its organization, (B) has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as now conducted and (C) is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of Parent, copies of which have been delivered or made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(iii) Parent Bank is the only Subsidiary of Parent that is an insured depository institution and it is a member of the BIF. The deposit accounts of Parent Bank are insured by the FDIC (BIF and,

with respect to certain deposits, SAIF) to the maximum extent provided by applicable law, and Parent Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

      (d) Authority; No Violation.

(i) Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of all necessary consents and approvals of Governmental Authorities, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board on or prior to the date hereof. Parent has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding obligation of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 5.02(e) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      (e) Consents and Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent and any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Parent Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the transactions contemplated hereby and thereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, as applicable, the Federal Reserve Board, the OCC, the OTS, the FDIC and the Maine Superintendent, (ii) any required filing under the HSR Act, (iii) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company and Parent for approval and the issuance of Parent Common Stock in the Merger, (iv) any consents or approvals of, or filings or registrations with, any Governmental Authority in connection with compliance with the applicable provisions of federal and state laws and/or rules of self-regulatory organizations relating to the regulation of insurance companies and agents, or that are required under consumer finance, mortgage banking and other similar laws, (v) the filing of a listing application with, and approval of the same by, the NYSE, (vi) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and a comparable filing with the OCC relating to the Bank Merger, and (vii) as set forth in Section 5.02(e) of the Parent Disclosure Schedule. As of the date hereof, Parent is not aware of any reason why the consents and approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in the proviso clause in such section.

      (f) Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated statements of condition of Parent and its Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2001 through 2003, inclusive, as included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Parent, and (ii) the unaudited consolidated statements of condition of Parent and its Subsidiaries as of March 31, 2004 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month period then ended as included in Parent’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 filed with the SEC under the Exchange Act. The December 31, 2003 consolidated statement of condition of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.02(f) (including the related notes, where applicable) fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. KPMG LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

      (g) Absence of Certain Changes or Events. Except as reflected in Parent’s unaudited balance sheet as of March 31, 2004, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

      (h) Disclosure Controls and Procedures. Since not later than August 29, 2002, Parent has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. In addition, Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board, (i) any significant weaknesses or deficiencies in the design or operation of its internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and the audit committee of the Parent Board since January 1, 2002. None of Parent’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its Subsidiaries’ or its accountants.

      (i) SEC Reports. Parent has previously made available to the Company a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”) and (ii) communication mailed by Parent to its shareholders since December 31, 2000, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Parent by the SEC relating to disclosures contained in any Company SEC Reports.

      (j) Regulatory Matters.

(i) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Parent and its Subsidiaries, no Governmental Authority has initiated any proceeding, or to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries, since December 31, 2000. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries. Each of Parent and Parent Bank is “well capitalized” as defined in applicable laws and regulations, and Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to financial holding companies, national banks and their affiliates. Neither Parent nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      (k) Legal Proceedings. Except as set forth in Section 5.01(k) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries in which, to the Knowledge of Parent, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Parent.

      (l) Compliance with Laws. Each of Parent and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the

Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s Knowledge, do any grounds for any of the foregoing exist).

      (m) Brokers. None of Parent, any Subsidiary of Parent or any of their respective directors or officers has incurred any liability for any broker’s fees, commissions or finder’s fees in connection with of the transactions contemplated hereby for which the Company, any of its Subsidiaries or any of their respective directors or officers would be liable.

      (n) Reorganization. As of the date hereof, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or the opinion of tax counsel referred to in Section 7.01(f) from being obtained on a timely basis.

      (o) Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent or its representatives in writing for inclusion in the Proxy Statement/ Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

      (p) Disclosure. The representations and warranties contained in this Section 5.02 are true, correct and complete and do not omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading under the circumstances.

ARTICLE VI

COVENANTS

      6.01     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party to this Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger promptly as practicable and the consummation of the Bank Merger immediately prior to the Merger, and otherwise to enable consummation of the Merger and the Bank Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other Party hereto to that end, provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if it would or would be reasonably expected to result in a condition or restriction on the Surviving Corporation having an effect of the type referred to in the proviso clause in Section 7.01(b).

      6.02     Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as promptly as practicable after the Registration Statement is declared effective a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the transactions contemplated hereby, and except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at such meeting. The Company Board shall at all times prior to and during such meeting recommend approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the transactions contemplated hereby, and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying such recommendation (a “Change in Recommendation”) if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided further that Section 6.07 shall govern a Change in Recommendation in the circumstances described therein. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be submitted to the shareholders of the Company for their approval at a meeting held in accordance with this Section 6.02 and nothing contained herein shall be deemed to relieve the Company of such obligation.

      6.03.     Registration Statement.

      (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (as may be amended, the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/ Prospectus”) and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above-referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance and reasonably approve such Registration Statement prior to its filing. The Company agrees to reasonably cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisors and independent auditor in connection with the Registration Statement and the Proxy Statement/ Prospectus. Provided that the Company has reasonably cooperated in all material respects as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/ Prospectus with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail the Proxy Statement/ Prospectus to its shareholders.

      (b) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04     Regulatory Filings.

      (a) Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; and

provided that the Company has reasonably cooperated in all material respects as described above, any initial filings with Governmental Authorities shall be made by Parent as promptly as reasonably practicable, after the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any Governmental Authority or third party in connection with the transactions contemplated hereby. In exercising the foregoing right, each of Parent and the Company agrees to act reasonably and as promptly as practicable. Each of Parent and the Company agrees that it shall consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary or advisable to consummate the transactions contemplated hereby, and each of Parent and the Company shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

      (b) Each of Parent and the Company agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

      6.05     Public Announcements. The Company and Parent shall consult with each other before issuing any press release, other public statement or broadly distributed internal communication with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement or broadly distributed internal communication without the prior consent of the other Party, which shall not be unreasonably withheld; provided, however, that Parent or the Company may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the requirements of the SEC or in the case of Parent and the Company the NYSE and the American Stock Exchange, Inc., respectively. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated hereby as reasonably requested by the other Party.

      6.06     Access; Information.

      (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and its Subsidiaries and to such other information relating to the Company or its Subsidiaries as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company or its Subsidiaries as Parent may reasonably request.

      (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to executive officers of Parent and such appropriate information as may be reasonably necessary to confirm the accuracy of the representations and warranties of Parent herein as the Company may reasonably request.

      (c) All information furnished by Parent or the Company to the other Party pursuant to Section 6.06(a) or Section 6.06(b) shall be subject to, and the other Party shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of March 31, 2004, between the Company and Parent.

      (d) No investigation by a Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of the Party to consummate the Merger.

      6.07.     No Solicitation by the Company.

      (a) From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (i) the approval of this Agreement by the Company’s shareholders has not occurred, (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Company Board believes in good faith is a Superior Proposal and (iii) the Company provides notice to Parent of its decision to take such action in accordance with the requirements of Section 6.07(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to the Company than, the terms contained in any such agreement between the Company and Parent, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and effect a Change in Recommendation.

      (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company Board or a member of the senior management of the Company or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.07(a).

      (c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

      (d) The Company shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 6.07 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.07 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 6.06 by the Company.

      (e) Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

      6.08     Indemnification.

      (a) From and after the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Articles, as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles or similar governing document of the Company Bank and any other Subsidiary of the Company as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

      (b) Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnifying Party and the Indemnified Parties will cooperate reasonably in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld or delayed, and (iv) the Indemnifying Party shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

      (c) Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits and which is not less advantageous to such directors and officers) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year more than an amount equal to 200% of the current annual amount expended by the Company to maintain such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.08(d) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

      (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.08.

      (e) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      6.09     Employees; Benefit Plans.

      (a) Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent and its Subsidiaries (the “Transferred Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each Parent Benefit Plan of general applicability to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of the Company or its Subsidiaries under any equity compensation plan of Parent shall be discretionary with Parent). To the extent that Transferred Employees are not entitled to participate in any Parent Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of the Company and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such Parent Benefit Plan; provided that in no event shall Parent be required to continue any employee benefit plan, program or arrangement of the Company for which there is no corresponding Parent Benefit Plan. Parent shall cause each Parent Benefit Plan in which Transferred Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Parent Benefit Plans (other than for benefit accruals under Parent’s defined benefit pension plan) the service of such employees with the Company and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by the Company and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

      (b) If Transferred Employees become eligible to participate in a medical, dental, health or disability plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

      (c) An employee of the Surviving Corporation or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (other than in each case any employee who is party to an employment agreement or a change-in-control agreement) whose employment terminates under circumstances entitling him or her to salary continuation under the terms of the Company Bank Employee Severance Compensation Plan as in effect on the date hereof (the “Company Bank Severance Policy”) during the one-year period following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Company Bank Severance Policy. The Company Bank Severance Policy shall not be amended in a manner adverse to participants prior to the first anniversary of the Effective Time.

      (d) Except as set forth in Section 6.09(d) of the Company Disclosure Schedule, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees and directors of the Company and its Subsidiaries identified in Section 5.01(p)(i) of the Company Disclosure Schedule, including without limitation any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

      (e) Except as otherwise provided in this Section 6.09, nothing contained in this Section 6.09 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Company Benefit Plan, Parent Benefit Plan or other contracts, arrangements, commitments or understandings in accordance with their terms and applicable law.

      6.10.     The Bank Merger. Parent and the Company agree to take all action necessary and appropriate to cause the Company Bank to merge with and into Parent Bank in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, it being the intention of the Parties that the Bank Merger be consummated immediately prior to the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

      6.11.     Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that a failure to comply with this Section 6.11 shall not constitute the failure of any condition set forth in Article VII to be satisfied, or give rise to any right of termination under Section 8.01(d) or (e), unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied or the right to terminate this Agreement under Section 8.01(d) or (e), as the case may be. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each of Parent and the Company will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the Company and Parent contained in Article V in order to determine the fulfillment of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, respectively, or the compliance by the Company and Parent with their respective covenants and agreements contained herein.

      6.12.     Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Parent (or make available to Parent in the case of documents filed with the SEC) (i) within ten Business Days following the close of each calendar month between the date hereof and the Effective Time (20 Business Days in the case of the month of December), a consolidated statement of financial condition at the end of such month and comparative consolidated statements of operations for such month and the same month in the prior year, (ii) a copy of each report filed by the Company and the Company Bank with a Governmental Authority within three Business Days following the filing thereof and (iii) monthly updates of the information required to be set forth in Section 5.01(v)(i) of the Company Disclosure Schedule. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events.

      6.13.     Affiliates. The Company shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Company Affiliates”) and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the Closing Date, a written agreement with respect to compliance with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be substantially in the form of Exhibit 6.13 hereto.

      6.14.     Stock Exchange Listing. Each of Parent and the Company shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

      6.15.     Certain Policies. Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 7.01(a) and 7.01(b); and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.15 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

      6.16.     Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock into shares of Parent Common Stock and Company Options into options to purchase Parent Common Stock, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock and of options to purchase Parent Common Stock in exchange for Company Options, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company

Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger and the number and description of the Company Options held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock in connection with the Merger; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all Company Stock Plans, and forms of agreements evidencing grants thereunder, under which such Company Options have been granted have been made available to Parent. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      6.17.     Certain Other Agreements.

      (a) Concurrently with the execution of this Agreement by the Company and Parent, the Company, the Company Bank and each of David F. Holland, David Conley, John Simas, Shawn McGee, John Mullen, Jan Forsler, Dennis Furey, Mark Kellet, Stephen Kelly, Dennis Kildulf, Barbara Martin and Marylea Oates shall enter into a Termination and Release Agreement substantially in the forms previously agreed to by Parent and the Company and included in Section 6.17(a) of the Company Disclosure Schedule (collectively, the “Release Agreements”).

      (b) Concurrently with the execution of this Agreement by the Company and Parent, Parent and David F. Holland shall enter into an Employment Agreement in the form previously agreed to by Parent and Mr. Holland and included in Section 6.17(b) of the Parent Disclosure Schedule.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

      7.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the Parties hereto prior to the Closing Date of each of the following conditions:

      (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

      (b) Regulatory Approvals. Other than the filings provided for in Section 2.02(a), all authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority which are necessary for the consummation of the Merger and the Bank Merger shall have been filed, have occurred or been obtained and be in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such authorizations, consents, orders, approvals, declarations and filings and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), provided that no such Requisite Regulatory Approval shall contain any condition, restriction or requirement which would have, or would be reasonably expected to have, a Material Adverse Effect on the Surviving Corporation.

      (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger.

      (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

      (e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

      (f) Tax Opinion. Each of Parent and the Company shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Effective Date, in form and substance reasonably satisfactory to both Parent and the Company, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, each of the Bank Merger and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Elias, Matz, Tiernan & Herrick L.L.P. may require and shall be entitled to rely upon customary representations contained in certificates of officers of Parent and the Company and other persons, reasonably satisfactory in form and substance to such counsel.

      7.02.     Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

      (a) Representations and Warranties. Subject to the standard set forth in Section 9.02, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date). The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

      (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

      (c) Other Actions. Parent shall have furnished the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

      7.03.     Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

      (a) Representations and Warranties. Subject to the standard set forth in Section 9.02, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

      (c) Release Agreements. The Release Agreements shall have been duly executed and delivered by the Company, the Company Bank and each officer of the Company or the Company Bank who is a party thereto, and the Company, the Company Bank and each such officer shall have performed in all material respects all obligations required to be performed by them thereunder at or prior to the Effective Time.

      (d) Other Actions. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

      7.04.     Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach of its obligation to use reasonable best efforts to consummate the Merger or the Bank Merger and the other transactions contemplated by this Agreement, as required by Section 6.01.

ARTICLE VIII

TERMINATION

      8.01.     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

      (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

      (b) No Regulatory Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event any Requisite Regulatory Approval shall have been denied by final, nonappealable action by such Governmental Authority or a Governmental Authority shall have requested the permanent withdrawal of an application therefor.

      (c) No Shareholder Approval. By the Board of Directors of either Parent or the Company (provided that in the case of the Company it shall not be in material breach of any of its obligations under Section 6.02), if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

      (d) Breach of Representations and Warranties. By the Board of Directors of either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other Party, which breach is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger hereby under Section 7.02(a) (in the case of a breach of a representation or warranty by Parent) or Section 7.03(a) (in the case of a breach of a representation or warranty by the Company).

      (e) Breach of Covenants. By the Board of Directors of either Parent or the Company (provided that the terminating Party is not then willfully in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured within 30 days following receipt by the breaching Party of written notice of such breach from the other Party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the Party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) in the case of a breach of a covenant or agreement by Parent or Section 7.03(b) in the case of a breach of a covenant or agreement by the Company.

      (f) Delay. By the Board of Directors of either Parent or the Company if the Merger shall not have been consummated on or before May 31, 2005, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

      (g) Failure to Recommend. By the Board of Directors of Parent, at any time prior to the meeting of shareholders of the Company contemplated by Section 6.02, if the Company shall have (i) failed to recommend approval and adoption of this Agreement at such meeting of shareholders, or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) such recommendation in any manner adverse to Parent, or taken any other action or made any other statement in connection with such meeting of shareholders materially inconsistent with such recommendation (or resolved to take any such action), whether or not permitted by the terms of this Agreement, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the meeting of its shareholders contemplated by Section 6.02 or failed to prepare and mail to its shareholders the Proxy Statement/ Prospectus in accordance with Section 6.03, provided that Parent has complied with its obligations under Section 6.03 in all material respects.

      (h) Certain Tender or Exchange Offers. By the Board of Directors of Parent if a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that shareholders of the Company tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

      (i) Possible Adjustment. By the Company, if the Company Board so determines by the vote of a majority of all of its members, at any time during the three-day period commencing with the Determination Date, if both the following conditions are satisfied:

(1) the Average Share Price shall be less than 82.5% of the Starting Price; and

(2) (i) the number obtained by dividing the Average Share Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Average Index Price by the Starting Index Price and subtracting 0.175 from such quotient (such number being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period). During the three-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of Company Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing the product of the Starting Price, 0.825 and the Exchange Ratio by the Average Share Price and (ii) a number equal to the quotient (rounded to the nearest one ten-thousandth) determined by dividing the product of the Index Ratio and the Exchange Ratio by the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such three-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(i). In the event of an adjustment to the Exchange Ratio pursuant to this Section 8.01(i), the Stock/ Cash Exchange Ratio shall be adjusted in the same manner as the Exchange Ratio.

      For purposes of this Section 8.01(i), the following terms shall have the meaning ascribed to them below.

      “Average Index Price” means the average closing values of the NASDAQ Bank Index (the “Bank Index”) for the ten trading-day period ending on (and including) the Determination Date.

      “Average Share Price” means the average of the per share closing prices of the Parent Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten trading-day period ending on (and including) the Determination Date, rounded to the nearest whole cent.

      “Determination Date” means the later of (i) the date on which the last approval of a Governmental Authority required for consummation of the Transactions has been obtained, without regard to any waiting period in respect thereof, and (ii) the date on which the condition set forth in Section 7.01(a) shall have been satisfied.

      “Starting Index Price” means $2,837.93, the closing value of the Bank Index on June 18, 2004.

      “Starting Price” means $32.64.

      8.02.     Effect of Termination and Abandonment.

      (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no Party to this Agreement shall have any liability or further obligation to any other Party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching Party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

      (b) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the Parties hereto agree that the Company shall pay to Parent a fee of $7.3 million (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 8.01(g) or (h), then the Company shall pay the Company Termination Fee to Parent on the first Business Day following such termination;

(ii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(c) and (B) at any time after the date of this Agreement an Acquisition Proposal with respect to the Company shall have been publicly announced and not withdrawn prior to the meeting of shareholders of the Company contemplated by Section 6.02, or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention prior to the meeting of shareholders of the Company contemplated by Section 6.02, and if within 18 months after such termination of this Agreement the Company or a Subsidiary of the Company enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal, then the Company shall pay to Parent the Company Termination Fee on the earlier of the date of execution of such agreement or consummation of such transaction; and

(iii) If (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(f) or by Parent pursuant to Section 8.01(e), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to the Company shall been publicly announced, or any Person shall have publicly announced, communicated or made known, or communicated or made known to the senior management of the Company, an intention, whether or not conditional, to make an Acquisition Proposal, (C) following the occurrence of an event specified in clause (B), the Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, and (D) if within 18 months after such termination of this Agreement the Company or a Subsidiary of the Company enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal, then the Company shall pay to Parent the Company Termination Fee on the earlier of the date of execution of such agreement or consummation of such transaction.

      Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

      (c) The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

      (d) Notwithstanding anything to the contrary contained herein, the Company shall be obligated, subject to the terms of this Section 8.02, to pay only one Company Termination Fee.

ARTICLE IX

MISCELLANEOUS

      9.01.     Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.13 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a Party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

      9.02.     Standard. No representation or warranty of a Party contained in Section 5.01 or 5.02, as applicable, shall be deemed untrue or incorrect, and no Party shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 5.01 or 5.02, as applicable, has had or would be reasonably likely to have a Material Adverse Effect on such Party (disregarding for purposes of this Section 9.02 any materiality or Material Adverse Effect qualification contained in any representation or warranty).

      9.03.     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the Parties hereto executed in the same manner as this Agreement, except that after a meeting of shareholders of a Party contemplated by Section 6.02, no amendment shall be made which by law requires further approval by the shareholders of such Party without obtaining such approval.

      9.04.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

      9.05.     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

      9.06     Expenses. Parent and the Company will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that the expense of printing and mailing the Proxy Statement/ Prospectus and the registration fee to be paid to the SEC in connection with the Registration Statement shall be borne equally by Parent and the Company, and provided further that nothing contained herein shall limit a Party’s rights to recover any liabilities or damages arising out of another Party’s willful breach of any provision of this Agreement.

      9.07.     Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such Party at its address set forth below or such other address as such Party may specify by notice to the parties hereto.

      If to the Company to:

BostonFed Bancorp, Inc.
17 New England Executive Park
Burlington, Massachusetts 01803
Attn: David F. Holland
Chairman, President
and Chief Executive Officer
Fax: (718) 221-7594

      With a copy to:

Muldoon Murphy Faucette & Aguggia LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
Attn: Lawrence M.F. Spaccasi, Esq.
Fax: (202) 966-9409

      If to Parent to:

Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attention: William J. Ryan
Chairman, President
and Chief Executive Officer
Fax: (207) 761-8587

      With a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
12th Floor, The Walker Building
734 15th Street, N.W.
Washington, D.C. 20005
Attention: Gerard L. Hawkins, Esq.
Fax: (202) 347-2172

      9.08.     Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Bank Merger Agreement, together with Shareholder Agreements and the Confidentiality Agreement, represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and this Agreement, the Bank Merger Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 6.08.

      9.09.     Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

      9.10.     Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it may be entitled at law or in equity.

      9.11.     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 20, 2004.

      9.12.     Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

      9.13.     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the Merger and/or the Bank Merger subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger consideration to be paid to the holders of Company Common Stock pursuant to Article III hereof is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the shareholders of the Company as a result of such modification, (iii) there are no adverse tax consequences to Parent or the Company as a result of such modification and (iv) such modification will not jeopardize or materially delay receipt of any required approvals of Governmental Authorities or otherwise impede or materially delay consummation of the Merger.

[Signature page follows]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANKNORTH GROUP, INC.

By:	/s/ PETER J. VERRILL

Name: Peter J. Verrill

Title:	Senior Executive Vice President and Chief Operating Officer

BOSTONFED BANCORP, INC.

By:	/s/ DAVID F. HOLLAND

Name: David F. Holland

Title:	Chairman, President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER AGREEMENT

      SHAREHOLDER AGREEMENT (the “Agreement”), dated as of June 20, 2004, by and between                                         , a shareholder (“Shareholder”) of BostonFed Bancorp, Inc. (the “Company”), a Delaware corporation, and Banknorth Group, Inc. (“Parent”), a Maine corporation. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

      WHEREAS, Parent and the Company are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive 1.241 shares of Parent Common Stock or, at election of a holder of Company Common Stock, 1.055 shares of Parent Common Stock and $6.12 in cash, without interest, plus in each case cash in lieu of any fractional share interest; and

      WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

      WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

      (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

      (ii) vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

      2. No Transfers. After the date hereof and prior to the special meeting of the Company shareholders held to consider and vote upon approval of the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such shareholder, (v) transfers or dispositions to the Company for the surrender or delivery of Shares for the payment of the exercise price of outstanding stock options, the payment or withholding of applicable taxes in connection with the exercise of outstanding stock options or any other surrender or deemed surrender of Shares in connection with the exercise of outstanding stock options to purchase shares of Company Common Stock and (vi) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

      3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

      A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

      B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

      D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

      4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

      5. Term of Agreement; Termination.

      A. The term of this Agreement shall commence on the date hereof.

      B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

      6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      7. Notices. Notices may be provided to Parent and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

      8. Miscellaneous.

      A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

      B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

      C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

      E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maine, without reference to its conflicts of law principles.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANKNORTH GROUP, INC.

By:

Name:        Peter J. Verrill
Title:   Senior Executive Vice President and
            Chief Operating Officer

SHAREHOLDER:

(Signature)

ANNEX I

SHAREHOLDER AGREEMENT

Shares of Company
Common Stock
Beneficially Owned
Name and Address of	(exclusive of unexercised	Options on Company
Shareholder	stock options)	Common Stock

ANNEX II

December 14, 2004

Board of Directors
BostonFed Bancorp, Inc.
17 New England Executive Park
Burlington, MA 01803

Ladies and Gentlemen:

      BostonFed Bancorp, Inc. (“BostonFed”) and Banknorth Group, Inc. (“Banknorth”) have entered into an Agreement and Plan of Merger, dated as of June 20, 2004 (the “Agreement”), pursuant to which BostonFed will be merged with and into Banknorth (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of BostonFed common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (“BostonFed Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 1.241 shares of common stock, par value $0.01 per share, of Banknorth (together with the rights (the “Rights”) associated therewith under the Stockholder Rights Agreement dated as of September 12, 1989, as thereafter amended and restated and then further amended as of the date of the Agreement, between Banknorth and American Stock Transfer & Trust Company, as Rights Agent), or (b) 1.055 shares of common stock of Banknorth (together with the associated Rights) and $6.12 in cash, without interest (collectively, the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of BostonFed Shares.

      Subsequent to entering into the Agreement, Banknorth entered into an agreement and plan of merger on August 25, 2004 (the “TD Merger Agreement”) with The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), Berlin Merger Co., a Delaware corporation and wholly owned subsidiary of TD (“Berlin Mergerco”) and Berlin Delaware Inc., a Delaware corporation and wholly owned subsidiary of Banknorth (“Banknorth Delaware”). Pursuant to the TD Merger Agreement, Banknorth will merge with and into Banknorth Delaware and each outstanding share of Banknorth will be converted into one share of common stock of Banknorth Delaware. Immediately after that merger, Berlin Mergerco will merge with and into Banknorth Delaware and each share of Banknorth Delaware will be converted into the right to receive (i) 0.2351 of a share of TD, (ii) $12.24 in cash and (iii) 0.49 of a share of common stock of Banknorth Delaware, plus cash in lieu of fractional share interests (collectively with the merger of Banknorth into Banknorth Delaware, the “TD Mergers,” and the consideration, the “TD Merger Consideration”). The TD Mergers are expected to close after the Merger. Holders of BostonFed Shares who receive shares of Banknorth in the Merger and who do not sell those shares will receive the TD Merger Consideration for those shares. In rendering this opinion we have considered the fact that after the closing of the Merger, the holders of BostonFed Shares who receive shares of Banknorth in the Merger and who do not sell those shares will receive the TD Merger Consideration. You have not requested that we render, and we are not rendering, any opinion as to the fairness, from a financial point of view, of the TD Merger Consideration to be received by Banknorth shareholders.

      Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of BostonFed that we deemed relevant; (iii) certain publicly available financial statements and

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other historical financial information of Banknorth that we deemed relevant; (iv) internal financial projections for BostonFed for the year ending December 31, 2004 prepared by and reviewed with management of BostonFed and earnings estimates for the years ending December 31, 2005 through 2007 furnished by and reviewed with management of BostonFed; (v) internal financial projections for Banknorth for the year ending December 31, 2004 prepared by and reviewed with management of Banknorth, earnings estimates for the year ending December 31, 2005 furnished by and reviewed with management of Banknorth, estimates of earnings per share growth for subsequent years furnished by and discussed with management of Banknorth, and earnings per share estimates for Banknorth for the years ending December 31, 2004 through 2006 published by I/B/E/S; (vi) the pro forma financial impact of the Merger on Banknorth, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of BostonFed and Banknorth; (vii) the publicly reported historical price and trading activity for BostonFed’s and Banknorth’s common stock, including a comparison of certain financial and stock market information for BostonFed and Banknorth with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of BostonFed the business, financial condition, results of operations and prospects of BostonFed and held similar discussions with certain members of senior management of Banknorth regarding the business, financial condition, results of operations and prospects of Banknorth.

      In addition, in connection with our consideration of the TD Mergers as described above, we have reviewed (i) the TD Merger Agreement, (ii) certain publicly available financial statements and other information of TD that we deemed relevant, (iii) earnings per share estimates for TD for the years ending December 31, 2005 and 2006 published by I/B/E/S; (iv) the joint investor presentation made by Banknorth and TD on August 26, 2004 and filed with the Securities Exchange Commission (the “SEC”) by Banknorth on that same date and by TD on August 27, 2004, (v) the fairness opinions issued, and the joint presentation given to the Board of Directors of Banknorth by other financial advisors, on the fairness of the TD Merger Consideration to Banknorth shareholders from a financial point of view, (vi) the publicly reported historical price and trading activity for TD’s common stock, including a comparison of certain financial and stock market information for TD with similar publicly available information for certain other companies the securities of which are publicly traded, (vii) the Registration Statement on Form S-4/F-4 relating to the TD Mergers filed by TD and Banknorth Delaware with the SEC on October 4, 2004, as amended to the date of this opinion and (viii) the United States federal income tax aspects of the TD Merger Consideration as disclosed in TD/ Banknorth Registrant Statement and in the BostonFed/ Banknorth proxy statement/prospectus. We have also discussed the TD Mergers with members of senior management of BostonFed and Banknorth.

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by BostonFed or Banknorth or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of BostonFed and Banknorth that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BostonFed, Banknorth or TD or any of their respective subsidiaries, or the collectibility of any

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such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BostonFed, Banknorth or TD nor have we reviewed any individual credit files relating to BostonFed, Banknorth or TD. We have assumed, with your consent, that the respective allowances for loan losses for BostonFed, Banknorth and TD are adequate to cover such losses and with respect to BostonFed and Banknorth will be adequate on a combined basis for the combined entity formed pursuant to the Merger. The managements of BostonFed and Banknorth confirmed that the financial projections for BostonFed and Banknorth and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of BostonFed and Banknorth and used by Sandler O’Neill in its analyses reflected the best currently available estimates and judgments of the respective managements of the respective future financial performance of BostonFed and Banknorth and we assumed that such performance would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in BostonFed’s, Banknorth’s or TD’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that BostonFed, Banknorth and TD will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement, the TD Merger Agreement and all agreements related to the Agreement and the TD Merger Agreement are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived, that the Merger will be a tax-free reorganization for federal income tax purposes, and that the U.S. federal income tax treatment of the TD Mergers will be consistent with the disclosure in the TD/ Banknorth Registration Statement and the BostonFed/ Banknorth proxy statement/prospectus. Finally, with your consent, we have relied upon the advice BostonFed has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to (i) the Merger and the other transactions contemplated by the Agreement and (ii) the TD Merger and the other transactions contemplated by the TD Merger Agreement.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Banknorth’s common stock will be when issued to BostonFed’s shareholders pursuant to the Agreement or the prices at which BostonFed’s or Banknorth’s common stock may trade at any time. In addition, in our consideration of the TD Merger, we have not considered what the value of TD’s or Banknorth Delaware’s common stock will be when issued to Banknorth Delaware’s shareholders pursuant to the TD Merger Agreement or the prices at which TD’s or Banknorth Delaware’s common stock may trade at any time.

      Our review of the TD Mergers was limited as described above and did not include a due diligence investigation of TD. While we have considered the fact that after the closing of the Merger the holders of BostonFed Shares who receive shares of Banknorth in the Merger and who do not sell those shares will receive the TD Merger Consideration, we express no opinion on the fairness of the TD Merger Consideration to Banknorth shareholders. Banknorth was represented by other financial advisors in the TD Mergers, and one or more of those advisors have rendered opinions as to the fairness of the TD Merger Consideration to the holders of Banknorth shares from a financial point of view.

      We have acted as BostonFed’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. BostonFed has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking

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services for BostonFed and have received compensation for such services. In addition, as we have previously advised you, we have in the past provided certain investment banking services to Banknorth and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

      In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to BostonFed, Banknorth, TD and their respective affiliates. We may also actively trade the equity or debt securities of BostonFed, Banknorth, TD or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of BostonFed in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of BostonFed as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of BostonFed Shares and does not address the underlying business decision of BostonFed to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for BostonFed or the effect of any other transaction in which BostonFed might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the proxy statement/prospectus of BostonFed and Banknorth dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of BostonFed Shares is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

II-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Under Sections 857 et. seq. of the Maine Business Corporation Act, a corporation generally may indemnify an individual who is a party to a proceeding because that individual is a director of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s capacity as director, that the individual’s conduct was in the best interests of the corporation (or participants in an employee benefit plan of the corporation with respect to service thereto); (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Unless ordered by a court to do so, however, a corporation may not indemnify one of its directors (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above; or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity. Under the Maine Business Corporation Act, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Under the Maine Business Corporation Act, a corporation generally may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because that officer is an officer of the corporation to the same extent as a director and, in the case of an officer who is not a director, to such further extent as may be provided the corporation’s articles of incorporation, bylaws, a resolution of the corporation’s board of directors or a contract, except no indemnification may be made to such a person for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; or (iii) an intentional violation of criminal law.

      Banknorth’s bylaws provide that Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Banknorth, or is or was serving at the request of Banknorth as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent provided by the Maine Business Corporation Act, provided that Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth under its bylaws.

      Banknorth’s bylaws provide that Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the Maine Business Corporation Act in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

      Banknorth maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of Banknorth and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such. The insurers’ limit of liability under the policy is $40 million in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

      The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.	Exhibits and Financial Statement Schedules.

      The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits:

Exhibit No.		Exhibit	Location

2	(a)	Agreement and Plan of Merger, dated as of June 20, 2004, between Banknorth and BostonFed	(1)
2	(b)	Form of Shareholder Agreement, dated as of June 20, 2004, between Banknorth and each director of BostonFed	(1)
3	(a)(1)	Amended and Restated Articles of Incorporation of Banknorth	(2)
3	(a)(2)	Amendments to the Amended and Restated Articles of Incorporation of Banknorth	(3)
3	(b)	Bylaws of Banknorth	(4)
4	(a)	Specimen Common Stock certificate	(5)
4	(b)	Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Banknorth and American Stock Transfer & Trust Company, as Rights Agent	(6)
4	(c)	Amendment No. 1, dated as of August 25, 2004, to the Amended and Restated Rights Agreement, dated as of July 25, 2000, between Banknorth and American Stock Transfer and Trust Company, as Rights Agent	(7)
5		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered	*
8		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences	*
23	(a)	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (to be contained in the opinions included as Exhibits 5 and 8)	*
23	(b)	Consent of KPMG LLP	*
23	(c)	Consent of KPMG LLP	*
23	(d)	Joint consents of Pricewaterhouse Coopers LLP and Ernst & Young LLP	filed herewith
24		Powers of Attorney (included in the signature page to the initial Registration Statement)	*
99	(a)	Form of proxy for the BostonFed special meeting	*

Exhibit No.		Exhibit	Location

99	(b)	Solicitation materials to be provided to certain participants in BostonFed’s 401(k) Plan and ESOP	*
99	(c)	Consent of Sandler O’Neill & Partners, L.P.	filed herewith

(1)	Exhibit is included in Annex I to the Prospectus/ Proxy Statement included herein.

(2)	Exhibit is incorporated by reference to Exhibit A the Agreement and Plan of Merger, dated as of October 27, 1997, between Banknorth and CFX Corporation, which agreement is included as Annex I to the Prospectus/ Proxy Statement included in the Form S-4 Registration Statement (No. 333-23991) filed by Banknorth with the SEC on December 31, 1997.

(3)	Exhibits are incorporated by reference to (i) the proxy statement filed by Banknorth with the SEC on March 23, 1998, (ii) the proxy statement filed by Banknorth with the SEC on March 22, 2000 and (iii) the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000, which describes an amendment which changed the name of Banknorth to “Banknorth Group, Inc.”

(4)	Exhibit is incorporated by reference to the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2003 filed by Banknorth with the SEC on November 4, 2003.

(5)	Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 333-95587) filed by Banknorth with the SEC on January 28, 2000.

(6)	Exhibit is incorporated by reference to the Form 8-A/ A report filed by Banknorth with the SEC on July 28, 2000.

(7)	Exhibit is incorporated by reference to the Current Report on Form 8-K filed with Banknorth with the SEC on August 31, 2004.

*	Previously filed.

(b)	Financial Statement Schedules.

      No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The under signed registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on this 14th day of December 2004.

BANKNORTH GROUP, INC.

By:	/s/ WILLIAM J. RYAN

William J. Ryan
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary G. Bahre	Director	December 14, 2004

* Robert G. Clarke		December 14, 2004

* P. Kevin Condron	Director	December 14, 2004

* John Otis Drew	Director	December 14, 2004

* Colleen Khoury	Director	December 14, 2004

* Dana S. Levenson	Director	December 14, 2004

* Steven T. Martin	Director	December 14, 2004

* John M. Naughton	Director	December 14, 2004

* Malcolm W. Philbrook, Jr.	Director	December 14, 2004

* Angelo P. Pizzagali	Director	December 14, 2004

* Irving E. Rogers, III	Director	December 14, 2004

Signature	Title	Date

/s/ WILLIAM J. RYAN William J. Ryan	Chairman, President and Chief Executive Officer (principal executive officer)	December 14, 2004

* Curtis M. Scribner	Director	December 14, 2004

* Gerry S. Weidema	Director	December 14, 2004

* Stephen J. Boyle	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	December 14, 2004

* By:	/s/ WILLIAM J. RYAN _______________________________________________ William J. Ryan, Attorney-in-fact